 Filed with the Securities and Exchange Commission on February 13, 2008

Registration No. 333-120082

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3

TO

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

JMG Exploration, Inc.

(Name of small business issuer in its charter)

Nevada (State or jurisdiction of incorporation or organization)	1311 (Primary standard industrial classification code number)	20-1373949 (IRS employer identification no.)

180 South Lake Ave.

Seventh Floor

Pasadena, CA 91101

(626) 792-3842

 (Address and telephone number of principal executive offices)

Joseph W. Skeehan

Chief Executive Officer

180 South Lake Ave.

Seventh Floor

Pasadena, CA 91101

(626) 792-3842

(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

We filed the Registration Statement on Form SB-2 (the “Registration Statement”) on July 26, 2005 in connection with (1) our underwritten public offering of 2,185,000 units and (2) the resale of certain securities of the Company by our preferred shareholders and the registration of common shares issuable upon exercise of warrants held by our preferred shareholders.  Preferred stockholders were able to elect to convert each share of their preferred stock into one unit consisting of one share of common stock and one warrant to acquire one share of common stock at $4.25 per share.  Therefore, the Registration Statement registered 2,185,000 shares of Common Stock, 2,185,000 warrants to acquire Common Stock at $5.00 per share and 2,185,000 shares of Common Stock underlying such warrants in connection with the unit offering.  The Registration Statement also registered 1,950,000 shares of Common Stock underlying preferred stock, 1,950,000 shares of Common Stock underlying $4.25 warrant and 487,500 shares of Common Stock issuable upon exercise of warrants held by our preferred stockholders at $6.00 per share.

Post-Effective Amendment No. 2 to the Registration Statement was filed to include audited financial statements for our fiscal year ended December 31, 2005.  At that time, 4,234,881 shares of Common Stock underlying the warrants were issuable by the Company upon exercise of the warrants pursuant to Post-Effective Amendment No. 2.  Post-Effective Amendment No. 2 updated and revised certain information contained in the prospectus in order to comply with generally accepted accounting principles and our filing obligations under the Securities Exchange Act of 1934, as amended.  We amended the Registration Statement to, among others, (1) eliminate references to non-GAAP measures "funds flow from operations," "loss from operations" and "earnings from operations," (2) report revenues net of royalties, (3) eliminate references to the Cheyenne River Project because we drilled two wells several years previously with no or little proved reserves, (4) include a letter of consent from our independent petroleum engineers as experts, (5) remove all reserves that are before royalties are paid and all unproved reserves, (6) disclose the Standardized Measure of Discounted Future Net Cash Flows at a discount factor of 10% for our net proved reserves and all other information required by SFAS 69, (7) revise the line item "Purchase of property and equipment" used in the statement of cash flows to "Additions to property and equipment", (8) disclose the basis for independence of our board members in Part III, Item 10, (9) provide additional information regarding the nomination process of our directors, (10) correct the location of our corporate governance guidelines, code of ethics and committee charters, (11) submit an amended audit report to cover the cumulative information from inception through December 31, 2005, and (12) disclose the value of consideration JMG has agreed to convey in exchange for the shares of JED Oil Inc.

This Post-Effective Amendment No. 3 to the Registration Statement is being filed to include audited financial statements for our fiscal year ended December 31, 2006 and unaudited financial statements for the nine months ended September 30, 2007.  A total of 3,124,539 shares of Common Stock underlying the warrants will be issued by the Company upon exercise of the warrants pursuant to this Post-Effective Amendment No. 3. This Post-Effective Amendment No. 3 updates and revises certain information contained in the prospectus and amendment No. 2 to the prospectus in order to comply with our filing obligations under the Securities Exchange Act of 1934, as amended.  We amended the Registration Statement to, among others, (1) update the Company information for current developments, (2) update Management’s Discussion and Analysis or Plan of Operation to include the year ended December 31, 2006 and the nine months ended September 30, 2007 (unaudited), (3) update Directors, Executive Officers, Promoters and Control Persons   to reflect changes in management and executive compensation, (4) update Security Ownership of Certain Beneficial Owners and Management to reflect changes in share ownership, (5) delete reference to a development stage company and the related cumulative financial information from inception to date, and (6) update selling shareholder information.

ii

PROSPECTUS                                                                                                        Registration No. 333-120082

JMG Exploration, Inc.

3,124,539Shares

Common Stock

We are registering the resale by selling shareholders of 3,124,539 shares of common stock issuable upon exercise of warrants to acquire common stock. A total of 1,729,500 warrants are exercisable at $4.25 per warrant, 1,025,790 warrants are exercisable at $5.00 per warrant, and 369,249 are exercisable at $6.00 per warrant.

Our common stock is traded on the NYSE Arca under the symbol “JMG.”  A total of 1,025,790 warrants exercisable at $5.00 per warrant are traded on the NYSE Arca under the symbol “JMG.WS”.  On January 24, 2008, the last reported sale price of our common stock and warrants on the NYSE Arca was $0.80 per share and $0.08, respectively.

We will not receive any proceeds from in connection with this offering, but we will receive funds from the exercise of warrants by the holders thereof, if exercised.

Investing in our common stock and warrants involves risks that are described in the “Risk Factors” section beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 13, 2008.

TABLE OF CONTENTS

Page

Prospectus Summary

Risk Factors

6

Special Note Regarding Forward-Looking Statements

10

Use of Proceeds

10

Management’s Discussion and Analysis or Plan of Operation

14

Quantitative and Qualitative Disclosures About Market Risk

28

Business

29

Properties

33

Directors, Executive Officers, Promoters and Control Persons

35

Executive Compensation

38

Security Ownership of Certain Beneficial Owners and Management

43

Certain Relationships and Related Transactions

44

Description of Securities

46

Selling Security Holders

49

Plan of Distribution

57

Experts

58

Where You Can Find More Information

59

Financial Statements and Supplementary Data

60

You may rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

Prospectus Summary

This summary highlights key aspects of the information contained elsewhere in this prospectus. You should read this entire prospectus carefully, including the financial statements and the notes to the financial statements included elsewhere in this prospectus.

JMG Exploration, Inc.

General

JMG Exploration, Inc. was incorporated under the laws of the State of Nevada on July 16, 2004 for the purpose of exploring for oil and natural gas in the United States and Canada. In August 2004, we completed two private placements totaling $8.8 million and we have commenced exploration activities. We have made direct property acquisitions and have developed the oil and natural gas properties of others under arrangements in which we finance the cost of exploration drilling in exchange for interests in the oil or natural gas revenue generated by the properties. Such arrangements are commonly referred to as farm-ins to us, or farm-outs by the lessees of the mineral interests to us.

JMG has the following active projects:

•

A large farm-in agreement and direct purchase of acreage for several Williston Basin prospects in Divide and Burke Counties, northern North Dakota. In 2005 JMG has participated in four Upper Devonian Bakken sandstone horizontal oil wells (results being reviewed) and four Mississippian Midale carbonate oil wells. For 2006 eight horizontal oil wells were drilled in the Midale. These prospect areas are referred to as Candak (approx. 35,000 gross acres), Myrtle (approx. 5,000 gross acres), Bluffton (approx. 5,000 gross acres), and Crosby (approx. 60,000 gross acres).

In January 2007 JMG sold its working interests in its lands in North Dakota where it had been targeting the Bakken zone for approximately $5,078,500. This agreement excludes the North Dakota lands where JMG has been developing its Midale play.

The remaining North Dakota lands were sold to JED Oil Inc. in September 2007 in conjunction with the settlement of JMG’s outstanding balance due to JED Oil of approximately $2.1 million by remitting the properties, assigning accounts receivable and a cash payment to fund the difference.

•

A joint venture on the Pinedale anticline in the Jonah field (Green River Basin) of western Wyoming targeting gas in the Upper Cretaceous Lance sandstone. Four vertical wells were drilled in 2006 and the project is presently inactive awaiting capital for additional exploration and development.

•

A joint area of interest in the Fellows Prospects in Weston County in eastern Wyoming on the eastern edge of the Powder River Basin. Targets are the Lower Cretaceous Dakota channel sands and the Permian/Pennsylvanian Minnelusa sands. Approximately 20,000 acres have been acquired with no wells drilled to date. Also included in the Fellows deal is over 5,000 acres in the Gordon Creek project in Carbon County, Utah with no wells drilled to date.

The Fellows project was sold effective January 31, 2008 at approximately book value for $385,000.

On September 5, 2007 JMG signed a Share Exchange Agreement  with the shareholders of Newco Group Limited, a limited liability company organized under the laws of the British Virgin Islands (“Newco”). In conjunction with the Share Exchange Agreement, in September 2007 JMG provided Newco a $3,000,000 loan to enable Newco to purchase a 39% equity interest in Iris Computers Ltd., one of the leading distributors of IT products in India (“Iris”).  As security for the loan, JMG received a security interest in the ordinary shares of Iris purchased by Newco with the proceeds of the JMG loan. As further security for the loan, JMG received an irrevocable proxy from ESAPI Ltd., a company organized under the laws of the Commonwealth of the Bahamas (“ESAPI”), granting to JMG the right to vote the 14.5% equity interest in Iris currently owned by Newco that have been pledged to ESAPI by Newco as security for a loan by ESAPI to Newco.

On January 4, 2008, JMG announced that the Share Exchange Agreement by and among JMG, Newco Group Ltd., ESAPI Ltd., and certain other parties, dated September 5, 2007, failed to close as of December 31st, 2007, and that JMG elected to exercise its right under the Share Exchange Agreement to terminate such agreement, effective immediately.

On January 3, 2008, JMG sent Newco notice that Newco is in default under the Loan Agreement and that JMG intends on exercising its remedies as a secured creditor if the default is not cured within 15 days of the notice, which remedies would include transferring the Iris shares that secure the loan into the name of JMG.

On February  8, 2008 JMG and Newco entered into an extension agreement allowing Newco until April 30, 2008 to repay the $3 million loan and accrued interest. In the event the note is not paid by that time, Newco agreed to have the 1,427,684 shares of Iris which secure the loan immediately transferred to JMG as payment in full of the outstanding obligations. Both parties also released the other from any liability resulting from the failure of the Share Exchange Agreement to be consummated.

Our executive offices are located at 180 South Lake Avenue, Seventh Floor, Pasadena, CA 91101.  We do not have a website.

The Offering

Securities outstanding prior to this offering: Common stock	5,188,409 shares (1)
Securities offered: Common stock underlying warrants: $4.25 warrants $5.00 warrants $6.00 warrants	1,729,500 shares 1,025,790 shares 369,249 shares
Common stock to be outstanding after this offering	9,051,760 shares (2)
Use of proceeds	We will not receive any proceeds from this offering, but we will receive funds from the exercise of warrants by the holders thereof, if exercised.
Risk factors	Please read “Risk Factors” for a discussion of factors you should consider before investing in our common stock or warrants.
NYSE Arca symbols: • Common stock • 1,025,790 Common stock warrants	“JMG” “JMG.WS”

(1)

Based on the number of shares of common stock outstanding as of December 31, 2007 and currently outstanding warrants.

(2)

Amount gives effect to the assumed exercise of all warrants.

Summary Financial Information

The following tables present our selected historical financial data derived from our audited and unaudited financial statements. The summary financial information set forth below should be read in conjunction with our financial statements and the notes to those statements appearing elsewhere in this prospectus.

Statement of Operations Information:

For the	Nine months Ended September 30, 2007	Years ended December 31,		Period from the date of incorporation on July 16, 2004 to December 31, 2004
		2006	2005
Revenue	(unaudited)
Gross revenue	$ 430,799	$ 2,357,985	$ 854,864	$ -
Less royalties	(91,167)	(638,910)	(227,404)	-
	339,632	1,719,075	627,460	-
Expenses
General and administrative	973,887	3,587,953	1,847,301	286,060
Production expenses	118,252	475,246	189,598	-
Geophysical and Geological expense	-	-	256,484	-
Depletion, depreciation and impairment	2,301,669	8,021,499	6,005,605	479,702
Accretion on asset retirement obligation	4,978	8,384	3,385	-
	3,398,786	12,093,082	8,302,373	765,762
Net loss from operations	(3,059,154)	(10,374,007)	(7,674,913)	(765,762)
Other Income and Expense
Gain on sale of oil and gas properties	1,872,286	-	-	-
Interest income	85,816	8,964	120,461	64,630
Interest expense	(19,444)	(271,207)	-	-
other	(85,053)	-	-	-
Total other income and expense	1,853,605	(262,243)	120,461	64,630
Net income (loss)	(1,205,549)	(10,636,250)	(7,554,452)	(701,132)
Less: cumulative preferred dividends	-	-	(458,342)	(323,157)
Less: deemed dividend on warrant extension	-	1,891,382	-	-
Net loss applicable to common shareholders	$ (1,205,549)	$(12,527,632)	$ (8,012,794)	$ (1,024,289)
Basic weighted average shares outstanding	5,188,409	5,122,245	2,111,351	250,000
Net loss applicable to common shareholders for the period per share: basic and diluted	$ (0.23)	$ (2.45)	$ (3.80)	$ (4.10)

The following table summarizes our unaudited balance sheet as of September 30, 2007. The column labeled “As adjusted” reflects the exercise of all outstanding warrants into 3,124,539 shares of Common Stock and the receipt of the exercise price thereof.

Balance Sheet Information:

September 30, 2007
	Actual	As adjusted
	(unaudited)	(unaudited)
Total assets	$ 5,007,650	$ 19,702,469
Total liabilities	$ 714,027	$ 714,027
Working capital (deficiency)	$ (279,653)	$ 14,415,166
Common stock	$ 5,188	$ 23,619
Additional paid-in capital	$ 24,900,234	$ 39,576,622
Total stockholders’ equity	$ 4,293,623	$ 18,988,442

Risk Factors

An investment in the Common Stock involves significant risks. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before investing in our securities. If any of the risks described below develop into actual events, our results of operations and financial condition could be adversely affected which could result in a decline in the market price of our securities, causing you to lose all or part of your investment.

Risks related to our company and the oil and natural gas industry

Our independent registered public accountants have expressed substantial doubt as to our ability to continue as a going concern.

As of December 31, 2006, we had an accumulated deficit of $21,564,715 ($22,770,264 as of September 30, 2007 (unaudited)) and have insufficient working capital to fund development and exploratory drilling opportunities. We have operating and liquidity concerns due to our significant net losses and negative cash flows from operations. As a result of these and other factors, our independent registered public accountants, Hein & Associates LLP, indicated, in their report on our 2006 financial statements, that there is substantial doubt about our ability to continue as a going concern. If additional capital is not available, JMG will explore a range of strategic alternatives, including a possible sale or merger with another party.

Other than our executive officer, we have no operating personnel and are dependent upon JED for drilling, field operations and related administrative services. The loss of JED’s services could substantially increase our costs.

We have entered into a Joint Services Agreement with JED which provides us with all additional personnel required, office space and equipment. If JED terminates the agreement for any reason, we will be required to find another company willing to provide us with these services or hire personnel, find office space and purchase or lease equipment ourselves. Retaining another company to provide these services or doing so ourselves could substantially increase our costs. See “Business” — “Strategy” – “Relationships with JED and Enterra” – “Services Agreements”.

We depend on our executive officer for critical management decisions and industry contacts. We have no employment agreements or key person insurance with this individual and therefore the loss of his services would be costly to us.

We are dependent upon the continued services of our chairman of the board, chief executive and chief financial officer. We do not have employment agreements with this individual and do not carry key person insurance on his life. The loss of his services, through incapacity or otherwise, would be costly to us and would require us to seek and retain other qualified personnel. See Item 1 “Business” — “Employees”.

Potential conflicts of interest in our relationship with JED may cause us to receive proceeds from the sale of our exploration prospects that are less favorable than we might have obtained from third parties.

The following officers and directors are affiliated with JED:

•

Thomas J. Jacobsen is a director of JMG and is Chief Executive Officer and a director of JED.

•

Reg J. Greenslade is Chairman of the JMG board and is Chairman of JED board.

•

Justin W. Yorke is a Director of JED.

A substantial or extended decline in oil and natural gas prices could reduce our future revenue and earnings.

The price we receive for future oil and natural gas production will heavily influence our revenue, profitability, access to capital and rate of growth. Oil and natural gas are commodities and their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the markets for oil and natural gas have been volatile and currently oil and natural gas prices are significantly above historic levels. These markets will likely continue to be volatile in the future and current record prices for oil and natural gas are expected by many to decline in the future. The prices we may receive for any future production, and the levels of this production, depend on numerous factors beyond our control. These factors include the following:

•

changes in global supply and demand for oil and natural gas;

•

actions by the Organization of Petroleum Exporting Countries, or OPEC;

•

priced and quantities of imports of foreign oil and natural gas in Canada and the U.S.;

•

political conditions, including embargoes, which affect other oil-producing activities;

•

levels of global oil and natural gas exploration and production activity;

•

levels of global oil and natural gas inventories;

•

weather conditions affecting energy consumption;

•

technological advances affecting energy consumption; and

•

prices and availability of alternative fuels.

Lower oil and natural gas prices may not only decrease our future revenues but also may reduce the amount of oil and natural gas that we can produce economically. A substantial or extended decline in oil or natural gas prices may reduce our earnings, cash flow and working capital.

Drilling for and producing oil and natural gas are high risk activities with many uncertainties that could substantially increase our costs and reduce our profitability.

Oil and natural gas exploration is subject to numerous risks beyond our control; including the risk that drilling will not result in any commercially viable oil or natural gas reserves. Our decisions to develop or otherwise exploit prospects or properties will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. Failure to successfully discover oil or natural gas resources will increase our costs, decrease our revenue and decrease our profitability.

Reserve estimates depend on many assumptions that may turn out to be inaccurate. Our cost of drilling, completing and operating wells will be uncertain before drilling commences. Overruns in budgeted expenditures are common risks that can make a particular project uneconomical. Further, many factors may curtail, delay or cancel drilling, including the following:

•

delays imposed by or resulting from compliance with regulatory requirements;

•

pressure or irregularities in geological formations;

•

shortages of or delays in obtaining equipment and qualified personnel;

•

equipment failures or accidents;

•

adverse weather conditions;

•

reductions in oil and natural gas prices;

•

land title problems; and

•

limitations in the market for oil and natural gas.

Our insurance coverage does not cover all risks and we may incur substantial losses and be subject to substantial liability claims as a result of our oil and natural gas operations.

We are not insured against all risks. Losses and liabilities arising from uninsured and underinsured events could materially and adversely affect our business, financial condition or results of operations. Our oil and natural gas exploration activities are subject to all of the operating risks associated with drilling for and producing oil and natural gas, including the possibility of:

•

environmental hazards, such as uncontrollable flows of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater contamination;

•

abnormally pressured formations;

•

mechanical difficulties, such as stuck oilfield drilling and service tools and casing collapse;

•

fires and explosions;

•

personal injuries and death; and

•

natural disasters.

Any of these risks could adversely affect our ability to operate or result in substantial losses to our company. We may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event that is not fully covered by insurance occurs, it could adversely affect us.

Market conditions or operational impediments may hinder our access to oil and natural gas markets or delay our production.

Market conditions or the unavailability of satisfactory oil and natural gas transportation arrangements may hinder our access to oil and natural gas markets or delay our production. The availability of a ready market for our future oil and natural gas production will depend on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to pipelines and terminal facilities. Our ability to market our production will depend in substantial part on the availability and capacity of gathering systems, pipelines and processing facilities owned and operated by third parties. Our failure to obtain such services on acceptable terms could materially harm our business. We may be required to shut-in wells for a lack of a market or because of inadequacy or unavailability of natural gas pipeline or gathering system capacity. If that were to occur, we would be unable to realize revenue from those wells until production arrangements were made to deliver our production to market. We presently have no contracts with operators of gathering systems, pipelines or processing facilities with respect to our exploration prospects.

We are subject to complex laws that can affect the cost, manner and feasibility of doing business thereby increasing our costs and reducing our profitability.

Development, production and sale of oil and natural gas are subject to extensive federal, state, provincial, local and international laws and regulations. We may be required to make large expenditures to comply with governmental regulations. Matters subject to regulation include:

•

discharge permits for drilling operations;

•

drilling bonds;

•

reports concerning operations;

•

spacing of wells;

•

unitization and pooling of properties; and

•

taxation.

Under these laws, we could be liable for personal injuries, property damage and other damages. Failure to comply with these laws may also result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws could change in ways that substantially increase our costs of doing business. Any such liabilities, penalties, suspensions, terminations or regulatory changes could materially and adversely affect our financial condition and results of operations. See Item 1 “Business” – “Government Regulation”.

We may incur substantial liabilities to comply with environmental laws and regulations.

Oil and natural gas operations are subject to stringent federal, state, provincial, local and international laws and regulations relating to the release or disposal of materials into the environment or otherwise relating to environmental protection. These laws and regulations may:

•

require acquisition of a permit before drilling commences;

•

restrict the types, quantities and concentration of substances that can be released into the environment in connection with drilling and production activities;

•

limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas; and

•

impose substantial liabilities for pollution resulting from our operations.

Failure to comply with these laws and regulations may result in the assessment of administrative, civil, and criminal penalties, incurrence of investigatory or remedial obligations, or the imposition of injunctive relief. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent or costly waste handling, storage, transport, disposal or cleanup requirements could require us to make significant expenditures to maintain compliance, and may otherwise have a material adverse effect on our results of operations, competitive position, or financial condition. Under these environmental laws and regulations, we could be held strictly liable for the removal or remediation of previously released materials or property contamination regardless of whether we were responsible for the release of such materials or if our operations were standard in the industry at the time they were performed. See “Business” – “Government Regulation”.

The unavailability or high cost of drilling rigs, equipment, supplies, personnel and oilfield services could adversely affect our ability to execute our plans on a timely basis and within our budget.

Shortages or the high cost of drilling rigs, equipment, supplies or personnel could delay or adversely affect our development operations, which could have a material adverse effect on our business, financial condition or results of operations.

Competition in the oil and natural gas industry is intense, which may increase our costs and otherwise adversely affect our ability to compete.

We operate in a highly competitive environment for prospects suitable for exploration, marketing of oil and natural gas and securing the services of trained personnel. Many of our competitors possess and employ financial, technical and personnel resources substantially greater than ours, which can be particularly important in the areas in which we operate. Those companies may be able to pay more for prospective oil and natural gas properties and prospects and to evaluate, bid for and purchase a greater number of properties and prospects than our financial or personnel resources permit. In order for us to compete with these companies, we may have to increase the amounts we pay for prospects, thereby reducing our profitability. See Item 1 “Business” – “Competition”.

We may not be able to compete successfully in acquiring prospective reserves, developing reserves, marketing oil and natural gas, attracting and retaining quality personnel and raising additional capital.

Our ability to acquire additional prospects and to find and develop reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. In addition, there is substantial competition for capital available for investment in the oil and natural gas industry. Our inability to compete successfully in these areas could have a material adverse effect on our business, financial condition or results of operations. See “Business — Competition.”

Special Note Regarding Forward-Looking Statements

This prospectus includes forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions described in “Risk Factors” and elsewhere in this prospectus.

Other sections of this prospectus may include additional factors which could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

We undertake no obligation to update publicly or revise any forward-looking statements. You should not rely upon forward-looking statements as predictions of future events or performance. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

Use of Proceeds

We will not receive any proceeds in connection with this offering, but we will receive funds from the exercise of warrants by the holders thereof, if exercised.  Funds received from the exercise of warrants will be used for working capital purposes.

Market For Our Common Equity

Our common stock has been quoted on the Archipelago Exchange under the symbol “JMG” since our initial public offering on August 5, 2005. Prior to our initial public offering, there was no public market for our common stock. The following table shows the high and low closing sale prices for our common stock as reported on the NYSE Arca for the periods indicated:

	High	Low

Year ended December 31, 2008:
Quarter ended March 31, 2008 (1)	1.38	0.50

Year ended December 31, 2007:
Quarter ended December 31, 2007	1.87	0.99
Quarter ended September 30, 2007	2.72	1.54
Quarter ended June 30, 2007	2.70	0.85
Quarter ended March 31, 2007	1.80	0.70

Year ended December 31, 2006:
Quarter ended December 31, 2006	8.85	1.36
Quarter ended September 30, 2006	13.00	8.00
Quarter ended June 30, 2006	12.50	8.00
Quarter ended March 31, 2006	11.75	6.75

Year ended December 31, 2005:
Quarter ended December 31, 2005	15.60	6.00
Period from August 5, 2005 to September 30, 2005	18.75	12.01
(1) High and low prices for the quarter ending March 31, 2008 reflect trading activity from January 1, 2008 through the date of this prospectus.

As of October 30, 2007, there were 31 holders of record of the Common Stock and 5,188,409 shares of the Common Stock outstanding. The number of holders of record is calculated excluding individual participants in securities positions listings. The closing price of our shares on February12, 2008, was $0.75.

Selected Historical Financial Data

The following selected financial data are qualified in their entirety by reference to, and you should read them in conjunction with, our consolidated financial statements and the notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus. The statement of operations data presented below for the years ended December 31, 2006 and 2005 and the period from incorporation July 16, 2004 to December 31, 2004, and the selected balance sheet data at December 31, 2006 and 2005, are derived from our audited consolidated financial statements. The statement of operations and selected balance sheet data presented below as of and for the nine month period ended September 30, 2007 are derived from our unaudited consolidated financial statements.

Statement of Operations Information:

For the	Nine months Ended September 30, 2007	Years ended December 31,		Period from the date of incorporation on July 16, 2004 to December 31, 2004
		2006	2005
Revenue	(unaudited)
Gross revenue	$ 430,799	$ 2,357,985	$ 854,864	$ -
Less royalties	(91,167)	(638,910)	(227,404)	-
	339,632	1,719,075	627,460	-
Expenses
General and administrative	973,887	3,587,953	1,847,301	286,060
Production expenses	118,252	475,246	189,598	-
Geophysical and Geological expense	-	-	256,484	-
Depletion, depreciation and impairment	2,301,669	8,021,499	6,005,605	479,702
Accretion on asset retirement obligation	4,978	8,384	3,385	-
	3,398,786	12,093,082	8,302,373	765,762
Net loss from operations	(3,059,154)	(10,374,007)	(7,674,913)	(765,762)
Other Income and Expense
Gain on sale of oil and gas properties	1,872,286	-	-	-
Interest income	85,816	8,964	120,461	64,630
Interest expense	(19,444)	(271,207)	-	-
other	(85,053)	-	-	-
Total other income and expense	1,853,605	(262,243)	120,461	64,630
Net income (loss)	(1,205,549)	(10,636,250)	(7,554,452)	(701,132)
Less: cumulative preferred dividends	-	-	(458,342)	(323,157)
Less: deemed dividend on warrant extension	-	1,891,382	-	-
Net loss applicable to common shareholders	$ (1,205,549)	$(12,527,632)	$ (8,012,794)	$ (1,024,289)
Basic weighted average shares outstanding	5,188,409	5,122,245	2,111,351	250,000
Net loss applicable to common shareholders for the period per share: basic and diluted	$ (0.23)	$ (2.45)	$ (3.80)	$ (4.10)

Balance Sheet Data

	September 30, 2007	December 31,
		2006	2005
(unaudited)
Total assets	$ 5,007,650	$ 10,115,603	$ 16,032,736
Total liabilities	$ 714,027	$ 4,632,684	$ 2,793,111
Working capital (deficiency)	$ (279,653)	$ 111,096	$ 78,642
Total shareholders’ equity	$ 4,293,623	$ 5,371,823	$ 13,160,983

Quarterly Unaudited Financial Statements

2006	First	Second	Third	Fourth	Total
Revenue	$ 452,735	$ 475,517	$ 381,644	$ 418,143	$ 1,728,039
Net loss for the period	$(1,009,353)	$ (850,818)	$(2,761,970)	$(6,014,109)	$(10,636,250)
Net loss applicable to common stockholders	$(1,562,199)	$(850,818)	$(2,761,970)	$(7,352,645)	$(12,527,632)
Net loss per share—basic and diluted	$(0.31)	$(0.18)	$(0.54)	$(1.42)	$(2.45)

2005	First	Second	Third	Fourth	Total
Revenue	$ 73,323	$ 50,320	$ 334,653	$ 289,625	$ 747,921
Net loss for the period	$(217,335)	$(467,461)	$(1,688,909)	$(5,180,747)	$(7,554,452)
Net loss applicable to common stockholders	$(410,732)	$(662,461)	$(1,758,854)	$(5,180,747)	$(8,012,794)
Net loss per share—basic and diluted	$(1.64)	$(2.65)	$(0.59)	$(1.08)	$(3.80)

2004	First	Second	Third	Fourth	Total
Revenue	-	-	$ 5,543	$ 59,087	$ 64,630
Net loss for the period	-	-	$ (73,980)	$ (627,152)	$ (701,132)
Net loss applicable to common stockholders	-	-	$ (200,536)	$ (823,753)	$(1,024,289)
Net loss per share—basic and diluted	-	-	$(0.80)	$(3.30)	$(4.10)

Management’s Discussion and Analysis or Plan of Operation

You should read the following discussion of the financial condition and plan of operation in conjunction with our historical financial statements included elsewhere in this prospectus. Among other things these historical statements include more detailed information regarding the basis of presentation for the following information. The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of various factors, including those discussed in “Risk Factors” and elsewhere in this prospectus.

The following Management’s Discussion and Analysis of financial results as provided by the management of JMG Exploration, Inc. (“JMG”) should be read in conjunction with the audited consolidated financial statements and notes for the years ended December 31, 2006 and 2005 and the period from incorporation July 16, 2004 to December 31, 2004, and the unaudited financial statements for the nine month period ended September 30, 2007. This commentary is based upon information available to the date of this prospectus.

Forward-Looking Statements

This prospectus includes forward-looking statements. All statements other than statements of historical facts contained herein, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions as described in “Risk Factors.”

Other sections of this prospectus may include additional factors that could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Statements relating to “reserves” are deemed to be forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions, that the reserves described can be profitably produced in the future. Readers are cautioned that the foregoing lists of factors are not exhaustive. The forward-looking statements contained in this prospectus are made as of the date hereof and the Company undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except in accordance with applicable securities laws. The forward-looking statements contained in this prospectus are expressly qualified by this cautionary statement.

Finally, in the presentation of the prospectus, JMG uses terms that are universally applied in analyzing corporate performance within the oil and gas industry for which regulators require that we provide disclaimers.

Barrel of Oil Equivalent (BOE) – The oil and gas industry commonly expresses production volumes and reserves on a “barrel of oil equivalent” basis (“BOE”) whereby natural gas volumes are converted at the ratio of six thousand cubic feet to one barrel of oil. The intention is to sum oil and natural gas measurement units into one basis for improved analysis of results and comparisons with other industry participants. Throughout this prospectus, JMG has used the 6:1 BOE measure which is the approximate energy equivalency of the two commodities at the burner tip. BOE does not represent a value equivalency at the plant gate, which is where JMG sells its production volumes, and therefore may be a misleading measure if used in isolation.

Results of operations for the nine month period ended September 30, 2007 (unaudited)

Revenue. Our revenue is dependent upon success in finding and developing oil and natural gas reserves. Our ownership interest in the production from these properties is measured in BOE per day, a term that encompasses both oil and natural gas production. Revenues were $40,362 and $381,644 for the three month periods ended September 30, 2007 and 2006, and $339,632 and $1,309,898 for the nine month periods ended September 30, 2007 and 2006, respectively. The decrease in revenue was principally due to the sale of oil and gas assets in North Dakota.

Critical to our revenue stream is the market price for crude oil. Commodity benchmark prices for crude oil is as follows:

	September 30,
	2007	2006
	(unaudited)	(unaudited)
West Texas Intermediate grade crude oil, per barrel	$ 79.93	$62.91

We may use derivative financial instruments when we deem them appropriate to hedge exposure to changes in the price of crude oil, fluctuations in interest rates and foreign currency exchange rates. JMG currently does not have any financial derivative contracts or fixed price contracts in place.

General and administrative expense. General and administrative expense relates to compensation and overhead for executive officers and fees for general operational and administrative services. We have contracted out all field personnel and equipment necessary for exploration activities, and for related administrative functions.  General and administrative expenses were $279,310 and $794,867 for the three month periods ended September 30, 2007 and 2006, and $973,887 and $1,426,724 for the nine month periods ended September 30, 2007 and 2006, respectively.  Expenses consist principally of salaries, consulting fees and office costs.  The decrease in general and administrative expense of  $515,557 and $452,837 for the three and nine month periods ended September 30, 2007 from the corresponding periods in the previous year was principally due to stock based compensation expense.

The Company has a stock option plan under which employees, directors and consultants are eligible to receive grants. The Corporation accounts for the stock option granted to consultants using the fair value recognition provisions of SFAS No. 123. Stock based compensation for the three and nine month periods ended September 30, 2007 was $8,395 and $134,851. Stock based compensation expense for the three and nine month periods ended September 30, 2006 was $624,862 and $674,874. The Company has adopted Statement 123(R) using the modified-prospective method, therefore for the three and nine month periods ended September 30, 2006 the share-based payment was a result of expensing the stock options for employees as well as consultants on a straight line basis using the Black-Scholes option pricing model.

Production expense. Production costs include operating costs associated with field activities and geophysical and geological expense. Under the successful-efforts method, costs such as geological and geophysical, exploratory dry holes and delay rentals are expensed as incurred. Production expenses were $(20,146) and $67,466 for the three month period ended September 30, 2007 and 2006, and $118,252 and $259,114 for the nine month period ended September 30, 2007 and 2006, respectively. The decrease in production expense of $87,612 and $140,862 for the three and nine month periods ended September 30, 2007 from the corresponding periods in the previous year was principally due to the sale of oil and gas assets in North Dakota.

Depletion, depreciation and impairment expense. Depletion, depreciation and impairment expense were $53,196 and $2,235,998 for the three month period ended September 30, 2007 and 2006, and $2,301,669 and $4,059,608 for the nine month period ended September 30, 2007 and 2006, respectively. This decrease was due to impairment charges of $4,863,820 recorded in the year ended December 31, 2006 that reduced the depletable cost basis, and the sale of oil and gas assets in North Dakota effective January 2007 and Wyoming effective July 2007.

Accretion expense. As of September 30, 2007, the estimated present value of the Company’s asset retirement obligation was $26,166 based on estimated future cash requirements of $20,443, determined using a credit adjusted risk free interest rate of 8.5% over the economic life of the properties, an inflation rate of 2.0%, and an estimated life until repayment of 5-10 years. Accretion expense of $281 and $4,978 was recorded for the three and nine month periods ending September 30, 2007.

As of September 30, 2006, the estimated present value of the Company’s asset retirement obligation was $108,804 based on estimated future cash requirements of $302,175, determined using a credit adjusted risk free interest rate of 8.5% over the economic life of the properties, an inflation rate of 2.0%, and an estimated life until repayment of 5-10 years. Accretion of $2,714 and $30,162 was recorded for the three and nine month periods ending September 30, 2006.

Loss on sale of oil and gas properties. On September 4, 2007, in conjunction with the settlement of JMG’s outstanding balance due to JED Oil, JMG signed an Offer Letter to remit its working interests in the remaining North Dakota lands to a related party for approximately $793,650. The transaction was effective July 1, 2007. As a result, JMG incurred a loss of $498,260 on the sale of these oil and gas properties.

On November 3, 2006, JMG signed an Offer Letter to sell its working interests in the Bakken lands and wells in North Dakota to an arms length party for approximately $5,454,437, subject to adjustment. The transaction was effective October 1, 2006 and closing of the transaction, following normal title and environmental due diligence, occurred January 30, 2007. The properties included in this sale are classified as “Oil and gas properties held for resale” on the balance sheet as of December 31, 2006.

Interest income. Interest income was $37,837 and $0 for the three month period ending September 30, 2007 and 2006, and $85,816 and $0 for the nine month period ending September 30, 2007 and 2006, respectively, an increase in the amount of $37,837 and $85,816 are due to greater cash balances on hand in the current year.

Interest expense. Interest expense was nil and $42,559 for the three month period ending September 30, 2007 and 2006, and was $19,444 and $156,431  for the nine month period ending September 30, 2007 and 2006, respectively. Interest expense decreased due to the repayment of the promissory note and interest by an unrelated industry partner on June 28, 2005.

Income taxes. The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007. No adjustments were required as a result of the adoption of FIN 48.

The Company files income tax returns in the U.S. federal jurisdiction and various states. There are currently no income tax examinations underway for these jurisdictions, although the tax years ended December 31, 2006, 2005 and 2004 are all still open for examination.

The Company provides for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (“SFAS 109”).  SFAS 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of the assets and liabilities.  Where it is more likely than not that a tax benefit will not be realized, a valuation allowance is recorded to reduce the deferred tax asset to its realizable value.

A valuation allowance has been provided against the Company’s net deferred tax assets as the Company believes that it is more likely than not that the net deferred tax assets will not be realized.  As a result of this valuation allowance, the effective tax rate for three and nine months ended September 30, 2007 and for the year ended December 31, 2006 is zero percent.

Results of operations for the years ended December 31, 2006 and 2005

Revenue. Our revenue is dependent upon success in finding and developing oil and natural gas reserves. In 2005, we only produced and earned oil revenue. Our ownership interest in the production from these properties is measured in BOE per day, a term that encompasses both oil and natural gas production. Revenues were $1,719,075 and $627,460 for the years ended December 31, 2006 and 2005. The $1,091,615 increase in revenue for 2006 is due to the full year of production of the wells drilled in 2005 and the additional production from the wells drilled in 2006. In 2005 revenue related to production sales from two Bakken exploratory wells and one Midale exploratory well in North Dakota together with revenue from two non-operated wells in Wyoming.

Critical to our revenue stream is the market price for crude oil. Commodity benchmark prices for crude oil is as follows:

December 31,	2006	2005	2004
West Texas Intermediate grade crude oil, per barrel	$ 61.05	$ 59.78	$ 41.10

We may use derivative financial instruments when we deem them appropriate to hedge exposure to changes in the price of crude oil, fluctuations in interest rates and foreign currency exchange rates. JMG currently does not have any financial derivative contracts or fixed price contracts in place.

Interest income. Interest for the years ending December 31, 2006 and 2005, and the period from incorporation to December 31, 2004 respectively was $8,964,  $120,461 and $64,630. Interest income is from temporary investment of operating cash. The decline in 2006 is due to lower cash balances due to increased drilling activity.

General and administrative expense. General and administrative expense relates to compensation and overhead for executive officers and fees for general operational and administrative services. We have contracted out all field personnel and equipment necessary for exploration activities, and for related administrative functions. For the years ending December 31, 2006 and 2005, and the period from incorporation to December 31, 2004, general and administrative expenses were $3,587,953, $1,847,301 and $286,060, respectively. Expenses consist principally of salaries, consulting fees and office costs relating to the preparation and planning of our exploratory wells that commenced drilling this year, and planning for future drilling activities, and normally fluctuate according to development activity.  The increase in general and administrative expense of $1,740,652 and $1,561,241 for the years ending December 31, 2006 and 2005 was principally due to stock based compensation expense.

The Company has a stock option plan under which employees; directors and consultants are eligible to receive grants. Effective January 1, 2006, the Company adopted the fair value recognition provisions of FASB Statement No. 123(R), Share-Based Payment, using the modified-prospective-transition method.  Under that transition method, compensation cost recognized effective January 1, 2006 includes:  (a) compensation cost for share-based options granted to employees and directors prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of Statement 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of  Statement 123(R).  Results for prior periods have not been restated.

Stock-based  compensation expense for the years ended December 31, 2006 and 2005 was as $1,993,629 and $78,589. The increase in stock-based compensation expense for 2006 was due to the continued amortization of prior year options issuance and the issuance of stock options in 2006. On July 1, 2006, 380,000 options were issued to management and directors. The options were fully vested and exercisable at $10.75 per share. On December 4, 2006, 315,000 options were issued to management and directors. The options were fully vested and exercisable at $2.00 per share. The stock based compensation expense for 2005 resulted from the expensing of the stock options for consultants on straight-line basis using the Black-Scholes option-pricing model. There was no stock based compensation for  the period from incorporation to December 31, 2004.

Production expense. Production costs include operating costs associated with field activities and geophysical and geological expense. Under the successful-efforts method, costs such as geological and geophysical, exploratory dry holes and delay rentals are expensed as incurred. Production expenses for the years ended December 31, 2006 and 2005 were $475,246 and $189,598. The Increase of $285,648 is due to normal fluctuations in operating activities. There were no productions expenses for the period from incorporation to December 31, 2004.

Geophysical and geological expense. Geophysical and geological expense for the years ended December 31, 2006 and 2005, and for the period ended December 31, 2004 were $0, $256,484, and $0, respectively. Under the successful-efforts method, costs such as geological and geophysical, exploratory dry holes and delay rentals are expensed as incurred. The costs in 2005 related to the expensing of acquisition costs of seismic data as well as the expensing of land deposits, which had expired. No such expenditures were incurred in 2004 or 2006.

Depletion, depreciation and impairment. Depletion, depreciation and impairment expense was $8,021,500 and $6,005,605 for the years ended December 31, 2006 and 2005. The increase of $2,015,895 was due to the depletion recorded in the current year and impairment charges for property under development. Depletion was recorded in the third and fourth quarters of 2005 upon commencement of production.

For the years ended December 31, 2006 and 2005, depletion expense included impairment charges of $4,863,820 and $3,514,799, respectively, principally related to properties located in Wyoming and North Dakota. This impairment is a result of unsuccessful work programs and production evaluation work performed during these periods.

Depletion and depreciation expense for the period from incorporation to December 31, 2004 was $479,702.  This expense is principally attributable to a $472,172 impairment provision related to the Cut Bank prospect located in Montana.  This impairment is a result of work programs and production evaluation work performed during 2004 on the Cut Bank property that resulted in no commercial quantities of oil.  We have abandoned all planned activities in this prospect.

Interest expense.  Interest expense of $271,207 for the year ended December 31, 2006 was principally due to a promissory note was issued to an unrelated third party for a total of $1,500,000 on February 8, 2006. The terms of the note called for interest calculated at 12% per annum payable on a monthly basis. The note was paid in full in February 2007. There was no interest bearing indebtedness in 2005 or 2004.

Accretion expense. As at December 31, 2006, the estimated present value of the Company’s asset retirement obligation was $99,327 based on estimated future cash requirements of $111,096, determined using a credit adjusted risk free interest rate of 8.5% over the economic life of the properties, an inflation rate of 2.0%, and an estimated life until repayment of 5-10 years. Accretion of $8,384 and $3,385 was recorded for the years ended December 31, 2006 and 2005.  There was no accretion expense for the period from incorporation to December 31, 2004.

Preferred dividend. In August 2004, we issued 1,950,000 shares of preferred stock which pay a 10% annual dividend on a quarterly basis. In August 2005, all holders of our preferred stock converted to common stock following the effectiveness of our registration statement. Dividends were paid up to the date of conversion. The cumulated preferred dividends for the year ended December 31, 2005 and for the period from incorporation to December 31, 2004 were $458,342 and $323,157, respectively.

Income taxes. Due to the operating loss, the company did not pay any income taxes in the year ended December 31, 2006 and 2005, and for the period from incorporation to December 31, 2004. Due to the valuation allowance against its deferred tax asset, the Company also did not record any deferred tax benefits.

Reserves

As of December 31, 2006, the Company’s reserves were evaluated by independent engineers: McDaniel & Associates Consultants Ltd., and DeGolyer and MacNaughton Canada, Ltd.

All of the Corporation’s properties, reserves and production are located in the United States in North Dakota and Wyoming. All dollar amounts in this Statement are in the currency of the United States. The Corporation’s reserves consist of natural gas and light crude oil.

Constant Prices and Costs

The following tables detail the net reserves of the Company as of December 31, 2006 using constant prices and costs, and the aggregate net present value of future net revenue attributable to the reserves estimated using constant prices and costs, calculated using a discount rate of 10%.

Reserves Category	Natural Gas (bbl)	Light Crude Oil Net (bbl)
Proved :
Developed Producing	165,800	28,800
Developed Non-Producing	-	-
Total Proved	165,800	28,800

Net Present Values of Future Net Revenues
Constant Prices and Costs

Reserves Category - Before Income Taxes Discounted at (10%/ a year)	Natural Gas (bbl)	Light Crude Oil Net (bbl)
Proved:
Developed Producing	$ 430,300	$ 937,500
Developed Non-Producing	-	-
Total Proved	$ 430,300	$ 937,500

The following table summarizes the Corporation’s interests in oil wells as of December 31, 2006:

Producing and Non-producing Wells

	North Dakota		Wyoming		Total
	Gross	Net	Gross	Net	Gross	Net
Oil Wells:
Producing	5	1.4	-	-	5	1.4
Non-Producing	-	-	-	-	-	-
Gas Wells:
Producing	-	-	2	0.5	2	0.5
Non-Producing	-	-	-	-	-	-

Capital Expenditures

Capital expenditures for the years ended December 31, 2006 and 2005, and the period from incorporation July 16, 2004 to December 31, 2004 were as follows:

For the	Periods ended December 31,
	2006	2005	2004
Property Acquisitions	$ 249,186	$ 5,719,929	$ 136,760
Drilling Exploration	2,715,174	11,302,720	1,916,617
Other Assets	0	106,835	120,482
Reclassification of capital accrual	0	(1,210,809)	(202,660)
	$ 2,964,360	$ 15,918,765	$ 1,971,199

Liquidity and capital resources

Cash flows and capital expenditures

At September 30, 2007, we had $236,908 in cash and cash equivalents. Since our incorporation, we have financed our operating cash flow needs through private and public offerings of equity securities.

We have no plans for any future issues of equity securities other than in conjunction with the exercise of outstanding warrants, and pursuant to our employee equity compensation plan. Any additional exploration activities are dependent upon the exercise of our outstanding warrants, which are summarized in the table below. In the event funds from the exercise of warrants are unavailable, we will delay our exploration activities until alternative sources of capital such as production revenue and farm out agreements on our properties or sale of our properties.

At December 31, 2006, we had $567,426 in cash and cash equivalents. Since our incorporation, we have financed our operating cash flow needs through private and public offerings of equity securities.

In August 2004, we completed two private placements totaling $8.8 million, issuing 250,000 shares of common stock and 1,950,000 shares of convertible preferred stock, and commenced exploration activities. Upon the closing of our initial public offering on August 3, 2005, the Company issued 2,185,000 shares of common stock at a price of $5.00 and 2,185,000 warrants at a price of $0.10 for gross proceeds of $11,143,500.

We have no plans for any future issues of equity securities other than in conjunction with the exercise of outstanding warrants, and pursuant to our employee equity compensation plan. Any additional exploration activities are dependent upon the exercise of our outstanding warrants, which are summarized in the table below. In the event funds from the exercise of warrants are unavailable, we will delay our exploration activities until alternative sources of capital such as production revenue and farm out agreements on our properties or sale of our properties. The 2,185,000 warrants from the initial public offering are trading on the Archipelago Exchange under the symbol (JMG+). The warrants issued with the preferred shares 1,950,000 at $4.25 and 487,500 at $6.00 are not trading and were outstanding upon the closing of our initial public offering on August 3, 2005.

Warrant summary as of December 31, 2006	Number of warrants outstanding	Exercise price	Maximum proceeds	Expiration Date
Warrants issued in the preferred stock private placement	369,249	$6.00	2,215,494	01/15/2008
Warrants issued upon conversion of preferred stock	1,729,500	$4.25	7,350,375	01/15/2008
Warrants issued our initial public offering	1,025,790	$5.00	5,128,950	01/15/2008
Warrants issued to our underwriters	190,000	$7.00	1,330,000	08/03/2010
Total	3,314,539	various	16,024,819	various

On February 24, 2006 the Company extended the expiration dates of its outstanding warrants to January 15, 2007. A total of 375,187 $6.00 warrants and 1,739,500 $4.25 warrants were to expire on December 31, 2006, and 1,854,235 $5.00 warrants were to expire on August 24, 2006. A deemed dividend of $552,846 for this extension of the warrant expiration dates was calculated using the Black-Scholes option-pricing model.

On December 4, 2006 the Company extended the expiration dates of its outstanding warrants to January 15, 2008. A total of 369,249 $6.00 warrants, 1,739,500 $4.25 warrants, and 1,025,790 $5.00 warrants were to expire on January 15, 2007. A deemed dividend of $1,891,382 for this extension of the warrant expiration dates was calculated using the Black-Scholes option-pricing model.

As of December 31, 2006, we had an accumulated deficit of $21,564,715 and have insufficient working capital to fund development and exploratory drilling opportunities. We have operating and liquidity concerns due to our significant net losses and negative cash flows from operations. As a result of these and other factors there is substantial doubt about our ability to continue as a going concern. If additional capital is not available, JMG will explore a range of strategic alternatives, including a possible sale or merger with another party.

Cash flow used in operations.

Cash utilized by operating activities was $(1,962,639) and $(1,410,747) for the nine months ended September 30, 2007 and 2006.

The use of cash for the nine months ended September 30, 2007 was principally attributable to net loss of $1,205,549 which was decreased by the gain on sale of property and equipment of $1,872,286 and the cash requirements related to the decrease in accounts payable of $1,018,374. These cash requirements were offset by a decrease in accounts receivable of $1,196,249 which provided cash and depletion, depreciation and accretion expense of $2,306,647, a decrease in due to JED Oil of $1,426,449 and a decrease in prepaid expenses of $12,180 which did not utilize cash.

The use of cash in for the nine months ended September 30, 2006 was principally attributable to the net loss of $4,622,141 which was attributed by an increase in accounts payable of $231,568, depletion, depreciation and accretion expense of $4,089,768 and stock-based compensation of $674,874 which did not utilize cash. These cash requirements were offset by a increase in accounts receivable of $670,175 which did not provide cash and a decrease in Due to JED Oil Inc. of $2,217,616 which utilized cash.

Cash utilized by operating activities was $368,460 for the year ended December 31, 2006. The use of cash was principally attributable to the net loss for the year of $10,636,250. The cash flow was further reduced by an increase in accounts receivable of $47,193, the decrease in prepaid expenses of $13,361, the gain on sale of property and equipment of $34,741 and the decrease in accounts payable and accrued liabilities of $799,920. These reductions in cash flow were offset by expenses that do not use cash: depletion, depreciation and accretion expense of $8,029,883, stock-based compensation of $1,993,629, and the increase in due to JED Oil Inc. of $1,139,493.

Cash utilized by operating activities was $1,599,751 for the year ended December 31, 2005. The use of cash was principally attributable to the net loss for the year ended December 31, 2005 of $7,554,452. The cash flow was further reduced by the increase in accounts receivable of $508,601 offset by the reduction in prepaid expenses and deposits of $70,186. In addition, an increase in accounts payable of $382,917 for the twelve month period ending December 31,2005 resulted in a positive impact in cash flow used in operations. The depreciation and depletion and accretion were $6,008,990 for the twelve-month period ending December 31, 2005. The stock-based compensation was $78,589 for the period ending December 31, 2005. Cash flow decreased due to the reduction in Due to Related Party by $4,164 for the twelve-month period ended December 31, 2005 and in Due to JED Oil by $89,899 for twelve-month period ending December 31, 2005.

Cash utilized in operating activities was $108,547 for the period from incorporation to December 31, 2004. The use of cash was attributable to the net loss for the period of $701,132, increased by prepaid expenses of $104,887 and accrued interest of $39,205, and reduced by accounts payable of $82,780, due to JED Oil of $174,195, and depreciation and depletion of $479,702 which did not use cash. The increase in prepaid expenses principally represents deferred costs regarding the Company’s stock offering that will be offset against proceeds.

 Cash flow used in investing activities.

Cash provided (utilized) by investing activities was $3,139,623 and $(1,946,815) for the nine months ended September 30, 2007 and 2006, respectively.

Cash provided by investing activities for the nine months ended September 30, 2007 was principally attributable to proceeds of $6,248,087 from the sale of oil and gas property, offset by equipment required for ongoing production activities of $155,236. Cash utilized by investing activities in 2006 was entirely attributable to equipment requirements for drilling and development of oil and gas properties.

Cash utilized in investing activities for the year ended December 31, 2006 was $2,568,540 and was principally attributable to $2,964,360 in property and equipment purchased for our exploration prospects

Cash utilized in investing activities for the year ended December 31, 2005 was $14,957,516 and was principally attributable to $15,918,765 in property and equipment purchased for our exploration prospects

 Cash utilized in investing activities was $3,521,199 for the period from incorporation to December 31, 2004 and was partially attributable to $1,971,199 in property and equipment purchased principally for the Hooligan Draw prospect of $1,385,228, the Cut Bank prospect of $472,172 and the Fiddler Creek prospect of $113,799.  In conjunction with the execution of an exploration and development agreement, in November 2004 we loaned Fellows Energy $1,500,000, with interest at a rate of 18% per annum, and a fixed and specific charge on all the assets provided as collateral.  The promissory note was due and payable in two installments: the first installment of $750,000 plus accrued interest was received February 2005, and the second, for the remaining balance and all accrued and unpaid interest thereon, was due April 30, 2005. The first installment has been paid, including accrued interest to date. In May 2005, we accepted the remaining 50% working interest in the contracted lands we did not already own as payment in full on the final installment of the note due from Fellows Energy, including accrued interest to date. We granted Fellows an option through June 30, 2005 to reacquire an undivided 50% interest in the exploration and development lands for $391,249. The option was exercised on June 28, 2005. Cash used for investing activities also includes $50,000 paid for drilling deposits.

Cash flow used in financing activities.

Cash provided (utilized) by financing activities was $(1,500,000) and $2,269,260 for the nine months ended September 30, 2007 and 2006, respectively.

The cash utilized for the nine months ended September 30, 2007 was due to the repayment of a $1,500,000 promissory note that originated in the same period in 2006.

The cash provided for the nine months ended September 30, 2006 was due to $1,500,000 proceeds from a promissory note and $769,260 in proceeds from warrants that were exercised during the period.

Cash provided by financing activities was $2,369,249 for the year ended December 31, 2006. This increase was attributable to proceeds from a short-term promissory note of $1,500,000, proceeds from the exercise of stock options of $201,956 and proceeds from the exercise of warrants of $667,293.

Cash provided by financing activities was $12,670,129 for the year ended December 31, 2005 this was attributable to the initial public offering and the payment of preferred dividends during the period. We realized net proceeds of $10,282,246 from the initial public offering. Further warrants were exercised during the period for $3,042,828 and share issue costs were $861,254. Cash flow for financing was further offset by $654,945 in preferred dividend payments for the twelve-month period ended December 31, 2005.

Cash provided by financing activities was $8,670,546 for the period from incorporation on July 16, 2004 to December 31, 2004 and was attributable to two private placements completed in 2004. We realized $1,000,000 from the sale of common stock to JED.  We realized $7,797,100 from the sale of 1,950,000 units consisting of preferred stock and warrants.  These sources of financing were offset by $126,554 in preferred dividends paid during the period.  A total of $323,157 in dividends was due for the period of which $196,603 were unpaid as of December 31, 2004.

Critical accounting estimates

In the preparation of the financial statements, it was necessary to make certain estimates that were critical to determining our assets, liabilities and net income. None of these estimates affect the determination of cash flow but do have a significant impact in the determination of net income. The most critical of these estimates is the reserves estimations and the resulting effect on various income statement and balance sheet measures.

JMG engaged independent engineering firms to evaluate 100% of our oil reserves and prepare reports thereon. Their reports were utilized in the calculations of depletion and depreciation expense. The estimation of the reserve volumes and future net revenues set out in the report is complex and subject to uncertainties and interpretations. Judgments are based upon engineering data, projected future rates of production, forecasts of commodity prices, and the timing of future expenditures. Inevitably the estimates of reserve volumes and future net revenues will vary over time as new data becomes available and estimates of future net revenues do not represent fair market value.

The following significant accounting policies outline the major policies involving critical estimates.

Successful-efforts method of accounting

Our business is subject to special accounting rules that are unique to the oil and gas industry. There are two allowable methods of accounting for oil and gas business activities: the successful-efforts method and the full-cost method. Under the successful-efforts method, costs such as geological and geophysical, exploratory dry holes and delay rentals are expensed as incurred whereas under the full-cost method these types of charges are capitalized.

Under the successful-efforts method of accounting, all costs of property acquisitions and drilling of exploratory wells are initially capitalized. If a well is unsuccessful, the capitalized costs of drilling the well, net of any salvage value, are charged to expense. If a well finds oil and natural gas reserves that cannot be classified as proved within a year after discovery, the well is assumed to be impaired and the capitalized costs of drilling the well, net of any salvage value, are charged to expense. The capitalized costs of unproven properties are periodically assessed to determine whether their value has been impaired below the capitalized cost, and if such impairment is indicated, a loss is recognized. We consider such factors as exploratory results, future drilling plans and lease expiration terms when assessing unproved properties for impairment. For each field, an impairment provision is recorded whenever events or circumstances indicate that the carrying value of those properties may not be recoverable from estimated future net revenues. The impairment provision is measured as the excess of carrying value over the fair value. Fair value is defined as the present value of the estimated future net revenue from total proved and risked-adjusted probable reserves over the economic life of the reserves, based on year end oil and gas prices, consistent with price and cost assumptions used for acquisition evaluations.

Geological and geophysical costs and costs of retaining undeveloped properties are expensed as incurred. Expenditures for maintenance and repairs are charged to expense, and renewals and betterments are capitalized.

Upon disposal, the asset and related accumulated depreciation and depletion are removed from the accounts, and any resulting gain or loss is reflected currently in income or loss.

Costs of development dry holes and proved leaseholds are depleted on the unit-of-production method using proved developed reserves on a field basis. The depreciation of capitalized production equipment, drilling costs and asset retirement obligations is based on the unit-of-production method using proved developed reserves on a field basis.

To economically evaluate our future proved oil and natural gas reserves, if any, independent engineers must make a number of assumptions, estimates and judgments that they believe to be reasonable based upon their expertise and professional guidelines. Were the independent engineers to use differing assumptions, estimates and judgments, then our financial condition and results of operations could be affected. We would have lower revenues in the event revised assumptions, estimates and judgments resulted in lower reserve estimates, since the depletion and depreciation rate would then be higher. A write-down of excess carrying value also might be required. Similarly, we would have higher revenues and net profits in the event the revised assumptions, estimates and judgments resulted in higher reserve estimates, since the depletion and depreciation rate would then be lower.

Proved Oil and Gas Reserves

Proved reserves are those reserves that can be estimated with a high degree of certainty to be recoverable. It is likely that the actual remaining quantities recovered will exceed the estimated proved reserves. The estimated quantities of proved crude oil, natural gas liquids and natural gas are derived from geological and engineering data that demonstrate with reasonable certainty the amounts that can be recovered in future years from known reservoirs under existing economic and operating conditions. Reserves are considered proved if they can be produced economically as demonstrated by either actual production or conclusive formation tests. The oil and gas reserve estimates are made using all available geological and reservoir data as well as historical production data. Estimates are reviewed and revised as appropriate. Revisions occur as a result of changes in prices, costs, fiscal regimes, reservoir performance or a change in the Company’s plans.

Long-lived assets

When assets are placed into service, we make estimates with respect to their useful lives that we believe are reasonable. However, factors such as competition, regulation or environmental matters could cause us to change our estimates, thus impacting the future calculation of depreciation and depletion. We evaluate long-lived assets for potential impairment by identifying whether indicators of impairment exist and, if so, assessing whether the long-lived assets are recoverable from estimated future undiscounted cash flows. The actual amount of impairment loss, if any, to be recorded is equal to the amount by which a long-lived asset’s carrying value exceeds its fair value. Estimates of future discounted cash flows and fair value of assets require subjective assumptions with regard to future operating results and actual results could differ from those estimates.

Asset Retirement Obligations

We have adopted SFAS No. 143, “Accounting for Asset Retirement Obligations” from inception. The net estimated costs are discounted to present values using a credit-adjusted, risk-free rate over the estimated economic life of the properties. These costs are capitalized as part of the cost of the related asset and amortized. The associated liability is classified as a long-term liability and is adjusted when circumstances change and for the accretion of expense which is recorded as a component of depreciation and depletion.

Stock-based compensation

Effective January 1, 2006, the Company adopted the fair value recognition provisions of FASB Statement No. 123(R), Share-Based Payment, using the modified-prospective-transition method.  Under that transition method, compensation cost recognized effective January 1, 2006 includes:  (a) compensation cost for share-based options granted to employees and directors prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of Statement 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of  Statement 123(R).  Results for prior periods have not been restated.

Prior to January 1, 2006, the Company accounted for the stock options granted to employees and directors under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations, as permitted by FASB Statement No. 123, Accounting for Stock-Based Compensation and for the stock options granted to consultants under the recognition and measurement provisions of FASB Statement No. 123.  No stock-based employee and directors compensation cost was recognized in the Statement of Operations and Deficit for the year ended December 31, 2005 nor for the period from the date of incorporation on July 16, 2004 to December 31, 2004, as all options granted to employees and directors under that plan had an exercise price equal to the market value of the Company’s common stock on the date of grant.

Contingencies

In the future, we may be subject to adverse proceedings, lawsuits and other claims related to environmental, labor, product and other matters. We will be required to assess the likelihood of any adverse judgments or outcomes of these matters as well as potential ranges of probable losses. A determination of the amount of reserves required, if any, for these contingencies is made after careful analysis of each individual issue. The required reserves may change in the future due to developments in each matter or changes in approach such as a change in settlement strategy in dealing with these potential matters

Contractual obligations and commitments

Our exploration prospects have several phases of possible development. Costs cannot be estimated at this time, as they are dependent upon the results of the exploration activities. In the event the results of the initial exploration are positive, our investment in subsequent exploration phases could be substantial. In the event the results of the initial exploration are not positive, there may be no further expenditures on the prospect.

Subsequent events

The Fellows project was sold effective January 31, 2008 at approximately book value for $385,000.

On January 4, 2008 the Company extended the expiration dates of its outstanding warrants to January 15, 2009. A total of 369,249 $6.00 warrants, 1,729,500 $4.25 warrants, and 1,025,790 $5.00 warrants were to expire on January 15, 2008. A deemed dividend of $234,345 for this extension of the warrant expiration dates was calculated using the Black-Scholes option-pricing model and will be reflected in the financial statements for the quarter ending March 31, 2008.

On January 4, 2008, JMG announced that the Share Exchange Agreement by and among JMG, Newco Group Ltd., ESAPI Ltd., and certain other parties, dated September 5, 2007, failed to close as of December 31st, 2007, and that JMG elected to exercise its right under the Share Exchange Agreement to terminate such agreement, effective immediately.

On January 3, 2008, JMG sent Newco notice that Newco is in default under the Loan Agreement and that JMG intends on exercising its remedies as a secured creditor if the default is not cured within 15 days of the notice, which remedies would include transferring the Iris shares that secure the loan into the name of JMG.

On February  8, 2008 JMG and Newco entered into an extension agreement allowing Newco until April 30, 2008 to repay the $3 million loan and accrued interest. In the event the note is not paid by that time, Newco agreed to have the 1,427,684 shares of Iris which secure the loan immediately transferred to JMG as payment in full of the outstanding obligations. Both parties also released the other from any liability resulting from the failure of the Share Exchange Agreement to be consummated.

Recent accounting pronouncements

The Company adopted SFAS No. 123R on January 1, 2006 (see “Stock Based Compensation”).

On December 16, 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, An Amendment of APB Opinion No. 29, Accounting For Nonmonetary Transactions. SFAS No. 153 addresses the measurement of exchanges of nonmonetary assets and redefines the scope of transactions that should be measured based on the fair value of the assets exchanged. SFAS No. 153 became effective for nonmonetary asset exchanges beginning in the second quarter of 2006. Our adoption of SFAS No. 153 has not had a material effect on our consolidated financial position, results of operations or cash flows.

On June 7, 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, A Replacement of APB Opinion No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes In Interim Financial Statements. SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principle. Previously, most voluntary changes in accounting principles required recognition of a cumulative effect adjustment within net income of the period of the change. SFAS No. 154 requires retrospective application to prior periods' financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 became effective for accounting changes made in fiscal years beginning after December 15, 2005. However, SFAS No. 154 does not change the transition provisions of any existing accounting pronouncements. Our adoption of SFAS No. 154 has not had a material effect on our consolidated financial position, results of operations or cash flows.

On June 29, 2005, the FASB ratified Emerging Issues Task Force ("EITF") Issue No. 05-06, Determining the Amortization Period For Leasehold Improvements. Issue No. 05-06 provides that the amortization period used for leasehold improvements acquired in a business combination or purchased after the inception of a lease shall be the shorter of (a) the useful life of the assets or (b) a term that includes required lease periods and renewals that are reasonably assured upon the acquisition or the purchase. The provisions of EITF Issue No. 05-06 became effective on a prospective basis for leasehold improvements purchased or acquired beginning in the second quarter of 2006. The adoption of EITF Issue No. 05-06 has not had a material effect on our consolidated financial position, results of operations or cash flows.

In February 2006, the FASB issued SFAS No. 155, Accounting For Certain Hybrid Financial Instruments, which amends SFAS No. 133, Accounting For Derivative Instruments And Hedging Activities and SFAS No. 140, Accounting For The Impairment Or Disposal Of Long-Lived Assets. Specifically, SFAS No. 155 amends SFAS No. 133 to permit fair value remeasurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided the whole instrument is accounted for on a fair value basis. Additionally, SFAS No. 155 amends SFAS No. 140 to allow a qualifying special purpose entity to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006, with early application allowed. We do not expect that the adoption of SFAS No. 155 will have a material effect on our results of operations or financial position.

In June 2006, the FASB issued Financial Interpretation No. 48, Accounting For Uncertainty in Income Taxes--An Interpretation of FASB Statement No. 109. This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation contains a two-step approach to recognizing and measuring uncertain tax positions accounted for in accordance with SFAS No. 109. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement. The interpretation also provides guidance on derecognition, classification, interest and penalties, and other matters. These provisions are effective for us beginning in the first quarter of 2007. We currently are assessing the effect of this statement and currently do not believe that adoption will have a material effect on our consolidated financial statements.

In September 2006, the Securities and Exchange Commission ("Commission") issued Staff Accounting Bulletin ("SAB") No. 108, Topic 1N, Financial Statements - Considering The Effects Of Prior Year Misstatements When Quantifying Misstatements In The Current Year Financial Statements. SAB No. 108 addresses how to quantify the effect of an error on the financial statements and requires a dual approach to compute the materiality of the misstatement. Specifically, the amount of the misstatement is to be computed using both the "rollover" (that is, the current year income statement perspective) and the "iron curtain" (that is, the year-end balance sheet perspective). SAB No. 108 is effective for all fiscal years ending after November 15, 2006. Accordingly, we adopted SAB No. 108 in the fourth quarter of 2006. The adoption of SAB No. 108 did not have a material effect on our financial condition or results of operations.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This new statement provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosure about the use of fair value to measure assets and liabilities. SFAS No. 157 also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active markets. The required effective date of SFAS No. 157 is the first quarter of 2008. We currently are evaluating the effect this statement may have on our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option For Financial Assets and Financial Liabilities. SFAS No. 159 permits an entity to irrevocably elect fair value on a contract-by-contract basis as the initial and subsequent measurement attribute for many financial assets and liabilities and certain other items including insurance contracts. Entities electing the fair value option would be required to recognize changes in fair value in earnings and to expense up front cost and fees associated with the item for which the fair value option is elected. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS No. 157, Fair Value Measurements. We currently are evaluating the effect that adoption of SFAS No. 159 would have on our financial condition or results of operations.

Related Party Transactions

JED Oil Inc. On August 1, 2004 the Company entered into a technical services agreement with JED Oil Inc. (“JED”). Under the Agreement, JED provides all required personnel, office space and equipment, at standard industry rates for similar services. JED is considered an affiliate, because of its ownership interest in us and because two of our directors are directors of JED. This agreement was terminated on January 1, 2006; it was replaced by a joint services agreement, which operates to provide the above services on an as needed basis. Transactions during the twelve-month period ending December 31, 2005 were as follows:

•

JED paid on behalf of the Company a total of $511,047, $442,667, and $1,093,552 for the years ended December 31, 2006 and 2005, and for the period from incorporation to December 31, 2006, respectively, for general and administrative services and capital related expenditures.

•

In consideration for the assignment of JED’s interests in certain oil and gas properties, JED charged the Company for drilling and other costs related to those properties in the amount of $5,304,119, $85,085 and $6,856,216 respectively for the years ended December 31, 2006 and 2005, and for the period from incorporation to December 31, 2006.

All amounts are due and payable on receipt, as of December 31, 2006, $1,426,449 (2005 - $286,956) was due and payable. The amount was paid in full in early 2007.

General and administrative expenses for the years ended December 31, 2005 include $46,180 paid to the previous Chief Financial Officer of the Company for consulting services related to the preparation of the Company’s registration statement. There were no such payments for the year ended December 31, 2006.

During the three months ended September 30, 2007, the Company entered into the following transactions with JED:

•

JED paid on behalf of the Company a total of nil for the three month period ended September 30, 2007 and 2006 for operating costs and capital related expenditures.  In consideration for the assignment of JED’s interest in certain oil and gas properties, JED charged the Company for drilling and other costs related to those properties for the three month period ended September 30, 2007 and 2006, in the amount of nil and $1,249,917.

•

JED paid on behalf of the Company a total of $221,660 and nil for the nine month period ended September 30, 2007 and 2006 for operating costs and capital related expenditures. JED also charged the Company $217,109 for payments to JMG’s partners paid by JED, and $4,333 in miscellaneous costs.  In consideration for the assignment of JED’s interest in certain oil and gas properties, JED charged the Company for drilling and other costs related to those properties for the nine month period ended September 30, 2007 and 2006, in the amount of $53,682 and $1,249,917.

The remaining North Dakota lands were sold to JED Oil Inc. in September 2007 in conjunction with the settlement of JMG’s outstanding balance due to JED Oil. The sale involved the following oil and gas properties:

•

Oil and gas properties in Niobara County, Wyoming,

•

Oil and gas properties in Candak County, North Dakota,

•

Undeveloped land in Divide County, North Dakota, and

•

Undeveloped land in Candak County, North Dakota.

An independent engineering report was obtained to support the valuation of the transaction which resulted on a loss on sale of $498,260. In conjunction with the transaction JMG settled its outstanding balance due to JED Oil of approximately $2.1 million by remitting the above properties, assigning accounts receivable and a cash payment to fund the difference.

In connection with these transactions the total amount payable to JED was nil at September 30, 2007.

Skeehan & Company. Joseph Skeehan, the Chief Executive Officer, President and a director of JMG is also the owner of Skeehan & Company, a professional service corporation that engages in accounting, finance and consulting services to small to mid-sized companies and organizations primarily in Southern California since 1980. In conjunction with the maintenance of accounting records and the preparation of financial statements and regulatory filings, Skeehan & Company was paid a total of $25,208 and $117,028 during the three and nine month periods ended September 30, 2007.

Outlook and Proposed Transactions

As of September 30, 2007, we had an accumulated deficit of $22,613,310 and have insufficient working capital to fund development and exploratory drilling opportunities. We have operating and liquidity concerns due to our significant net losses and negative cash flows from operations. As a result of these and other factors there is substantial doubt about our ability to continue as a going concern. JMG is presently exploring a range of strategic alternatives, including a possible sale or merger with another party.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to all of the normal market risks inherent within the oil and natural gas industry, including commodity price risk, foreign-currency rate risk, interest rate risk and credit risk. We plan to manage our operations in a manner intended to minimize our exposure to such market risks.

Credit Risk. Credit risk is the risk of loss resulting from non-performance of contractual obligations by a customer or joint venture partner. A substantial portion of our accounts receivable are expected to be with customers in the energy industry and are subject to normal industry credit risk. We intend to assess the financial strength of our customers and joint venture partners through regular credit reviews in order to minimize the risk of non-payment.

Market Risk. We are exposed to market risk from changes in currency exchange rates. As JED and Enterra are based in Canada, we may be adversely affected by changes in the exchange rate between U.S. and Canadian dollars as most of our operating expenses, drilling expenses and general overhead expenses will be billed by JED and Enterra in Canadian dollars. The price we will receive for oil and natural gas production from operations in Canada, if any, will be based on a benchmark expressed in U.S. dollars, which is the standard for the oil and natural gas industry worldwide. Changes to the exchange rate between U.S. and Canadian dollars can adversely affect us. When the value of the U.S. dollar increases, we will receive higher revenue from any Canadian prospects and when the value of the U.S. dollar declines, we will receive lower revenue from any Canadian prospects on the same amount of production sold at the same prices.

Interest Rate Risk. Interest rate risk will exist principally with respect to any future indebtedness that bears interest at floating rates. At December 31, 2006 and September 30, 2007, we had no long-term indebtedness and do not contemplate utilizing indebtedness as a means of financing our exploration activities.

Business

     Overview

JMG Exploration, Inc. was incorporated under the laws of the State of Nevada on July 16, 2004 for the purpose of exploring for oil and natural gas in the United States and Canada. In August 2004, we completed two private placements totaling $8.8 million and we have commenced exploration activities. We have made direct property acquisitions and have developed the oil and natural gas properties of others under arrangements in which we finance the cost of exploration drilling in exchange for interests in the oil or natural gas revenue generated by the properties. Such arrangements are commonly referred to as farm-ins to us, or farm-outs by the lessees of the mineral interests to us.

JMG has been involved in the following projects:

•

A large farm-in agreement and direct purchase of acreage for several Williston Basin prospects in Divide and Burke Counties, northern North Dakota. In 2005 JMG has participated in four Upper Devonian Bakken sandstone horizontal oil wells (results being reviewed) and four Mississippian Midale carbonate oil wells. For 2006 eight horizontal oil wells were drilled in the Midale. These prospect areas are referred to as Candak (approx. 35,000 gross acres), Myrtle (approx. 5,000 gross acres), Bluffton (approx. 5,000 gross acres), and Crosby (approx. 60,000 gross acres).

In January 2007 JMG sold its working interests in its lands in North Dakota where it had been targeting the Bakken zone for approximately  $5,078,500, subject to adjustment. This agreement excludes the North Dakota lands where JMG has been developing its Midale play.

The remaining North Dakota lands were sold to JED Oil Inc. in September 2007 in conjunction with the settlement of JMG’s outstanding balance due to JED Oil of approximately $2.1 million by remitting the properties, assigning accounts receivable and a cash payment to fund the difference.

•

A joint venture on the Pinedale anticline in the Jonah field (Green River Basin) of western Wyoming targeting gas in the Upper Cretaceous Lance sandstone. Four vertical wells were drilled in 2006 and the project is presently inactive awaiting capital for additional exploration and development.

•

A joint area of interest in the Fellows Prospects in Weston County in eastern Wyoming on the eastern edge of the Powder River Basin. Targets are the Lower Cretaceous Dakota channel sands and the Permian/Pennsylvanian Minnelusa sands. Approximately 20,000 acres have been acquired with no wells drilled to date. Also included in the Fellows deal is over 5,000 acres in the Gordon Creek project in Carbon County, Utah with no wells drilled to date.

The Fellows project was sold effective January 31, 2008 at approximately book value for $385,000.

On September 5, 2007 JMG signed a Share Exchange Agreement  with the shareholders of Newco Group Limited, a limited liability company organized under the laws of the British Virgin Islands (“Newco”). In conjunction with the Share Exchange Agreement, in September 2007 JMG provided Newco a $3,000,000 loan to enable Newco to purchase a 39% equity interest in Iris Computers Ltd., one of the leading distributors of IT products in India (“Iris”).  As security for the loan, JMG received a security interest in the ordinary shares of Iris purchased by Newco with the proceeds of the JMG loan. As further security for the loan, JMG received an irrevocable proxy from ESAPI Ltd., a company organized under the laws of the Commonwealth of the Bahamas (“ESAPI”), granting to JMG the right to vote the 14.5% equity interest in Iris currently owned by Newco that have been pledged to ESAPI by Newco as security for a loan by ESAPI to Newco.

On January 4, 2008, JMG announced that the Share Exchange Agreement by and among JMG, Newco Group Ltd., ESAPI Ltd., and certain other parties, dated September 5, 2007, failed to close as of December 31st, 2007, and that JMG elected to exercise its right under the Share Exchange Agreement to terminate such agreement, effective immediately.

On January 3, 2008, JMG sent Newco notice that Newco is in default under the Loan Agreement and that JMG intends on exercising its remedies as a secured creditor if the default is not cured within 15 days of the notice, which remedies would include transferring the Iris shares that secure the loan into the name of JMG.

On February  8, 2008 JMG and Newco entered into an extension agreement allowing Newco until April 30, 2008 to repay the $3 million loan and accrued interest. In the event the note is not paid by that time, Newco agreed to have the 1,427,684 shares of Iris which secure the loan immediately transferred to JMG as payment in full of the outstanding obligations. Both parties also released the other from any liability resulting from the failure of the Share Exchange Agreement to be consummated.

JED Oil Inc. (Amex: JDO) (“JED”) and JMG on February 27, 2006 announced they had signed a letter of intent to pursue a possible acquisition of JMG by JED.  The proposal would have offered two-thirds of a share of common stock of JED for each share of common stock of JMG.  On November 16, 2006, the independent members of JMG’s board decided not to proceed with the transaction.

Company History

JMG Exploration, Inc. was incorporated under the laws of the State of Nevada on July 16, 2004 for the purpose of exploring for oil and natural gas in the United States and Canada. In August 2004, we completed two private placements totaling $8.8 million, issuing 250,000 shares of common stock and 1,950,000 shares of convertible preferred stock, and commenced exploration activities.

Our initial public offering closed on August 3, 2005. We issued 2,185,000 shares of common stock at a price of $5.00 and 2,185,000 warrants at a price of $0.10 for gross proceeds of $11,143,500. JMG completed its initial public offering and commenced trading on the Archipelago Exchange under the symbols JMG (common stock) and JMG+ (stock warrants). Simultaneously with our initial public offering, 1,950,000 preferred shares were converted to 1,950,000 shares of our common stock.

Strategy

Our business strategy is based on drilling oil and natural gas exploratory projects and the initial start-up strategy included business relationships with JED Oil Inc. (“JED”) and Enterra Energy Trust (“Enterra”).

 Business Relationships with JED and Enterra

Agreement of Business Principles

We terminated the 2nd Amended and Restated Agreement of Business Principles with JED and Enterra Energy Trust effective September 28, 2006. Under the agreement, effective August 1, 2004, JED and Enterra offered farm-outs to us of exploratory drilling prospects, and we offered farm-outs to JED of developed drilling prospects from Enterra and us. The agreement contemplated that we would pursue exploratory drilling, JED would pursue development drilling, and Enterra would pursue developed and producing assets. Under the agreement, if we accepted a farm-in, we would pay all of the exploration drilling costs and would earn 70%, or a mutually agreeable percentage, of the interest in the producing zones of the wells we drilled. Under our farm-outs to JED, JED agreed to pay all of the drilling costs and would earn 70%, or a mutually agreeable percentage, of our interest in the producing zones of the wells drilled under the farm-out. This arrangement provided us with the potential for a carried working interest in new wells for which we would have no costs.

We also agreed that Enterra had the right of first refusal to purchase our interests when we determine that we wish to sell. The agreement provided that the price for our interest was to be the same consideration as offered under a bona fide third party offer, or if there is no such offer, as determined by an independent engineering report prepared by a mutually agreeable independent engineering firm. These arrangements were designed to permit us to concentrate on our business plan of exploratory drilling, possibly provide a buyer for our interests as they are developed and possibly further development drilling in which we may be able to retain a reduced interest at no additional cost to us.

We believe the terms of the 2nd Amended and Restated Agreement of Business Principles were equivalent to those we could obtain from unaffiliated third parties. The agreement required independent engineering evaluations as a basis for the valuation of any purchase of a prospect.

Services Agreements

We entered into a Technical Services Agreement with JED effective January 1, 2004 under which JED provided us with all personnel, office space and equipment on an as needed basis. The agreement provided that JED bill us at its cost, including overhead allocation, for all management, operating, administrative and support services. These services included engineering, geological and geophysical analysis, joint venture land activities, drilling operations, well and facility operations, marketing, corporate and business management, planning and budgeting, finance and treasury functions, accounting functions (including general, production and revenue and joint venture accounting, financial reporting, regulatory filing and reporting, corporate and commodity tax, and internal and joint venture audit), payroll, purchasing, human resources, legal services, insurance and risk management, government and regulatory affairs, computer services and information management, administrative services and record keeping, office services and leasing. Total expenses incurred under this agreement during 2005 were $442,667.

The Technical Services Agreement was terminated and replaced by a Joint Services Agreement at January 1, 2006 and JED continues to provide these services to us. The Joint Services Agreement may be terminated by either party with 30 days notice. Total expenses incurred under this agreement during the year ended December 31, 2006 and the nine months ended September 30, 2007 (unaudited) were $391,494 and $221,660, respectively.

Interpersonal Relationships with JED

The following officers and directors are affiliated with JED:

•

Thomas J. Jacobsen is a director of JMG and is Chief Executive Officer and a director of JED.

•

Reg J. Greenslade is Chairman of the JMG board and is Chairman of JED board.

•

Justin W. Yorke is a Director of JED.

Proposed Merger with JED

JED Oil Inc. (Amex: JDO) (“JED”) and JMG on February 27, 2006 announced they had signed a letter of intent to pursue a possible acquisition of JMG by JED.  The proposal would have offered two-thirds of a share of common stock of JED for each share of common stock of JMG.  On November 16, 2006, the independent members of JMG’s board decided not to proceed with the transaction.

Oil and natural gas exploration.

We currently have insufficient working capital to engage in development and exploratory drilling opportunities. In the event sufficient working capital is not obtained we will explore a range of strategic alternatives, including a possible sale or a merger with another party.

Our oil and natural gas exploration prospects have historically been required to meet the following criteria.

Exploratory projects.  We concentrated our efforts on oil and natural gas projects that carried a relatively high risk of failure but offered relatively high rewards in terms of a larger potential for significant oil or natural gas reserves. Our management believed that the potential rewards of a significant discovery of oil or natural gas reserves adequately compensated for this risk.

Consolidation of adjacent assets.  We looked for exploration opportunities on lands that were in close proximity to producing fields. These close-in opportunities provide the ability to reduce capital program costs by consolidating drilling and gathering facilities. Moreover, drilling costs are lower when wells are drilled as part of a multi-well program, due to reduced rig moving costs and other efficiencies.

Use of seismic and other data in site selection.  We generated and analyzed seismic data, including three-dimensional seismic information, whenever its use was appropriate for the geology and was cost effective, to further minimize drilling risk. We also used information from adjacent wells, including petrophysical data, production records and completion data to help reduce our risk and costs. The use of seismic data and other technologies, and the study of producing fields in the same area, provides information that is useful in evaluating a prospect’s potential. This information does not however enable us to know conclusively prior to drilling and testing whether oil or natural gas will be present or, if present, if it will be in sufficient quantities to recover drilling and completion costs or to be economically viable.

Selection of prospects.  We selected prospects for exploration which offered the opportunity to reduce operating costs and maximize economies of scale, thereby improving operating profitability. Considerations included identifying areas of moderate drilling costs, multi-zone potential, year round accessibility and good oil and natural gas plant and pipeline infrastructure.

Sales and Marketing

During 2007, 2006 and 2005, we sold all of our oil production through Murphy Oil, who also handled the production accounting and sent us are percentage interest in the revenues, net of royalties and production and sales costs. Murphy Oil is an independent third party who trucks the oil from our wellhead to their production facility.

Competition

The oil and natural gas industry is intensely competitive, and we compete with other companies that have greater resources. Many of these companies not only explore for and produce oil and natural gas, but also carry on midstream and refining operations and market petroleum and other products on a regional, national or worldwide basis. These companies may be able to pay more for productive oil and natural gas properties and exploratory prospects or define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. In addition, these companies may have a greater ability to continue exploration activities during periods of low oil and natural gas market prices. Our larger or integrated competitors may be able to absorb the burden of existing, and any changes to, federal, state, local and tribal laws and regulations more easily than we can, which would adversely affect our competitive position. Our ability to acquire additional properties and to discover reserves in the future will be dependent upon our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. In addition, because we have fewer financial and human resources than many companies in our industry, we may be at a disadvantage in bidding for exploratory prospects and producing oil and natural gas properties.

Geographic Segments

The majority of our assets and revenues are in North Dakota. Wyoming and Utah only accounts for a very small percentage, less than 5%, of our assets and less than 10% of our revenue for the period ended December 31, 2006 and 2005.

Employees

As of December 31, 2007, we have a total of one employee being our senior officer: our President, Chief Executive Officer and Chief Financial Officer. Pursuant to our Joint Services Agreement JED provides any additional staff required for operations. Unions do not represent either our employees or any employees of JED.

Government regulation

Our operations are subject to government controls and regulations in the United States. In the United States, legislation affecting the oil and gas industry has been pervasive and is under constant review for amendment or expansion. Pursuant to such legislation, numerous federal, state and local departments and agencies have issued extensive rules and regulations binding on the oil and gas industry and its individual members, some of which carry substantial penalties for failure to comply. Such laws and regulations have a significant impact on oil and gas drilling, pipelines, gas processing plants and production activities, increase the cost of doing business and, consequently, affect profitability. As new legislation affecting the oil and gas industry is commonplace and existing laws and regulations are frequently amended or reinterpreted, we are unable to predict the future cost or impact of complying with such laws and regulations. We consider the cost of environmental protection a necessary and manageable part of our business. We expect to be able to plan for and comply with new environmental initiatives without materially altering our operating strategies.

Exploration and production. Our United States operations are subject to various types of regulation at the federal, state and local levels. Such regulation includes:

•

requiring permits for the drilling of wells;

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maintaining bonding requirements in order to drill or operate wells;

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implementing spill prevention plans;

•

submitting notification and receiving permits relating to the presence, use and release of certain materials incidental to oil and gas operations; regulating the location of wells;

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regulating the method of drilling and casing wells;

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regulating the use, transportation, storage and disposal of fluids and materials used in connection with drilling and production activities;

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regulating surface usage and the restoration of properties upon which wells have been drilled;

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regulating the plugging and abandoning of wells; and

•

regulating the transporting of production.

Our operations are also subject to various land conservation regulations, including the regulation of the size of drilling and spacing units or proration units, the number of wells which may be drilled in a unit and the unitization or pooling of oil and gas properties. In this regard, some states allow the forced pooling or integration of tracts to facilitate exploration while other states rely on voluntary pooling of lands and leases, which may make it more difficult to develop oil and gas properties. In addition, state conservation laws establish maximum rates of production from oil and gas wells, generally limit the venting or flaring of gas, and impose certain requirements regarding the ratable purchase of production. The effect of these regulations is to limit the amounts of oil and gas we can produce from wells and limit the number of wells or the locations at which we can drill.

Environmental and occupational regulations. We are subject to various federal, state and local laws and regulations concerning the discharge of incidental materials into the environment, the generation, storage, transportation and disposal of contaminants or otherwise relating to the protection of public health, natural resources, wildlife and the environment, affect exploration, development, processing, and production operations and the costs attendant thereto. These laws and regulations increase overall operating expenses. We maintain levels of insurance customary in the industry to limit financial exposure in the event of a substantial environmental claim resulting from sudden, unanticipated and accidental discharges of oil or other substances. However, 100% coverage is not maintained concerning any environmental claim, and no coverage is maintained with respect to any penalty or fine required to be paid because of violation of any federal, state or local law. We are committed to meeting our responsibilities to protect the environment wherever we operate.

We are also subject to laws and regulations concerning occupational safety and health. Due to the continued changes in these laws and regulations we are unable to predict our future costs of complying with these laws and regulations. We consider the cost of safety and health compliance a necessary and manageable part of our business. We expect to be able to plan for and comply with any new initiatives without materially altering our operating strategy. We contract with JED for assistance with environmental and occupational regulations and utilize their Environmental, Health and Safety Department personnel for this purpose. This department is responsible for instituting and maintaining an environmental and safety compliance program for us. The program includes field inspections of properties and internal assessments of compliance procedures.

Properties

Divide and Burke Counties, North Dakota

JMG had various working interests ranging from 65% to 98% in approximately 100,000 gross acres in Divide and Burke Counties in northern North Dakota near the Canada / US border. Targeted thus far for direct acreage purchase and exploratory drilling have been the Upper Devonian / Lower Mississippian Bakken sandstone and the Middle Mississippian Midale carbonates.

JMG’s development drilling activity in the area has been in partnership with JED Oil whereby JED farms-in on JMG and pays 100% of the drilling cost to earn a 70% working interest in each spacing unit to depth drilled. In 2005 four Bakken horizontal oil wells were drilled and placed on production. Typical drill depths for these Bakken horizontals is 13,000 feet. In 2005 three Midale horizontal oil wells were drilled and placed on production. In 2005 the Burau horizontal Bakken oil well was also recompleted in the uphole, vertical portion of the wellbore and placed on production. In 2006 eight horizontal Midale wells were drilled. Current Midale spacing is two horizontals per section with potential for four wells per section as warranted. This area has year-round drilling access.

In January 2007 JMG sold its working interests in its lands in North Dakota where it had been targeting the Bakken zone for approximately $5,078,500, subject to adjustment. This agreement excludes the North Dakota lands where JMG has been developing its Midale play.

The remaining North Dakota lands were sold to JED Oil Inc. in September 2007 in conjunction with the settlement of JMG’s outstanding balance due to JED Oil of approximately $2.1 million by remitting the properties, assigning accounts receivable and a cash payment to fund the difference.

The following oil and gas properties were subject to this sale:

▪

Oil and gas properties in Niobara County, Wyoming

▪

Oil and gas properties in Candak County, North Dakota

▪

Undeveloped land in Divide County, North Dakota and

▪

Undeveloped land in Candak County, North Dakota

The properties sold to JED Oil Inc resulted on a loss on sale of approximately $2.6 million.

Pinedale Anticline

JMG has a joint venture on one section of land with a 77.5% working interest on the Pinedale anticline in the Jonah field of the Green River Basin in west central Wyoming. The drilling target is the Lower Cretaceous Lance sandstone at approx. 15,000’ vertical drill depth and four wells were drilled in 2006. The tight gas in the Lance Formation typically demonstrates poor reservoir connectivity to offsetting wells thereby necessitating down spacing to 40 acres with large multiple fracture stimulations. Extensive gas gathering infrastructure is present in the immediate area. No reserves have been assigned to this area at this time.

 Weston County, Wyoming

JMG entered into a joint area of interest with Fellows Energy Ltd in November 2004 to evaluate acreage in Weston County (eastern Wyoming) on the eastern edge of the Powder River Basin. Targets are light oil prospects in the Lower Cretaceous Dakota channel sands and the Permian/Pennsylvanian Minnelusa sands. There is potential for structural and stratigraphic traps against channel edges and up-dip shale pinch-outs imaged on seismic. There are similar developed fields in the area with an infrastructure of oil and gas gathering and processing facilities. Approximately 20,000 acres have been acquired with no wells drilled to date.

Carbon County, Utah

JMG entered into a joint area of interest with Fellows Energy Ltd in November 2004 to evaluate the Gordon Creek project in Carbon County, eastern Utah. The targets are coal bed methane and tight gas sands within the Cretaceous Ferron Formation nearby the established coal bed methane fields in Drunkard’s Wash, Utah. Approximately 5,000 gross acres of land have been acquired with no wells drilled and no reserves assigned to date.

The Fellows project was sold effective January 31, 2008 at approximately book value for $385,000.

Directors, Executive Officers, Promoters and Control Persons

Our directors and executive officers are:

Name		Positions
Joseph W. Skeehan	52	Chief Executive Officer, Chief Financial Officer, President, and Director
Reginald Greenslade	44	Chairman and Director
Thomas J. Jacobsen	71	Director
Reuben Sandler, Ph.D.	70	Director
Justin W. Yorke	39	Director

Joseph W. Skeehan. Mr. Skeehan has served as a director since August 2004 and as Chief Executive Officer and President since July 1, 2006 and as our Chief Financial Officer since September 7, 2007. He has been the owner of Skeehan & Company, a professional service corporation that engages in accounting, finance and consulting services to small to mid-sized companies and organizations primarily in Southern California since 1980. He has been a Certified Public Accountant since 1978 and received a Bachelor of Science degree from California Polytechnic State University, San Luis Obispo in 1976.

Reginald (Reg) J. Greenslade. Mr. Greenslade served as Chairman and Director since September 2005. Mr. Greenslade has also served as Chairman and Director of JED Oil since November 2003. He was President, Chief Executive Officer and Director of Enterra Trust from January 2005 until June 1, 2005 when he resigned as President and Chief Executive Officer, he served as Chairman of the Enterra Board until his resignation on March 31, 2006. He was a director of PASW Inc., a software development company, from February 2001 to July 2001. From 1995 until the formation of Enterra, Mr. Greenslade was the President, Chief Executive Officer and Director of Big Horn Resources Ltd. Prior to his position with Big Horn, Mr. Greenslade was with CS Resources Limited in the areas of exploitation engineering and project management from 1993 to 1995. Prior to 1993, Mr. Greenslade was employed by Saskatchewan Oil and Gas Corporation in the capacities of project management, production, and reservoir engineering. He has extensive experience with secondary recovery schemes and is recognized for his work in the specialized field of horizontal well technology. All the above companies were publicly traded in either the U.S., Canada, or both, during the periods indicated.

Thomas J. Jacobsen. Mr. Jacobsen has been our Chairman and a Director since August 2004; he resigned as Chairman in September 2005. He was the President and Chief Operating Officer of JED from September 2003 to November 2004 when he resigned as President and Chief Operating Officer and assumed the position of Chief Executive Officer. He has been a Director of JED since September 2003. Mr. Jacobsen joined Westlinks Resources Ltd., a predecessor of Enterra, as a director in February 1999, and was appointed Executive Vice President, Operations in October 1999. In October 2000, he resigned from this position and was appointed Vice Chairman of the Board of Directors. Mr. Jacobsen became Enterra’s Chief Operating Officer in February 2002 and served in that position until November 2003. Mr. Jacobsen has more than 40 years experience in the oil and gas industry in Alberta and Saskatchewan including serving as President, Chief Operating Officer and a director of Empire Petroleum Corporation from June 2001 to April 2002, President and Chief Executive Officer of Niaski Environmental Inc. from November 1996 to February, 1999, President and Chief Executive Officer of International Pedco Energy Corporation from September 1993 to February 1996, and President of International Colin Energy Corporation from October 1987 to June 1993. Mr. Jacobsen served as a director of Rimron Resources Inc., formerly Niaski Environmental Inc. from February 1, 1997 to April 1, 2003. Niaski’s proposal to its creditors under the Bankruptcy and Insolvency Act (Canada) was accepted in April 2000 and Niaski was discharged in May 2001.

Reuben Sandler, Ph.D. Dr. Sandler has been a director since August 2004. He is the Chairman and Chief Executive Officer of Intelligent Optical Systems, Inc., positions he has held since 1999. He was President and Chief Information Officer for MediVox, Inc., a medical software development company, from 1997 to 1999. He was a director of PASW, Inc. from 1999 to 2000 and a director of Alliance Medical Corporation from 1999 to 2002. From 1989 to 1996, he was an Executive Vice President for Makoff R&D Laboratories, Inc. Dr. Sandler received a Ph.D.

from the University of Chicago and is the author of four books on mathematics. He currently serves on the Board of Directors of MediVox, Inc. and Alliance Medical Corporation and is an advisor to the Boards of Directors of Optec Ventures, LLC, Optical Security Sensing, LLC, and Optinetrics, Inc.

Justin W. Yorke.  Mr. Yorke was appointed to our Board of Directors in January 2007 and has been a Director of JED since November 2005. Mr. Yorke has over 10 years experience as an institutional equity fund manager and senior financial analyst for investment funds and investment banks. He currently is a Director at Dunes Advisors, which assists international and domestic middle market companies in private equity fund raising and joint venture partnerships with Asian strategic investors. Until December 2001, Mr. Yorke was a partner at Asiatic Investment Management, which specialized in public and private investments in South Korea. From May 1998 to June 2000, Mr. Yorke was a Fund Manager and Senior Financial Analyst, based in Hong Kong, for Darier Henstch, S.A., a private Swiss bank, where he managed their $400 million Asian investment portfolio. From July 1996 to March 1998, Mr. Yorke was an Assistant Director and Senior Financial Analyst with Peregrine Asset Management, which was a unit of Peregrine Securities, a regional Asian investment bank. From August 1992 to March 1995, Mr. Yorke was a Vice President and Senior Financial Analyst with Unifund Global Ltd., a private Swiss Bank, as a manager of its $150 million Asian investment portfolio.

Board of Directors

Our board of directors is comprised of four directors. Our directors serve one year terms, or until an earlier resignation, death or removal, or their successors are elected. There are no family relationships among any of our directors or officers.

Committees of the Board of Directors

The charters of each of the following committees are available at www.jedoil.com/JMG. We will provide such charters in print, free of charge, to any investor who requests it by writing to: 180 South Lake Ave., Seventh Floor, Pasadena, CA 91101.

Audit committee

Our audit committee consists of Mr. Yorke, committee chairman and designated financial expert, Mr. Greenslade and Dr. Sandler. All members of our audit committee meet the independence standards for directors as set forth in the NYSE Arca Equities Rules. The audit committee reviews in detail and recommends approval by the full board of directors of our annual and quarterly financial statements, recommends approval of the remuneration of our auditors to the full board, reviews the scope of the audit procedures and the final audit report with the auditors, and reviews our overall accounting practices and procedures and internal controls with the auditors.

Compensation committee

Our compensation committee consists of Dr. Sandler, committee chairman and Mr. Yorke, all of whom are independent directors. The compensation committee recommends approval to the full board of directors of the compensation of the Chief Executive Officer, the annual compensation budget for all other employees, bonuses, grants of stock options and any changes to our benefit plans.

Corporate Governance Committee

Our corporate governance committee consists of Dr. Sandler, the committee chairman, and Mr. Skeehan, Mr. Greenslade and Mr. Yorke. The corporate governance committee determines the scope and frequency of periodic reports to the board of directors concerning issues relating to overall financial reporting, disclosure and other communications with all stockholders. Further, the corporate governance committee recommends to the board of directors (i) criteria for the composition of the board including total size and the number or minimum number of unrelated directors, (ii) candidates to fill vacancies on the board which occur between annual meetings which result from either departures of directors or increases in the number of directors and (iii) a slate of directors for election at each annual meeting.

Special Committee

A special committee was established in December 2006 to explore strategic alternatives for the Company designed to maximize value for shareholders. Our special committee consists of Dr. Sandler, the committee chairman, and Mr. Skeehan, Mr. Greenslade and Mr. Yorke.

Code of Ethics

We have adopted a Code of Conduct effective January 1, 2005, which applies to all of our employees, consultants, officers and directors. It establishes standards of conduct for individuals and also individual standards of business conduct and ethics. In addition it sets out our policies in relation to our employees on such issues as discrimination, harassment, privacy, drugs, alcohol, tobacco and weapons. The Code of Conduct is available at www.jedoil.com/JMG. We will provide such Code of Conduct in print, free of charge, to any investor who requests it by writing to: 180 South Lake Ave., Seventh Floor, Pasadena, CA 91101.

Executive Compensation

Compensation Discussion and Analysis

The Compensation Committee has responsibility for reviewing and making recommendations to the Board of Directors with respect to the Company’s overall executive compensation policy, including such items as (i) the annual base salary, annual bonus, and annual and long-term equity-based or other incentives of each corporate officer, including the CEO; (ii) corporate goals and objectives relevant to each executive officer’s compensation, evaluate each executive officer's performance in light of those goals and objectives, and recommend each executive officer's compensation level based on this evaluation, which recommendation will be subject to approval by the full Board; and (iii) any other matter, such as severance agreements, change in control agreements, or special or supplemental executive benefits, within the Committee's authority.

The overall compensation policy, which is applicable to JMG executive officers, is to position the aggregate of the compensation components at a level commensurate with the Company’s size and performance relative to similar companies. The Compensation Committee seeks to make compensation decisions consistent with the long-term growth and performance objectives of the Company. The Compensation Committee implements its compensation policy in a manner designed to maximize shareholder benefit by aligning the interests of employees with the interests of shareholders through the award of stock options.

The Company’s executive compensation program currently consists primarily of salary and incentive awards in the form of stock options. The Compensation Committee believes that stock options awarded under the JMG equity compensation plan provide the most useful incentive to encourage executive officers to maximize productivity and efficiency because the value of such options relates to the Company’s stock price. Awards under the equity compensation plan have the effect of more closely aligning the interests of the Company’s employees with its shareholders, while at the same time offering an attractive vehicle for the recruitment, retention, and compensation of employees.

Summary Compensation and Grants

The following table provides a summary of annual compensation for our executive officers for the period from January 1, 2005 to December 31, 2006. We do not have an employment agreement with either of our executive officers.

	Annual compensation				Total
Name and principal position	Year	Salary	Bonus	Option Grants (5)
H. S. (Scobey) Hartley, President, Chief Executive Officer, Director (1)	2006 2005	$ 127,200 $ 121,000	- -	- 31,722	$ 127,200 $ 152,722
Joseph W. Skeehan, President, Chief Executive Officer, Director (1)	2006 2005	$ 60,000 -	- -	99,314 42,296	$ 159,314 $ 42,296
Joanne R. Finnerty, Chief Financial Officer (2)	2006 2005	$ 66,294 $ 43,000	- -	- 31,722	$ 66,294 $ 74,722
David C. Ho, Chief Financial Officer (3)	2006 2005	$ 51,720 -	- -	19,593 -	$ 71,313 -
Donald P. Wells, Chief Financial Officer (4)	2006 2005	- -	- -	90,000 -	$ 99,314 -

(1) Mr. Hartley died in June 2006. Mr. Skeehan became acting President and CEO on July 1, 2006

(2) Ms. Finnerty commenced employment in July 2005 and resigned in June 2006. For 2006 her compensation has been converted from Canadian dollars at an exchange rate of 86.1994:1.

(3) Mr. Ho commenced employment in July 2006 and resigned in November 2006. His compensation has been converted from Canadian dollars at an exchange rate of 86.1994:1. His options were cancelled upon his resignation.

(4) Mr. Wells commenced employment in November 2006 and resigned in September 2007. He was not compensated for his services until February 2007 and was compensated at a rate of $6,000 per month thereafter.

(5) All option grants were made pursuant to the equity compensation plan. The amount presented represents the amount recognizable for financial reporting purposes under Financial Accounting Standard (FAS) 123R.

Stock options granted during the most recently completed financial year

The following table discloses the grants of options to purchase or acquire shares of common stock to our executive officers during the period indicated. No options were exercised by our executive officers during the year ended December 31, 2006.

OPTION GRANT TABLE

(Options granted in fiscal year 2006)

	Grant date	Option awards: Number of securities underlying options (1)	Exercise price of option awards	Grant date fair value of option awards
Joseph W. Skeehan	7/1/2006	45,000	$10.75	$23,512
	12/4/2006	45,000	$2.00	$75,803
Donald P. Wells	7/1/2006	45,000	$10.75	$23,512
	12/4/2006	45,000	$2.00	$75,803
Reginald Greenslade.	7/1/2006	60,000	$10.75	$31,349
	12/4/2006	45,000	$2.00	$75,803
Thomas J. Jacobsen	7/1/2006	45,000	$10.75	$23,512
	12/4/2006	45,000	$2.00	$75,803
Reuben Sandler, Ph.D.	7/1/2006	45,000	$10.75	$23,512
	12/4/2006	45,000	$2.00	$75,803
Joanne R. Finnerty	n/a	-	-	-
David C. Ho	7/1/2006	37,500	$10.75	$19,593

(1)

The options reflected in the table are qualified stock options that are fully vested with the exception of Mr. Ho’s options which vest over a three year period.

(2)

The grant date fair value is computed in accordance with FAS 123R.

Outstanding Equity Awards at December 31, 2006

The following table sets forth the number and value of securities underlying options held as of December 31, 2006 by each named executive officer.

	Number of shares underlying unexercised options at December 31, 2005		Option exercise price	Option expiration date
	Exercisable	Unexercisable
H. S. (Scobey) Hartley	30,000	-	$5.00	7/1/2007
Joseph W. Skeehan	40,000	-	$5.00	4/6/2010
	45,000	-	$10.75	7/1/2011
	45,000	-	$2.00	12/4/2011
Donald P. Wells	30,000	-	$5.00	4/6/2010
	45,000	-	$10.75	7/1/2011
	45,000	-	$2.00	12/4/2011
Joanne R. Finnerty	-	-	-	-
David C. Ho	-	-	-	-

Compensation of Directors

Directors do not receive compensation for service on the board of directors. We reimburse our directors for their out-of-pocket costs, including travel and accommodations, relating to their attendance at any board of directors meeting. Directors are entitled to participate in our equity compensation plan.

Director compensation in 2006

	Fees earned or paid in cash	Option Awards	Total
Reginald Greenslade. (1)	n/a	$ 107,329	$ 107,329
Thomas J. Jacobsen (2)	n/a	$ 99,492	$ 99,492
Reuben Sandler, Ph.D. (3)	n/a	$ 99,492	$ 99,492

(1)

Mr. Greenslade received 60,000 stock options exercisable for $10.75 per share on July 1, 2006 and 45,000 stock options exercisable for $2.0 per share on December 4, 2006. The grant date fair value for each in accordance with FAS 123R is $0.52248 and $1.68845, respectively.

(2)

Mr. Jacobsen  received 45,000 stock options exercisable for $10.75 per share on July 1, 2006 and 45,000 stock options exercisable for $2.0 per share on December 4, 2006. The grant date fair value for each in accordance with FAS 123R is $0.52248 and $1.68845, respectively.

(3)

Dr. Sandler  received 45,000 stock options exercisable for $10.75 per share on July 1, 2006 and 45,000 stock options exercisable for $2.0 per share on December 4, 2006. The grant date fair value for each in accordance with FAS 123R is $0.52248 and $1.68845, respectively.

Equity compensation plan

Our board of directors and stockholders approved our equity compensation plan in August 2004. We have authorized a total of 10% of the number of shares outstanding for issuance under this plan. For the purposes of this calculation, the number of shares outstanding includes securities such as warrants. A total of 925,176 shares of common stock are authorized for grant of which as of November 1, 2007,  a total of  553,333 options are outstanding under the plan to officers, directors, employees and consultants. Options issued to directors are fully vested upon date of grant and expire five years from the date of issuance.

Under the equity compensation plan, employees, non-employee members of the board of directors and consultants may be awarded stock options to purchase shares of common stock. Options may be incentive stock options designed to satisfy the requirements of Section 422 of the U.S. Internal Revenue Code, or non-statutory stock options which do not meet those requirements. If options expire or are terminated, then the underlying shares will again become available for awards under the equity compensation plan.

The equity compensation plan is administered by the compensation committee of the board of directors. This committee has complete discretion to:

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determine who should receive an award;

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determine the type, number, vesting requirements and other features and conditions of an award;

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interpret the equity compensation plan; and

•

make all other decisions relating to the operation of the equity compensation plan.

The exercise price for non-statutory and incentive stock options granted under the equity compensation plan may not be less than 100% of the fair market value of the common stock on the option grant date. The compensation committee may also accept the cancellation of outstanding options in return for a grant of new options for the same or a different number of shares at the same or a different exercise price.

If there is a change in our control, an unvested award will immediately become fully exercisable as to all shares subject to an award. A change in control includes:

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a merger or consolidation after which our then current stockholders own less than 50% of the surviving corporation;

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a sale of all or substantially all of our assets; or

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an acquisition of 50% or more of our outstanding stock by a person other than a corporation owned by our stockholders in substantially the same proportions as their stock ownership in us.

In the event of a merger or other reorganization, outstanding stock options will be subject to the agreement of merger or reorganization, which may provide for:

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the assumption of outstanding awards by the surviving corporation or its parent;

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their continuation by us if we are the surviving corporation;

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accelerated vesting; or

•

settlement in cash followed by cancellation of outstanding awards.

The board of directors may amend or terminate the equity compensation plan at any time. Amendments are subject to stockholder approval to the extent required by applicable laws and regulations. The equity compensation plan will continue in effect unless otherwise terminated by the board of directors.

Equity compensation plan information as of September 30, 2007
Plan category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plan	553,333	$3.14	371,843

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding beneficial ownership of our common stock as of December 31, 2007, by:

•

each of our executive officers and directors;

•

all executive officers and directors as a group; and

•

each person who is known by us to beneficially own more than 5% of our outstanding common stock.

As of December 31, 2007, there were 5,188,409 shares of common stock issued and outstanding. Shares of common stock not outstanding but deemed beneficially owned because an individual has the right to acquire the shares of common stock within 60 days, are treated as outstanding when determining the amount and percentage of common stock owned by that individual and by all directors and executive officers as a group. The address of each executive officer and director is 180 South Lake Ave., Seventh Floor, Pasadena, CA 91101. The address of other beneficial owners is set forth below.

Name of beneficial owner	Number of Shares beneficially owned		Percentage of shares outstanding
Executive officers and directors:
Joseph W. Skeehan	138,908	(1)	2.68%
Reginald Greenslade.	120,000	(2)	2.31%
Thomas J. Jacobsen	262,391	(3)	5.06%
Reuben Sandler, Ph.D.	176,625	(4)	3.39%
Justin W. Yorke	-		-
All executive officers and directors as a group (5 persons)	697,924		13.45%
Stockholders owning 5% or more:
Heller 2002 Trust Fred Heller, Trustee 1700 Coronet Drive Reno, Nevada 89509	1,069,358	(5)	19.4%
2004 Kuhne Family Trust Jay Kuhne, Trustee 79935 Double Eagle La Quinta, California 92253	506,250	(6)	9.5%
John P. McGrain 233 South Orange Grove Pasadena, CA 91105	476,562	(7)	8.92%

(1)

Includes 130,000 shares of common stock underlying stock options, 4,454 shares of common stock and 4,454 shares of common stock issuable upon the exercise of warrants at $5.00 per share.

(2)

Includes 120,000 shares of common stock underlying stock options.

(3)

Includes 120,000 shares of common stock underlying stock options, 69,633 shares of common stock, 57,133 shares of common stock issuable upon the exercise of warrants at $5.00 per share, 3,125 shares of common stock issuable upon the exercise of warrants at $6.00 per share and 12,500 shares of common stock issuable upon the exercise of warrants at $4.25 per share.

(4)

Includes 120,000 shares of common stock underlying stock options, 26,375 shares of common stock, 10,000 shares of common stock issuable upon the exercise of warrants at $5.00 per share, 6,250 shares of common stock issuable upon the exercise of warrants at $6.00 per share and 25,000 shares of common stock issuable upon the exercise of warrants at $4.25 per share.

(5)

Information based on Schedule 13D filed with the SEC on February 28, 2006. Includes 189,920 shares of common stock underlying warrants issuable upon the exercise at $5.00 per share and 225,000 shares of common stock issuable upon the exercise of warrants at $4.25.

(6)

Information based on Schedule 13D filed with the SEC on August 8, 2005. Includes 225,000 shares of common stock underlying warrants issuable upon the exercise at $4.25 per share and 56,250 shares of common stock issuable upon the exercise of warrants at $6.00. Jay Kuhne is the trustee for the Jay Kuhne Family Trust.

(7)

Includes 206,250 shares of common stock underlying warrants issuable upon the exercise at $4.25 per share and 51,562 shares of common stock issuable upon the exercise of warrants at $6.00.

Certain Relationships and Related Transactions, and Director Independence

This section describes the transactions we have engaged in with persons who were our directors or officers at the time of the transaction, and persons or entities known by us to be the beneficial owners of 5% or more of our common stock since our incorporation on July 16, 2004.

Business Relationships with JED and Enterra

Agreement of Business Principles

We terminated the 2nd Amended and Restated Agreement of Business Principles with JED and Enterra Energy Trust effective September 28, 2006. Under the agreement, effective August 1, 2004, JED and Enterra offered farm-outs to us of exploratory drilling prospects, and we offered farm-outs to JED of developed drilling prospects from Enterra and us. The agreement contemplated that we would pursue exploratory drilling, JED would pursue development drilling, and Enterra would pursue developed and producing assets. Under the agreement, if we accepted a farm-in, we would pay all of the exploration drilling costs and would earn 70%, or a mutually agreeable percentage, of the interest in the producing zones of the wells we drilled. Under our farm-outs to JED, JED agreed to pay all of the drilling costs and would earn 70%, or a mutually agreeable percentage, of our interest in the producing zones of the wells drilled under the farm-out. This arrangement provided us with the potential for a carried working interest in new wells for which we would have no costs.

We also agreed that Enterra had the right of first refusal to purchase our interests when we determine that we wish to sell. The agreement provided that the price for our interest was to be the same consideration as offered under a bona fide third party offer, or if there is no such offer, as determined by an independent engineering report prepared by a mutually agreeable independent engineering firm. These arrangements were designed to permit us to concentrate on our business plan of exploratory drilling, possibly provide a buyer for our interests as they are developed and possibly further development drilling in which we may be able to retain a reduced interest at no additional cost to us.

We believe the terms of the 2nd Amended and Restated Agreement of Business Principles were equivalent to those we could obtain from unaffiliated third parties. The agreement required independent engineering evaluations as a basis for the valuation of any purchase of a prospect.

Services Agreements

We entered into a Technical Services Agreement with JED effective January 1, 2004 under which JED provided us with all personnel, office space and equipment on an as needed basis. The agreement provided that JED bill us at its cost, including overhead allocation, for all management, operating, administrative and support services. These services included engineering, geological and geophysical analysis, joint venture land activities, drilling operations, well and facility operations, marketing, corporate and business management, planning and budgeting, finance and treasury functions, accounting functions (including general, production and revenue and joint venture accounting, financial reporting, regulatory filing and reporting, corporate and commodity tax, and internal and joint venture audit), payroll, purchasing, human resources, legal services, insurance and risk management, government and regulatory affairs, computer services and information management, administrative services and record keeping, office services and leasing. Total expenses incurred under this agreement during 2005 were $442,667.

The Technical Services Agreement was terminated and replaced by a Joint Services Agreement at January 1, 2006 and JED continues to provide these services to us. The Joint Services Agreement may be terminated by either party with 30 days notice.

Total expenses incurred under these agreements during 2006 and 2005 was $511,047 and $442,667, respectively.

JMG’s remaining North Dakota lands were sold to JED Oil Inc. in September 2007 in conjunction with the settlement of JMG’s outstanding balance due to JED Oil of approximately $2.1 million by remitting the properties, assigning accounts receivable and a cash payment to fund the difference.

The following oil and gas properties were subject to this sale:

▪

Oil and gas properties in Niobara County, Wyoming

▪

Oil and gas properties in Candak County, North Dakota

▪

Undeveloped land in Divide County, North Dakota and

▪

Undeveloped land in Candak County, North Dakota

The properties sold to JED Oil Inc resulted on a loss on sale of approximately $2.6 million.

   Interpersonal Relationships with JED and Enterra

The senior officers and some of the directors of JED, Enterra and JMG have equity ownership in all three entities and hold the following executive positions and/or directorships:

•

Thomas J. Jacobsen is a director of JMG and is Chief Executive Officer and a director of JED.

•

Reg J. Greenslade is Chairman of the JMG board and is Chairman of JED board.

•

Justin W. Yorke is a Director of JED.

Proposed Merger with JED:

JED Oil Inc. (Amex: JDO) (“JED”) and JMG on February 27, 2006 announced they had signed a letter of intent to pursue a possible acquisition of JMG by JED.  The proposal would have offered two-thirds of a share of common stock of JED for each share of common stock of JMG.  On November 16, 2006, the independent members of JMG’s board decided not to proceed with the transaction.

Conflicts of Interest Policies

All transactions between us and any of our officers, directors, or 5% stockholders must be on terms no less favorable than could be obtained from independent third parties. Our bylaws require that a majority of disinterested directors is required to approve any proposal in which any of our officers or directors have a principal or other interest.

Other than as described in this section, there are no material relationships between us and any of our directors, executive officers or known holders of more than 5% of our common stock.

Description of Securities

The following is a description of our capital stock and certain provisions of our articles of incorporation, our bylaws as well as certain provisions of applicable law.  Other than the ability to issue preferred stock without stockholder authorization or approval as discussed below, we have no article or bylaw provisions that would prevent or delay a change in control, or discourage potential bidders.

General

We are authorized to issue 35,000,000 shares of capital stock, $0.001 par value per share, consisting of 25,000,000 shares of common stock and 10,000,000 shares of preferred stock.  In August 2004, we designated and issued 1,950,000 shares of preferred stock in a private placement.  As of December 31, 2006 there were 5,188,409 common shares issued and outstanding. Preferred shares were converted into common shares of the Company subsequent to Company’s initial public offering on August 3, 2005. No preferred shares are currently outstanding.

  The following is a summary of the rights associated with our common stock and preferred stock.

Common stock

As of September 30, 2007, we had 5,188,409 shares of common stock outstanding. In addition, we had:

•

553,333 shares of common stock reserved and subject to issuance upon exercise of outstanding stock options; and

•

3,314,539 common stock reserved and subject to issuance upon exercise of outstanding warrants.

Our articles do not provide for cumulative voting and the holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders.  The holders of our common stock are entitled to receive ratably such common stock dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. A merger, conversion, exchange or consolidation of us with or into any other person or sale or transfer of all or any part of our assets (which does not in fact result in our liquidation and distribution of assets) will not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of our affairs. The holders of our common stock have no preemptive or conversion rights.

All outstanding shares of common stock and all shares of common stock when issued by us will be fully paid and nonassessable.  Our board is authorized to issue additional shares of common stock within the limits authorized by our articles of incorporation without stockholder approval.

Preferred stock

The board of directors has the authority, without action by the stockholders, to designate and issue up to 10,000,000 shares of preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock.

The preferred stock carries such relative rights, preferences and designations as may be determined by our board in its sole discretion upon the issuance of any shares of preferred stock. The shares of preferred stock could be issued from time to time by our board in its sole discretion without further approval or authorization by our stockholders, in one or more series, each of which could have any particular distinctive designations, relative rights and preferences as determined by our board. The relative rights and preferences that may be determined by our board in its discretion from time to time include but are not limited to the following:

•

the rate of dividend and whether the dividends are to be cumulative and the priority, if any, of dividend payments relative to other series in the class;

•

whether the shares of any such series may be redeemed, and if so, the redemption price and the terms and conditions of redemption;

•

the amount payable with respect to such series in the event of voluntary or involuntary liquidation and the priority, if any, of each series relative to other series in the class with respect to amounts payable upon liquidation and sinking fund provisions, if any, for the redemption or purchase of the shares of that series; and

•

the terms and conditions, if any, on which the shares of a series may be converted into or exchanged for shares of any class, whether common or preferred, or into shares of any series of the same class, and if provision is made for conversion or exchange, the times, prices, rates, adjustments and other terms.

The existence of authorized but unissued shares of preferred stock could have anti-takeover effects because we could issue preferred stock with special dividend or voting rights that could discourage potential bidders. We may issue shares of preferred stock that have dividend, voting and other rights superior to those of our common stock, or that convert into shares of common stock, without the approval of the holders of common stock. This could result in the dilution of the voting rights, ownership and liquidation value of current stockholders.

Common stock purchase warrants

$4.25 warrants.  As of September 30, 2007, there were 1,729,500 warrants outstanding to purchase common stock at $4.25 per share which had been issued upon the conversion of our preferred stock.  The warrants expire on January 15, 2009.

$5.00 warrants.  As of September 30, 2007, there were 1,025,790 warrants outstanding to purchase an equal number of shares of common stock at $5.00 per share.  The warrants expire on January 15, 2009.

$6.00 warrants.  As of September 30, 2007, there were 369,249 warrants outstanding to purchase an equal number of shares of common stock at $6.00 per share.  The warrants expire January 15, 2009.

Underwriter’s warrants.  We have issued to our underwriter at the closing of this offering, for nominal consideration, warrants to purchase 190,000 shares of common stock.  These warrants will be exercisable for a four year period commencing on the first anniversary of the closing date of this offering at an exercise price of $7.00 per share. These warrants will be restricted from sale, transfer, assignment or hypothecation for a period of one year from the closing of this offering, except to officers of our underwriter and broker-dealers participating in this offering and their officers and partners, and except transfers by operation of law or by reason of our reorganization.

Nevada control share laws

We may become subject to Nevada’s laws that govern the “acquisition” of a “controlling interest” of “issuing corporations.”  These laws will apply to us if we have 200 or more stockholders of record, at least 100 of whom have addresses in Nevada, unless our articles or bylaws in effect on the 10th day after the acquisition of a controlling interest provide otherwise. These laws provide generally that any person that acquires a “controlling interest” acquires voting rights in the control shares, as defined, only as conferred by the stockholders of the corporation at a special or annual meeting. In the event control shares are accorded full voting rights and the acquiring person has acquired at least a majority of all of the voting power, any stockholder of record who has not voted in favor of authorizing voting rights for the control shares is entitled to demand payment for the fair value of its shares.

A person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the Nevada Revised Statutes, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares.”

Indemnification of directors and officers

Our articles of incorporation and bylaws provide that we will indemnify our directors and officers to the maximum extent permitted by Nevada law, including in circumstances in which indemnification is otherwise discretionary under Nevada law. We have agreed to indemnify our executive officers and directors for all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by them in respect of any civil, criminal or administrative action or proceeding to which they are made a party by reason of being or having been a director or officer, if (a) they acted honestly and in good faith with a view to our best interests, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, they had reasonable grounds for believing that their conduct was lawful.

These indemnification provisions may be sufficiently broad to permit indemnification of our directors, officers and controlling persons for liabilities, including reimbursement of expenses incurred, arising under the Securities Act. To the extent that our directors, officers and controlling persons are indemnified under the provisions contained in our articles of incorporation, bylaws, Nevada law or contractual arrangements against liabilities arising under the Securities Act, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer agent and registrar

The transfer agent and registrar for our common stock and warrants is Corporate Stock Transfer, Inc., Denver, Colorado.

Shares eligible for future sale

We are registering 3,124,539 shares of common stock underlying warrants to purchase common stock. As of  December 31, 2007, a total of 3,124,539 warrants remain outstanding unexercised. Accordingly, up to 3,124,539 shares of our common stock issuable upon exercise of warrants by the holders thereof will be free trading and may be sold at any time.

Sales of restricted shares

None

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person or persons whose shares are aggregated, who has beneficially owned restricted shares for at least one year, including persons who may be deemed to be our "affiliates," would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•

1.0% of the number of shares of common stock then outstanding, which will equal approximately 41,000 shares immediately after this offering assuming no exercise of our underwriter’s overallotment option, warrants or stock options; or

•

the average weekly trading volume of our common stock during the four calendar weeks before a notice of the sale on Form 144 is filed.

Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of certain public information about us.

Stock options

At December 31, 2007 there were 553,333 stock options outstanding under the plan to purchase an equal number of shares of common stock at a weighted average exercise price of $3.14 per share.  A total of 551,666 of these options are fully vested and the balance vest over a period of one year.

Selling Security Holders

This prospectus relates to:

•

the resale by stockholders of up to 1,729,500 shares of common stock issuable upon exercise of warrants at $4.25 per share;

•

the resale by stockholders of up to 1,025,790 shares of common stock issuable upon exercise of warrants at $5.00 per share; and

•

the resale by stockholders of up to 369,249 shares of common stock issuable upon exercise of warrants at $6.00 per share.

These securities were issued in August 2004 upon the sale of 1,950,000 units in a private placement consisting of one share of preferred stock and one quarter (1/4) common stock purchase warrant, for $4.00 per unit, for aggregate gross proceeds of $7,800,000.  The preferred stock converted into an equal number of units consisting of one common share and one common stock purchase warrant at $4.25 per share.  For every four units purchased, the purchaser received one common stock purchase warrant to purchase one share of common stock for $6.00 per share. The warrants expire January 15,  2009.

The following tables set forth information regarding the shares of common stock owned beneficially as of October 23, 2007, by each selling security holder and assumes the exercise of all warrants. The selling security holders are not required, and may choose not to sell any of their shares of common stock or exercise any of their warrants.

None of the selling security holders is an officer, director or other affiliate except as indicated below.

Common stock issuable upon exercise of $4.25 common stock warrants
Name of selling security holder	Shares owned prior to offering	Shares being offered	Shares owned after offering (1)	Percentage owned after offering (1)
Ralph Braden	12,500	12,500	-	-
James Dinning	5,000	5,000	-	-
Bill Dunbar and Charlene Dunbar	19,000	19,000	-	-
Fiserv Securities Inc. A/C/F Charles Kirby, std IRA	2,000	2,000	-	-
Fortune Seekers Inc.	21,000	21,000
Ludwig Gierstorfer	10,000	10,000
Barry Goldstein	12,500	12,500
Carrie Greenslade	37,500	37,500	-	-
Aaron A. Grunfeld	40,000	40,000	-	-
Heller 2002 Trust, Fred P. Heller as trustee	225,000	225,000	-	-
JMW Fund LLC	108,750	108,750	-	-
David Jordon	100,000	100,000	-	-
Charles B. Kirby	10,000	10,000	-	-
Charles F. Kirby	40,000	40,000	-	-
Kirby Enterprise Fund, LLC	70,000	70,000	-	-
Kelsey K. Kirby	10,000	10,000	-	-
2004 Kuhne Family Trust	225,000	225,000	-	-
Ron Lewis	25,000	25,000	-	-
Lima Capital Inc.	12,500	12,500	-	-
John P. McGrain	206,250	206,250	-	-
Georgette Pagano	25,000	25,000	-	-

Walter Paszkowski	6,000	6,000	-	-
John Paulson Jr.	25,000	25,000	-	-
LMT Financial Inc.	12,500	12,500	-	-
William Gordica	2,083	2,083	-	-
RBC Dominion Securities ITF William Gordica	247,917	247,917	-	-
Linda G. Sexton	12,500	12,500	-	-
Ronald Shear	25,000	25,000	-	-
Debra Fields and Rachel Fields and Joel Fields JTWROS	3,000	3,000	-	-
Joel Fields and Debra Fields and Rachel Fields JTWROS	4,375	4,375	-	-
Rachel Fields and Joel Fields and Debra Fields JTWROS	4,500	4,500	-	-
Hanan Prishkolnik	625	625	-	-
Reuben and Susan Sandler Revocable Trust	12,500	12,500	-	-
Len Turano	9,000	9,000	-	-
Wells Grey Resort & Resources LTD	12,500	12,500	-	-
Westhampton Special Situation Fund LLC	110,000	110,000	-	-
Samuel D. Wyman	25,000	25,000	-	-
Total common shares underlying $4.25 warrants	1,729,500	1,729,500	-	-

Common stock issuable upon exercise of $5.00 common stock warrants
Name of selling security holder	Shares owned prior to offering	Shares being offered	Shares owned after offering (1)	Percentage owned after offering (1)
K Kitt & D Kitt Ttee	50,000	50,000	-	-
Kirby Enterprises Fund Llc	49,290	49,290	-	-
John J Paulson Jr	43,400	43,400	-	-
James Thomas Galvin	35,200	35,200	-	-
Dearnley Brothers Fund 2	32,256	32,256	-	-
Richard M Dearnley	28,000	28,000	-	-
Mcp 1992 Limited Partnership	27,000	27,000	-	-
R Kendall Allen	26,000	26,000	-	-
Mike G Jackson	20,000	20,000	-	-
Aaron A Grunfeld	18,000	18,000	-	-
Paul H Dragul	17,500	17,500	-	-
Janice Tanner &	16,500	16,500	-	-
Michael P Hamilton	15,955	15,955	-	-
Paul H Dragul	14,298	14,298	-	-
Tomasz Konrod Fuchs	14,060	14,060	-	-
Georgette W Pagano	13,380	13,380	-	-
Marc Wasserman	13,038	13,038	-	-
Michael L Miller	12,455	12,455	-	-
Kingsbridge Capital Ltd	12,000	12,000	-	-
Benedetto Casale	11,569	11,569	-	-
Doug Mckesson &	10,440	10,440	-	-
Charles F Kirby Cust For	10,326	10,326	-	-
Charles F Kirby Cust For	10,326	10,326	-	-
Charles F Kirby Cust For	10,326	10,326	-	-
Daniel E Murphy	10,000	10,000	-	-
Vincent Manngard	10,000	10,000	-	-
Disosway Inc	10,000	10,000	-	-
John J Paulson	9,820	9,820	-	-
Samuel D Wyman Jr Ira	9,184	9,184	-	-
Christina Casale	9,042	9,042	-	-
David Plaza	8,720	8,720	-	-
Timothy Brasel Ttee	8,500	8,500	-	-
Victor Daniel Hays	8,000	8,000	-	-
Kevan J Del Grande	7,400	7,400	-	-
Gerald B Rosenthal	7,000	7,000	-	-

Ralph L Braden And	6,666	6,666	-	-
Battersea Capital Inc.	6,631	6,631	-	-
Earnest Mathis Ttee	6,500	6,500	-	-
Mcp 1992 Limited Partnership	6,443	6,443	-	-
The Harb Family Trust	6,400	6,400	-	-
George Harb	6,250	6,250	-	-
Jack Wright	6,240	6,240	-	-
Kearney Holdings Llc	6,100	6,100	-	-
Arthur Kassoff Tr	6,058	6,058	-	-
James Dinning	6,000	6,000	-	-
Edward J Welsh Jr	6,000	6,000	-	-
A H Investments Inc	6,000	6,000	-	-
Edward Welsh	6,000	6,000	-	-
Gary J Mcadam Ttee	5,500	5,500	-	-
Dr Presley O Reed Jr &	5,000	5,000	-	-
Jj Peirce	4,675	4,675	-	-
Gerald Zeitz	4,600	4,600	-	-
Richard Kern	4,572	4,572	-	-
Gus Blass	4,500	4,500	-	-
Joseph Skeehan	4,454	4,454	-	-
Frank W Visciano	4,200	4,200	-	-
James Raymond Paul	4,114	4,114	-	-
Disosway Foundation	4,000	4,000	-	-
Roger O Wasserman	4,000	4,000	-	-
Adrian Hernandez	4,000	4,000	-	-
Estate Of Richard L Mitchell	4,000	4,000	-	-
Henry C Randazzo	4,000	4,000	-	-
Jacob A Kraut &	4,000	4,000	-	-
Alfred E Turton	4,000	4,000	-	-
Howard Malman	3,800	3,800	-	-
Gary Frederick	3,535	3,535	-	-
Delaware Charter Ttee	3,440	3,440	-	-
John J Zillman Ttee	3,330	3,330	-	-
Rosenbaum Capital Llc	3,117	3,117	-	-
David Simas	3,000	3,000	-	-
Marj J Huggins Ira Td Ameritrade Inc	3,000	3,000	-	-
Laura Jean Russell & Glenn P	3,000	3,000	-	-
Norton D Weiner Estate	3,000	3,000	-	-
Neil Little	3,000	3,000	-	-
Dr Presley O Reed Jr &	3,000	3,000	-	-
Dudley D Johnson	3,000	3,000	-	-
James E Williams &	2,800	2,800	-	-
Delaware Charter Ttee	2,740	2,740	-	-
Hilip Mamos	2,720	2,720	-	-
Mark J Harper	2,700	2,700	-	-
Heather Evans Cust	2,580	2,580	-	-
Rafael Dejesus &	2,533	2,533	-	-
Brian M Lohmeier	2,500	2,500	-	-
Wayne Macquarrie	2,500	2,500	-	-
Jeffrey P Raymond	2,412	2,412	-	-
Thomas E Manoogian	2,400	2,400	-	-
Patricia J Lindquist	2,320	2,320	-	-
Hadi Fakouri	2,210	2,210	-	-
John Sipala &	2,200	2,200	-	-
David W Goyen &	2,200	2,200	-	-
Cynthia K Murt	2,200	2,200	-	-
Carl W Andris &	2,180	2,180	-	-
Edward Savage	2,100	2,100	-	-

Stephen P Monka	2,090	2,090	-	-
Kevin R Jenkins	2,000	2,000	-	-
Gerald M Murt	2,000	2,000	-	-
Dirk Tinley	2,000	2,000	-	-
Excel Alliance Overseas Inc	2,000	2,000	-	-
Clarence Herman	2,000	2,000	-	-
Bob Hinson	2,000	2,000	-	-
David H Jackson	2,000	2,000	-	-
T & J Associates	2,000	2,000	-	-
Ronald Dean Smith	2,000	2,000	-	-
Ronald E Lewis Ttee	2,000	2,000	-	-
Dixcart Financial Srvs Lmt	2,000	2,000	-	-
Mostafa Mahmoud &	2,000	2,000	-	-
Wayne T Grau &	2,000	2,000	-	-
Joseph P Spano	2,000	2,000	-	-
Frank J Stanley Iii Ira	2,000	2,000	-	-
Marcia L Johnston	2,000	2,000	-	-
Joanne R Finnerty	2,000	2,000	-	-
James J Thomas	2,000	2,000	-	-
Bradley S Schwartz	2,000	2,000	-	-
Charles Writzmann	2,000	2,000	-	-
Cazenovia Restoration Corp	2,000	2,000	-	-
William D Secor	2,000	2,000	-	-
John J Zillman	2,000	2,000	-	-
Rl Capital Partners L.P.	2,000	2,000	-	-
Rhea Chapman	1,900	1,900	-	-
Thomas A Green Ttee	1,800	1,800	-	-
Nicholas P Pansino (R/0 Ira)	1,790	1,790	-	-
David J Saland	1,750	1,750	-	-
Thomas Lockhart	1,706	1,706	-	-
Michael Ohare Ttee	1,675	1,675	-	-
Madilyn L Cartwright	1,600	1,600	-	-
William G. Tenney &	1,600	1,600	-	-
Anthony F Costa Ira	1,600	1,600	-	-
Gayle L Zillman	1,500	1,500	-	-
Janet Anderson Keyte	1,500	1,500	-	-
Fmt Co Cust Ira Rollover	1,500	1,500	-	-
E Joanne Farmer &	1,500	1,500	-	-
Frank J Stanley Iii Sarsep Ira	1,500	1,500	-	-
Helene Mcelmurray	1,500	1,500	-	-
Malcolm R O'neill	1,500	1,500	-	-
Peter Wasserman	1,500	1,500	-	-
Kathryn M Cox	1,500	1,500	-	-
Robert Goldstein (Ira)	1,440	1,440	-	-
Hudson K Ackerman &	1,424	1,424	-	-
Lance J Baller	1,400	1,400	-	-
Euram International Inc	1,400	1,400	-	-
Robert S Cho	1,400	1,400	-	-
Anne R Haynes	1,400	1,400	-	-
Dick Froese	1,373	1,373	-	-
Richard R Aitken	1,333	1,333	-	-
David Culberson	1,326	1,326	-	-
Bobbie T Fontes	1,268	1,268	-	-
Tracy M Popoff Exempt Trust	1,220	1,220	-	-
Kathleen T Walsh	1,214	1,214	-	-
West Hampton Special	1,200	1,200	-	-
Larry D Edwards	1,200	1,200	-	-
Delaware Charter Guar & Trust	1,100	1,100	-	-

Robert Pellolio &	1,100	1,100	-	-
David E Miller (Ira)	1,100	1,100	-	-
Rundell Consulting Ltd	1,037	1,037	-	-
Stewart C & Renee F	1,036	1,036	-	-
Joyce M Buck R/O Ira	1,000	1,000	-	-
Karin J Storer	1,000	1,000	-	-
Stephen Curtis &	1,000	1,000	-	-
John E Dalrymple	1,000	1,000	-	-
Wells Fargo Bank Sep C/F	1,000	1,000	-	-
Dale F Bachle Ttee	1,000	1,000	-	-
Philip Alterman &	1,000	1,000	-	-
George Guldi Ttee	1,000	1,000	-	-
Roger Baker R/O Ira	1,000	1,000	-	-
Pfsi Fbo Jeffrey Guiltinan Sep Ira	1,000	1,000	-	-
Jeffrey Francis Guiltinan	1,000	1,000	-	-
Continental American Resources Inc	1,000	1,000	-	-
Catherine Samuelson &	1,000	1,000	-	-
Karen A Stanley Ira	1,000	1,000	-	-
Elmer Tuthill &	1,000	1,000	-	-
Paul R Packer R/O Ira	1,000	1,000	-	-
Alice Sydney Pauley Ira	1,000	1,000	-	-
Gilford Financial	1,000	1,000	-	-
Rosalie Pauley	1,000	1,000	-	-
William Bogle	1,000	1,000	-	-
Christopher M Mensch	1,000	1,000	-	-
Dan Rudden	1,000	1,000	-	-
Linda Sardi	1,000	1,000	-	-
Elizabeth Max	1,000	1,000	-	-
Federica Petraschuk	1,000	1,000	-	-
Winfield Jessup &	1,000	1,000	-	-
Vincent P Sweeney	1,000	1,000	-	-
Bernard Gans	1,000	1,000	-	-
Michelle C Gelinas	1,000	1,000	-	-
Walter Babcock &	1,000	1,000	-	-
Barbara A Dunn &	1,000	1,000	-	-
Douglas E Sudnick	1,000	1,000	-	-
Mathis Family Partners Ltd	1,000	1,000	-	-
Erik Osborn &	1,000	1,000	-	-
Terry P Mcpartland Exempt Tr	985	985	-	-
Patricia J Lindquist	950	950	-	-
Joseph V Gorman &	920	920	-	-
Edward A Quigley	900	900	-	-
Gloria Orman &	900	900	-	-
Sharon Lee Paul	886	886	-	-
Pfsi Fbo Frank Guiltinan Sep Ira	800	800	-	-
Joseph Craig Zollner	800	800	-	-
Arnold Shapiro	800	800	-	-
Jean M Pagano	750	750	-	-
Georgette W Pagano Cust	750	750	-	-
Janet L Barr Ph.D (Ira)	750	750	-	-
Robert L Bell	745	745	-	-
Chauncey W Staples	738	738	-	-
Darryl A Hansen	715	715	-	-
Neil R Atkinson	700	700	-	-
Patricia J Lindquist	680	680	-	-
Christine M Market	667	667	-	-
Vincent Neeson &	665	665	-	-
Roger Gillis &	660	660	-	-

Robin S Haber	600	600	-	-
Eugene R Anderson &	600	600	-	-
Nelson C Minerly Ira	600	600	-	-
Brian R Ohlheiser	600	600	-	-
Francis E Belmont	600	600	-	-
Billie D Drake &	600	600	-	-
Michael D Stump &	600	600	-	-
Jacqueline Ochoa-Rosellini	574	574	-	-
Barbara A Harrison	540	540	-	-
Robert Goldstein (Roth Ira)	535	535	-	-
Sherry M Goldstein (Roth Ira)	535	535	-	-
Lisa Saville	520	520	-	-
Patricia Millerick &	516	516	-	-
Robert Larry Kinney	500	500	-	-
John W. Mc Grath	500	500	-	-
Joan Ferrara	500	500	-	-
Freddi Chandler	500	500	-	-
Roberta P Sales (Ira)	500	500	-	-
Karen A Stanley Sarsep Ira	500	500	-	-
M Truesdell R Mustain-Wood T	500	500	-	-
Dennis J Ferguson &	500	500	-	-
Cynthia L Rodenbeck	500	500	-	-
Joyce M Remedio	500	500	-	-
Bruce D Chase &	500	500	-	-
Rhea Chapman (Roth Ira)	450	450	-	-
Allan R Jamison &	440	440	-	-
Bryan S Monka	425	425	-	-
Charles F Kirby	400	400	-	-
Angel Tardy (Ira)	400	400	-	-
Alexander Connor Blass Tr #3	400	400	-	-
Robert S Wagner	400	400	-	-
Jack H Preiss	400	400	-	-
Sherial A Heller	400	400	-	-
Lisa M Wagner	400	400	-	-
Michael Rodolakis	400	400	-	-
Angel Tardy	380	380	-	-
Maria Shtrapenina &	380	380	-	-
Norman G Hoger Tr	360	360	-	-
Kirt O Thomson	350	350	-	-
Mike Thorne	340	340	-	-
Robert H Gross And	340	340	-	-
Mike Thorne &	340	340	-	-
Kimberly D Oakley	333	333	-	-
Pamela J Mcpartland	330	330	-	-
Zahra Abdollahi	330	330	-	-
Paul H Dragul Cust For	300	300	-	-
Steve Leonard Read	300	300	-	-
Thomas D Cebuhar	300	300	-	-
Bonnie L Alterman	300	300	-	-
John P Wagner Ttee	300	300	-	-
Leonardo Ciancolo &	300	300	-	-
Tara Jiranek &	291	291	-	-
Joyce M Sliney Trust	281	281	-	-
Kenneth Jeffrey Goldfarb Ttee	263	263	-	-
Delaware Charter Ttee	260	260	-	-
Irrevocable Seven Oaks Trust	250	250	-	-
David J Saland	250	250	-	-
Rebecca K Taylor	220	220	-	-

Nelson C Minerly &	200	200	-	-
Estate Of Frank Latorre	200	200	-	-
Oliver Bucher &	200	200	-	-
Charles Brumbaugh	200	200	-	-
Carolyn Towne Cust	200	200	-	-
Harold R Inman &	200	200	-	-
John P Popa	200	200	-	-
Douglas A Blaheta	200	200	-	-
Carolyn Towne Cust	200	200	-	-
Todd M Ryan	200	200	-	-
Myron A Leon Ttee	200	200	-	-
Nicholas L Mcadam	200	200	-	-
John J Millerick &	200	200	-	-
Shirley A Fly	200	200	-	-
John Elliot Delap	200	200	-	-
Theresa J Secor	200	200	-	-
Darren Duran	200	200	-	-
Joe Lubrano	200	200	-	-
Edward Lubrano	200	200	-	-
Bettye J Berry R/O Ira	200	200	-	-
Mcpartland Enterprises Inc	200	200	-	-
David Simas	200	200	-	-
Thomas J Skillman Iii	200	200	-	-
Patti J Tai	180	180	-	-
Karen Joan Naughton	180	180	-	-
Geraldine A Silver Tr	178	178	-	-
Eugene Fritz &	172	172	-	-
Jennifer A Edwards	170	170	-	-
Jonathan K Edwards	170	170	-	-
Patricia Sterling Shinn	160	160	-	-
Wendy Pan	160	160	-	-
Ben F Vause	160	160	-	-
Annie S Hinson	158	158	-	-
George R Whittaker &	150	150	-	-
Doreen Fox Oswaks	145	145	-	-
Scottrade Inc Tr Fbo	140	140	-	-
William Creed Murphy	136	136	-	-
Chip K Matthews &	130	130	-	-
Nancy B Hoger Tr	120	120	-	-
Sharon Richardson Wilkinson	120	120	-	-
William J Shinn Custodian For	100	100	-	-
William J Shinn Custodian For	100	100	-	-
Edward J Lehmann	100	100	-	-
Ada J Pansino	100	100	-	-
Francis Bichl Jr & Judith Bichl Jt	100	100	-	-
William K Petersen And	100	100	-	-
Kyle L Chapman	100	100	-	-
Francis P Johnson	100	100	-	-
Michael L Baller	100	100	-	-
Douglas Meissner	100	100	-	-
Lisa A-Bingaman Kirby	100	100	-	-
Rosalie Pauley &	100	100	-	-
Paul Rivello &	100	100	-	-
William E Chapman	100	100	-	-
Diane Rundell	100	100	-	-
Scott Christopher Hofmann	100	100	-	-
Arthur Torosian	100	100	-	-
Kelly Fuller	80	80	-	-

George R Bunn Jr	60	60	-	-
Edward L Johnson	40	40	-	-
Total common stock underlying $5.00 warrants	1,025,790	1,025,790	-	-

Common stock issuable upon exercise of $6.00 common stock warrants
Name of selling security holder	Shares owned prior to offering	Shares being offered	Shares owned after offering (1)	Percentage owned after offering (1)
R. Kendall Allen	6,250	6,250	-	-
Ralph Braden	3,125	3,125	-	-
James Dinning	1,250	1,250	-	-
William Dunbar and Charlene Dunbar, Joint Tenants	4,750	4,750	-	-
Fiserv Securities Inc. A/C/F Charles	3,000	3,000	-	-
Fiserv Securities Inc. A/C/F Jeff Ploen, Sep IRA	2,500	2,500	-	-
Fortune Seekers Inc.	5,250	5,250	-	-
Ludwig Gierstorfer	2,500	2,500	-	-
Barry Goldstein	3,125	3,125	-	-
Carrie Greenslade	9,375	9,375	-	-
Aaron A. Grunfeld	10,000	10,000	-	-
David Jordon	25,000	25,000	-	-
Charles F. Kirby	10,000	10,000	-	-
Kirby Enterprise Fund LLC	10,000	10,000	-	-
2004 Kuhne Family Trust	56,250	56,250	-	-
Ron Lewis	6,250	6,250	-	-
Lima Capital Inc.	3,125	3,125	-	-
John P. McGrain	51,562	51,562	-	-
Nancy H. McGrain	6,250	6,250	-	-
Georgette Pagano	6,250	6,250	-	-
Walter Paszkowski	1,500	1,500	-	-
J. Paul Consulting Corp.	2,500	2,500	-	-
John Paulson Jr.	6,250	6,250	-	-
Penson Financial Services Canada Inc.	3,125	3,125	-	-
William Gordica	56,562	56,562	-	-
RCB Securities Inc. Profit Sharing for Robert C. Bedford	3,125	3,125	-	-
Linda G. Sexton	3,125	3,125	-	-
Ronald Shear	6,250	6,250	-	-
Debra Fields and Rachel Fields and Joel Fields JTWROS	750	750	-	-
Joel Fields and Debra Fields and Rachel Fields JTWROS	1,094	1,094	-	-
Rachel Fields and Joel Fields and Debra Fields JTWROS	1,125	1,125	-	-
Hanan Prishkolnik	156	156	-	-
Reuben and Susan Sandler Revocable Trust	3,125	3,125	-	-
South Lake Financial	15,625	15,625	-	-
Len Turano	2,250	2,250	-	-
Wells Grey Resort & Resources LTD	3,125	3,125	-	-
Westhampton Special Situation Fund LLC	27,500	27,500	-	-
Samuel D. Wyman	6,250	6,250	-	-
Total common stock underlying $6.00 warrants	369,249	369,249	-	-

(1) Calculated on the basis of 5,188,409 shares outstanding which does not include the exercise of outstanding warrants.

(2) Individual is an officer, director or 5% or greater stockholder of our company.

Plan of Distribution

The common stock will be issued to the holders of warrants upon proper exercise of such warrants.

No underwriting arrangements exist as of the date of this prospectus to sell any common stock and warrants issued upon conversion of our preferred stock, or the common stock issuable under the warrants. Upon being advised of any underwriting arrangements that may be entered into by a selling security holder after the date of this prospectus, we will prepare a supplement to this prospectus to disclose those arrangements.

The selling security holder may, from time to time, sell all or a portion of their shares of common stock and warrants at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The selling security holder may offer our common stock and warrants at various times in one or more of the following transactions:

• on any national securities exchange, or other market on which our common stock may be listed at the time of sale;

• in the over-the-counter market;

• through block trades in which the broker or dealer so engaged will attempt to sell the shares and warrants as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

• through purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

• in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

• through options, swaps or derivatives;

• in privately negotiated transactions;

• in transactions to cover short sales; and

• through a combination of any such methods of sale.

In addition, the selling security holder may also sell their common stock and warrants that qualify for sale pursuant to Rule 144 under the Securities Act of 1933 under the requirements of such rule rather than pursuant to this prospectus.

The selling security holder may sell our common stock and warrants directly to purchasers or may use brokers, dealers, underwriters or agents to sell our common stock and warrants upon terms and conditions that will be described in the applicable prospectus supplement. In effecting sales, brokers and dealers engaged by the selling security holder may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from a selling security holder or, if any such broker-dealer acts as agent for the purchaser of such common stock and warrants, from such purchaser in amounts to be negotiated. Such compensation may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree to sell a specified number of such common stock and warrants at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for us or a selling security holder, to purchase as principal any unsold common stock and warrants at the price required to fulfill the broker-dealer commitment. Broker-dealers who acquire common stock and warrants as principal may thereafter resell such common stock and warrants from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers of such common stock and warrants commissions as described above.

The selling security holder and any broker-dealers or agents that participate with them in sales of the common stock and warrants are deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. Accordingly, any commissions received by such broker dealers or agents and any profit on the resale of the common stock and warrants purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

From time to time the selling security holder may be engaged in short sales, short sales against the box, puts and calls and other hedging transactions in our securities, and may sell and deliver the common stock and warrants in connection with such transactions or in settlement of securities loans. These transactions may be entered into with broker-dealers or other financial institutions. In addition, from time to time, a selling security holder may pledge its common stock and warrants pursuant to the margin provisions of its customer agreements with its broker-dealer. Upon delivery of the common stock and warrants or a default by a selling security holder, the broker-dealer or financial institution may offer and sell the pledged common stock and warrants from time to time.

Experts

The consolidated financial statements as of December 31, 2006 in this Prospectus have been audited by Hein & Associates LLP, an independent registered public accounting firm, to the extent and for the period indicated in their report appearing elsewhere herein, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern) and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of the Company at December 31, 2005 and 2004, and for the twelve month period ended December 31, 2005 and for the period from the date of incorporation on July 16, 2004 to December 31, 2004, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Certain information relating to our reserves incorporated by reference into this prospectus has been calculated by us and audited and opined on, as at December 31, 2006, by McDaniel & Associates Consultants Ltd., and DeGolyer and MacNaughton Canada Limited, independent petroleum engineering consultants retained by us, and has been so included in reliance on the opinion and report of McDaniel & Associates Consultants Ltd., and DeGolyer and MacNaughton Canada Limited, given upon the authority of said firms as experts in reserve engineering.

Where You Can Find More Information

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 (File Number 333-120082) under the Securities Act of 1933, as amended on September 14, 2006 and June 30, 2006. This prospectus does not contain all of the information found in the registration statement, portions of which are omitted as permitted under the rules and regulations of the Securities and Exchange Commission. For further information regarding us and the securities offered by this prospectus, please refer to the registration statement, including its exhibits and schedules. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of the terms of those documents.  The registration statement of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.W., Washington, D.C. 20549. Copies of the materials may also be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC at 100 F Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

The SEC maintains a web site on the Internet at www.sec.gov. Our registration statement and other information that we file with the SEC is available at the SEC’s website.

We intend to furnish our stockholders annual reports containing our audited financial statements and furnish or make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each of our fiscal years.

If you are a stockholder, you may request a copy of these filings at no cost by contacting us at:

JMG Exploration, Inc.

 180 South Lake Ave.

Seventh Floor

Pasadena, CA 91101

(626) 792-3842

Index to Consolidated Financial Statements

JMG Exploration Inc.
Financial Statements

Page
Report of Hein & Associates LLP, Independent Registered Public Accounting Firm	F-1
Report of Ernst & Young LLP, Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2006 and 2005.	F-3
Consolidated Statements of Operations for the years ended December 31, 2006 and 2005, and the period from the date of incorporation on July 16, 2004 to December 31, 2004.	F-4
Consolidated Statements of Cash Flows for the years ended December 31, 2005 and 2004, and the period from the date of incorporation on July 16, 2004 to December 31, 2004.	F-5
Consolidated Statements of Shareholders’ Equity for the years ended December 31, 2005 and 2004, and the period from the date of incorporation on July 16, 2004 to December 31, 2004.	F-7
Consolidated Statements of Comprehensive Loss for the years ended December 31, 2005 and 2004, and the period from the date of incorporation on July 16, 2004 to December 31, 2004.	F-8
Notes to Consolidated Financial Statements.	F-9

Interim Consolidated Financial Statements for the nine month period ended September 30, 2007
Consolidated Balance Sheets as of September 30, 2007 (unaudited)	F-27
Consolidated Statements of Operations and Deficit (unaudited) for the three and nine month periods ended September 30, 2007 and 2006.	F-28
Consolidated Statements of Cash Flows (unaudited) for the three and nine month periods ended September 30, 2007 and 2006.	F-29
Statement of Changes in Consolidated Stockholders’ Equity for the three and nine month periods ended September 30, 2007 and 2006.	F-30
Consolidated Statements of Comprehensive Loss (unaudited) for the three and nine month periods ended September 30, 2007 and 2006.	F-31
Notes to Consolidated Financial Statements (unaudited)	F-32

JMG Exploration, Inc.

Interim Consolidated Financial Statements

As of and for the periods ended December 31, 2006 and 2005, and the period from the date of incorporation on July 16, 2004 to December 31, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

May 16, 2007

To the Shareholders and Board of Directors

JMG Exploration, Inc.

Pasadena, California

We have audited the accompanying consolidated balance sheets of JMG Exploration, Inc.

as of December 31, 2006 , and the related consolidated statements of operations, cash flows, stockholders’ equity, and comprehensive loss for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of JMG Exploration, Inc. as of December 31, 2006, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has not realized a profit from operations since its incorporation on July 16, 2004 and it is in a negative working capital position as of December 31, 2006.  These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 3 to the accompanying consolidated financial statements, effective January 1, 2006, the Company adopted Statement of Financial Accounting Standard No. 123(R), Share-Based Payment.

HEIN & ASSOCIATES LLP

Irvine, California

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of JMG Exploration, Inc.

We have audited the accompanying consolidated balance sheets of JMG Exploration, Inc., a development stage enterprise (the “Company”) as of December 31, 2005 and 2004 and the related consolidated statements of operations and deficit, comprehensive income, changes in stockholders’ equity and cash flows for the year ended December 31, 2005 and for the period from inception on July 16, 2004 to December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Since the date of completion of our audit of the accompanying financial statements and initial issuance of our report thereon dated March 23, 2006, the Company, as discussed in note 1, has not realized a profit from operations since its incorporation on July 16, 2004 and it is in a negative working capital position as of December 31, 2006 that adversely affects the Company's current results of operations and liquidity. Note 1 describes management's plans to address these issues.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of JMG Exploration, Inc. and subsidiary at December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for the year ended December 31, 2005 and for the period from inception on July 16, 2004 to December 31, 2004, in conformity with U.S. generally accepted accounting principles.

/S/ ERNST & YOUNG LLP

Calgary, Canada

March 23, 2006 (except for note 1, which is as of February 12, 2008)

 JMG Exploration, Inc.

CONSOLIDATED BALANCE SHEETS

As of December 31	2006	2005
ASSETS
Current
Cash and cash equivalents	$ 567,426	$ 1,150,965
Accounts receivable	1,331,667	1,284,474
Prepaid expenses	48,062	34,701
	1,947,155	2,470,140
Other assets	30,000	230,000
Oil and gas properties (accounted for under the successful efforts method of accounting), net of depreciation, depletion and amortization	4,928,393	13,142,476
Oil and gas properties held for resale (accounted for under the successful efforts method of accounting), net of depreciation, depletion and amortization	3,107,876	-
Other property and equipment, net of depreciation	102,179	190,120
	$ 10,115,603	$ 16,032,736
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current
Accounts payable	$ 715,751	$ 845,507
Accrued liabilities	990,484	1,660,648
Due to JED Oil Inc.	1,426,449	286,956
Promissory note payable	1,500,000	-
	4,632,684	2,793,111
Asset retirement obligations	111,096	78,642
	4,743,780	2,871,753
Commitments and Contingencies
Stockholders’ equity
Share capital
Common stock - $.001 par value; 25,000,000 shares authorized; 5,188,409 shares issued and outstanding (4,997,578 at December 31, 2005).	5,188	4,997
Preferred stock - $.001 par value; 10,000,000 shares authorized; no shares issued and outstanding at December 31, 2006 and 2005.	-	-
Additional paid-in capital	24,765,383	19,947,103
Share purchase warrants	2,184,452	2,248,663
Accumulated deficit	(21,564,715)	(9,037,083)
Accumulated other comprehensive earnings	(18,485)	(2,697)
	5,371,823	13,160,983
	$ 10,115,603	$ 16,032,736

The accompanying notes are an integral part of these audited consolidated financial statements.

JMG Exploration, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the	Years ended December 31,		Period from the date of incorporation on July 16, 2004 to December 31,
	2006	2005	2004
Revenue
Gross revenue	$ 2,357,985	$ 854,864	$ -
Less royalties	(638,910)	(227,404)	-
	1,719,075	627,460	-
Interest	8,964	120,461	64,630
	1,728,039	747,921	64,630

Expenses
General and administrative	3,587,953	1,847,301	286,060
Production expenses	475,246	189,598	-
Geophysical and Geological expense	-	256,484	-
Depletion, depreciation and impairment	8,021,499	6,005,605	479,702
Interest expense	271,207	-	-
Accretion on asset retirement obligation	8,384	3,385	-
	12,364,289	8,302,373	765,762

Net loss for the period	(10,636,250)	(7,554,452)	(701,132)
Less: cumulative preferred dividends	-	(458,342)	(323,157)
Less: deemed dividend on warrant extension	1,891,382	-	-
Net loss applicable to common shareholders	$ (12,527,632)	$ (8,012,794)	$ (1,024,289)
Basic weighted average shares outstanding	5,122,245	2,111,351	250,000

Net loss applicable to common shareholders for the period per share, basic and diluted	$ (2.45)	$(3.80)	$(4.10)

The accompanying notes are an integral part of these audited consolidated financial statements.

JMG Exploration, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended December 31,		Period from the date of incorporation on July 16, 2004 to December 31,
For the	2006	2005	2004
OPERATIONS
Net loss for the period	$(10,636,250)	$ (7,554,452)	$ (701,132)
Adjustments to reconcile net loss to cash flows from operating activities:
Stock-based compensation	1,993,629	78,589	-
Depletion and depreciation and accretion	8,029,883	6,008,990	479,702
Gain on sale of property and equipment	(34,741)	-	-
Other changes:
Increase in accounts receivable	(47,193)	(508,601)	-
Decrease (increase) in prepaid expenses	(13,361)	70,186	(104,887)
Increase (decrease) in accounts payable and accrued liabilities	(799,920)	382,917	82,780
Increase (decrease) in due to JED Oil Inc.	1,139,493	(89,899)	170,031
Decrease in due to related party	-	(4,164)	4,164
Decrease (increase) in accrued interest on Loan receivable	-	16,683	(39,205)
Cash used in operating activities	(368,460)	(1,599,751)	(108,547)
INVESTING
Repayment (advance) of loan receivable	-	750,000	(1,500,000)
Proceeds on disposition of property	171,750	391,249	-
Purchase of property and equipment	(2,964,360)	(15,918,765)	(1,971,199)
Increase in asset retirement obligation	24,070	-	-
Decrease (increase) in other assets	200,000	(180,000)	(50,000)
Cash used in investing activities	(2,568,540)	(14,957,516)	(3,521,199)
FINANCING
Proceeds from Promissory Note	1,500,000	-	-
Issue of common shares, net of issue costs	-	11,178,479	1,000,000
Issue of preferred shares	-	-	7,797,100
Stock options exercised	201,956	-	-
Issue of share purchase warrants	-	2,146,595	-
Warrants exercised	667,293	-	-
Preferred share dividends	-	(654,945)	(126,554)
Cash provided by financing activities	2,369,249	12,670,129	8,670,546
Effect of foreign exchange on cash and cash equivalents	(15,788)	(2,697)	-
Net (decrease) increase in cash and cash equivalents	(583,539)	(3,889,835)	5,040,800
Cash and cash equivalents, beginning of period	1,150,965	5,040,800	-
Cash and cash equivalents, end of period	$ 567,426	$ 1,150,965	$ 5,040,800

The accompanying notes are an integral part of these audited consolidated financial statements.

JMG Exploration, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(continued)

	Years ended December 31,		Period from the date of incorporation on July 16, 2004 to December 31,
For the	2006	2005	2004
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$ 271,207	$ -	$ -
Income taxes	$ 800	$ 800	$ 800
SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of warrants in connection with Preferred stock offering	-	-	$ 4,875
Issuance of warrants in connection with public offering	-	$ 2,510,623	$ -
Asset retirement obligation	$ 8,384	$ 3,385	$ -
Stock based compensation	$ 3,885,011	$ 78,589	$ -
Extension of warrant expiration date – deemed dividend	$ 1,891,382	$ -	$ -

The accompanying notes are an integral part of these audited consolidated financial statements.

JMG Exploration, Inc.

STATEMENTS OF CONSOLIDATED STOCKHOLDERS’ EQUITY

	Common Stock		Preferred Stock	Additional Paid-in Capital	Share Purchase Warrants	Accumu-lated Deficit	Accumu-lated Other Compre-hensive Loss	Total
	No. Shares	Amt
	#	$	$	$	$	$	$	$
Balance at beginning of period	-	-	-	-	-	-	-	-
Issuance of common stock	250,000	250	-	999,750	-	-	-	1,000,000
Issuance of 7,798,050 shares of preferred stock		-	7,792,225	-	4,875	-	-	7,797,100
Net loss for the period from inception to December 31, 2005	-	-	-	-	-	(701,132)	-	(701,132)
Preferred dividends	-	-	-	-	-	(323,157)	-	(323,157)
Balance at December 31, 2004	250,000	250	7,792,225	999,750	4,875	(1,024,289)	-	7,772,811
Preferred shares converted to common stock	1,950,000	1,950	(7,792,225)	7,790,275	-	-	-	-
Issuance of common stock, stock issued for cash pursuant to initial public offering	2,185,000	2,185	-	11,141,315	-	-	-	11,143,500
Warrants exercised for common stock	612,578	612	-	3,309,060	(266,844)	-	-	3,042,878
Share issue costs	-	-	-	(861,254)	-	-	-	(861,254)
Portion of proceeds attributed to $5.00 share purchase warrants.	-	-	-	(693,866)	693,866	-	-	-
Portion of proceeds attributed to $4.25 share purchase warrants.	-	-	-	(1,816,766)	1,816,766	-	-	-
Stock based compensation	-	-	-	78,589	-	-	-	78,589
Net loss for the year ended December 31, 2005	-	-	-	-	-	(7,666,738)	-	(7,666,738)
Preferred dividends	-	-	-	-	-	(458,342)	-	(458,342)
Foreign exchange translation	-	-	-	-	-	-	(2,697)	(2,697)
Balance at December 31, 2005	4,997,578	4,997	-	19,947,103	2,248,663	(9,037,083)	(2,697)	13,160,983
Warrants exercised for common stock	137,371	137	-	731,367	(64,211)	-	-	667,293
Exercise of stock options	53,460	54	-	201,902	-	-	-	201,956
Stock based compensation	-	-	-	1,993,629	-	-	-	1,993,629
Extension of Warrant Expiration Dates to January 15, 2007	-	-	-	552,846	-	(552,846)	-	-
Extension of Warrant Expiration Dates to January 15, 2008	-	-	-	1,338,536	-	(1,338,536)	-	-
Net loss for the year ended December 31, 2006	-	-	-	-	-	(10,636,250)	-	(10,636,250)
Foreign exchange translation	-	-	-	-	-	-	(15,788)	(15,788)
Balance at December 31, 2006	5,188,409	5,188	-	24,765,383	2,184,452	(21,564,715)	(18,485)	5,371,823

The accompanying notes are an integral part of these audited consolidated financial statements.

JMG Exploration, Inc.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	Years ended December 31,		Period from the date of incorporation on July 16, 2004 to December 31,
	2006	2005	2004

Net loss for the period	$(10,636,250)	$ (7,554,452)	$ (701,132)

Other comprehensive income:
Foreign exchange translation adjustment	(15,788)	(2,697)	-
Comprehensive loss for the period	$ (10,652,038)	$ (7,557,149)	$ (701,132)

The accompanying notes are an integral part of these audited consolidated financial statements.

JMG Exploration, Inc.

Notes to Consolidated Financial Statements

1.    Incorporation, Nature of Operations, and Going Concern

JMG Exploration, Inc. (“JMG” or the “Company”) is an independent energy company that explores for, develops and produces natural gas, crude oil and natural gas liquids in Canada and the United States. Currently, all of the Company’s proved reserves are located in the United States.

The Company’s future financial condition and results of operations will depend upon prices received for its oil and natural gas production and the costs of finding, acquiring, developing and producing reserves.  Prices for oil and natural gas are subject to fluctuations in response to change in supply, market uncertainty and a variety of other factors beyond the Company’s control.  These factors include worldwide political instability, the foreign supply of oil and natural gas, the price of foreign imports, the level of consumer demand, and the price and availability of alternative fuels.

In the event sufficient capital is not available to fund development and exploratory drilling opportunities the Company will explore a range of strategic alternatives, including a possible sale of the Company or a merger with another party.

JMG was incorporated with nominal share capital under the laws of the State of Nevada on July 16, 2004 and commenced operations in August 2004.

JED Oil Inc. (Amex: JDO) (“JED”) and JMG on February 27, 2006 announced they had signed a letter of intent to pursue a possible acquisition of JMG by JED. The proposal would have offered two-thirds of a share of common stock of JED for each share of common stock of JMG.  On November 16, 2006, the independent members of JMG’s board decided not to proceed with the transaction.

In an effort to potentially improve our cash situation and our shareholders' equity, we have periodically extended the expiration date of our warrants. On February 24, 2006, the JMG Board of Directors extended the warrants that were to expire in August and December of 2006 to January 15, 2007. On December 4, 2006 the warrants were extended again to January 15, 2008.Under such circumstances, we record a deemed dividend in an amount determined based upon the fair value of the new warrants (using the Black−Scholes pricing model). The Company recorded a deemed dividend of $552,846 for the February 24, 2006 extension and a deemed dividend of $1,338,536 for the December 4, 2006 extension

JMG has not realized a profit from operations since its incorporation on July 16, 2004.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The Company is in a negative working capital position as at December 31, 2006.  The recovery of the Company’s assets and its ability to continue operations is dependent on successful production of economic quantities of hydrocarbons, or obtaining additional financing to fund its exploration activity.  As disclosed in note 14, the subsequent sale of certain properties will also provide additional cash flow towards the Company’s ongoing operations.  Accordingly, the Company’s consolidated financial statements are presented on a going concern basis.  These financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classification of liabilities that may be necessary should the Company be unable to continue as a going concern.

2.   Significant Accounting Policies

These financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period.  Actual results could differ from those estimates.

a) Principles of consolidation

These consolidated financial statements include the accounts of the Company’s wholly owned legal subsidiary, JMG Canada Ltd., incorporated under the laws of Alberta on August 20, 2004.  All inter-company accounts and transactions have been eliminated.

b) Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and balances invested in short-term securities with original maturities of less than 90 days. For the period ended December 31, 2006, the average effective interest rate earned on cash equivalent balances was 0.47%. As of December 31, 2006, the Company had $567,426 in cash. JMG maintains two cash accounts with financial institutions, one in Canada and one in the United States. The United States account  is insured by the Federal Deposit Insurance Corporation up to $100,000. The Canadian account is insured by the Canadian Deposit Insurance Corporation up to CD$100,000 or US$85,734. As of December 31, 2006, the uninsured bank balance was $526,931.  JMG has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk.

c) Foreign currency translation

As the majority of the Company’s operating activities are in the United States, the Company uses the United States dollar as its functional currency. The Company’s Canadian subsidiary is translated for financial statement reporting purposes into United States dollars using the current rate method.  Under this method, assets and liabilities are translated at the period-end rate of exchange and all revenue and expense items are translated at the average rate of exchange for the period.  Exchange differences arising on translation are classified in a separate component of stockholders equity.

d) Revenue recognition

Oil revenue is recognized when production is sold to a purchaser at a fixed or determinable price, when delivery has occurred, title has transferred and if the collection of the revenue is probable.

 e) Joint operations

Substantially all of the Company’s petroleum and natural gas development activities are conducted jointly with others.  These financial statements reflect only the Company’s proportionate interest in such activities.

f) Property and equipment

The Company is engaged in the exploration for and development of oil and natural gas in the United States and Canada.  The Company has adopted the successful efforts method of accounting for its oil and natural gas activities.

Under the successful efforts method of accounting, all costs of property acquisitions and drilling of exploratory wells are initially capitalized.  If a well is unsuccessful, the capitalized costs of drilling the well, net of any salvage value, are charged to expense.  If a well finds oil and natural gas reserves that cannot be classified as proved within a year after discovery, the well is generally assumed to be impaired and the capitalized costs of drilling the well, net of any salvage value, are charged to expense.  The capitalized costs of unproven properties are periodically assessed to determine whether their value has been impaired below the capitalized cost, and if such impairment is indicated, a loss is recognized.  The Company considers such factors as exploratory results, future drilling plans and lease expiration terms when assessing unproved properties for impairment. For each field, an impairment provision is recorded whenever events or circumstances indicate that the carrying value of those properties may not be recoverable from estimated future net revenues.  The impairment provision is measured as the excess of carrying value over the fair value.  Fair value is defined as the present value of the estimated future net revenue from total proved and risked-adjusted probable oil and gas reserves over the economic life of the reserves, based on the Company’s expectations of future oil and gas prices and costs, consistent with price and cost assumptions used for acquisition evaluations.

Geological and geophysical costs and costs of retaining undeveloped properties are expensed as incurred.  Expenditures for maintenance and repairs are charged to expense, and renewals and betterments are capitalized.  Upon disposal, the asset and related accumulated depreciation and depletion are removed from the accounts, and any resulting gain or loss is reflected currently in income or loss.

Costs of development dry holes and proved leaseholds are depleted on the unit-of-production method using proved developed reserves on a field basis. The depreciation of capitalized production equipment, drilling costs and asset retirement obligations is based on the unit-of-production method using proved, developed and producing reserves on a field basis.

Other property and equipment are recorded at cost.  Depreciation is provided using the straight-line method based over the estimated useful lives at a rate of 25 percent per annum.

g) Asset retirement obligations

The Company follows SFAS No 143. “Accounting for Asset Retirement Obligations”, which requires that an asset retirement obligation (ARO) associated with the retirement of a tangible long-lived asset be recognized as a liability in the period in which it is incurred and becomes determinable, with a corresponding increase in the carrying amount of the associated asset.  The cost of the tangible asset, including the initially recognized ARO, is depreciated such that the cost of the ARO is recognized over the useful life of the asset.  The ARO is recorded at fair value, and accretion expense is recognized over time as the discounted liability is accreted to its expected settlement value.  The fair value of the ARO is measured using expected future cash outflows discounted at the Company’s credit-adjusted risk-free interest rate.  The Company’s asset retirement obligations are expected to relate primarily to the plugging and abandonment of petroleum and natural gas properties.

Inherent in the fair value calculation of ARO are numerous assumptions and judgments including the ultimate settlement amounts, inflation factors, credit-adjusted discount rates, timing of settlement, and changes in the legal, regulatory, environmental and political environments.  To the extent future revisions to these assumptions impact the fair value of the existing ARO liability, a corresponding adjustment is made to the petroleum and natural gas properties balance.

h) Measurement uncertainty

The amount recorded for depletion and depreciation of oil and gas properties, the provision for asset retirement obligations and the impairment calculation are based on estimates of gross proved reserves, production rates, commodity prices, future costs and other relevant assumptions.  By their nature, these estimates are subject to measurement uncertainty and the effect on the financial statements of changes in such estimates in future years could be significant.

i) Income taxes

The Company accounts for income taxes using the liability method, whereby deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities measured using enacted income tax rates and laws that are in effect when the differences are expected to reverse. Income tax expense for the period is the tax payable for the period and any change during the period in deferred tax assets and liabilities. A valuation allowance is provided to the extent that it is more likely than not that deferred tax assets will not be realized.

j) Other comprehensive income (loss)

Comprehensive income (loss) includes net loss and other comprehensive income (loss), which includes foreign currency translation gains or losses.

k) Stock-based compensation

Effective January 1, 2006, the Company adopted the fair value recognition provisions of FASB Statement No. 123(R), Share-Based Payment, using the modified-prospective-transition method.  Under that transition method, compensation cost recognized effective January 1, 2006 includes:  (a) compensation cost for share-based options granted to employees and directors prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of Statement 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of  Statement 123(R).  Results for prior periods have not been restated.

Prior to January 1, 2006, the Company accounted for the stock options granted to employees and directors under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations, as permitted by FASB Statement No. 123, Accounting for Stock-Based Compensation and for the stock options granted to consultants under the recognition and measurement provisions of FASB Statement No. 123.  No stock-based employee and directors compensation cost was recognized in the Statement of Operations and Deficit for the year ended December 31, 2005 nor for the period from the date of incorporation on July 16, 2004 to December 31, 2004, as all options granted to employees and directors under that plan had an exercise price equal to the market value of the Company’s common stock on the date of grant.

See footnote 7 for pro forma disclosure regarding the change in accounting principle.

l) Net loss per share

The Company accounts for earnings/loss per share (“EPS”) in accordance with SFAS No. 128, “Earnings per Share.”  Under SFAS No. 128, basic EPS is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding without including any potentially dilutive securities.  Diluted EPS is computed by dividing net loss by the weighted average number of common shares outstanding plus, when their effect is dilutive, common stock equivalents.  The treasury stock method is used to determine the dilutive effect of the stock options and warrants.  The treasury stock method assumes any proceeds obtained upon exercise of options would be used to purchase common shares at the average market price during the period.  The effect of the warrants and stock options has been excluded since their effect is anti-dilutive. A total of 4,962,517 shares (899,166 attributable to stock options and 4,063,351 attributable to warrants) were accordingly excluded from the net loss per share calculation for the year ending December 31, 2006.

m) Allowance for doubtful accounts

Trade accounts receivable are recorded at the invoiced amount.  The Company does not have any off-balance-sheet credit exposure related to its customers. The Company assesses risk and allowance for doubtful accounts on a customer specific basis. As of December 31, 2005, the Company did not have an allowance for doubtful accounts. As of December 31, 2006, the Company has a total allowance for doubtful accounts of $135,000 due to evaluation of collection on some customer accounts.

3.   Promissory Note

On February 8, 2006 a promissory note was issued to an unrelated third party, for a total of $1,500,000. The terms of the agreement call for interest calculated at 12% per annum payable on a monthly basis.  The promissory note was repayable on March 30, 2006, however, repayment has now been extended to December 31, 2006.  All other terms of the original agreement remain the same.  The note was paid in full in February 2007.

4.  Property and Equipment

Depletion and depreciation expense was $7,909,213 and $6,117,891 for the years ended December 31, 2006 and 2005. Depletion was initially recorded in the third quarter of 2005 upon commencement of production. Depletion expense included impairment charges of $4,793,477 and $3,288,168, respectively, principally related to properties located in Wyoming and North Dakota. This impairment is a result of unsuccessful work programs and production evaluation work performed during these periods.

The impairment charges have been included in depletion and depreciation expense in the accompanying statements of operations. Undeveloped land and other assets not related to petroleum and natural gas properties were excluded from the depletion calculation.

Oil and gas properties (accounted for under the successful efforts method of accounting)

	December 31,
	2006	2005
Petroleum and natural gas properties	$ 5,961,987	$ 13,473,302
Undeveloped Properties	4,086,722	6,115,754
Accumulated depletion, depreciation and amortization	(5,120,316)	(6,446,580)
	$ 4,928,393	$ 13,142,476

Oil and gas properties held for resale (accounted for under the successful efforts method of accounting)

	December 31,
	2006	2005
Petroleum and natural gas properties	$ 10,231,212	-
Undeveloped Properties	2,174,170	-
Accumulated depletion, depreciation and amortization	(9,297,506)	-
	$ 3,107,876	-

Other property and equipment

	December 31,
	2006	2005
Property and Equipment	$ 119,227	$ 227,317
Accumulated depreciation	(17,048)	(37,197)
	$ 102,179	$ 190,120

5.  Other Assets

Other assets consist of a bond for oil and gas bond deposit in the state of Wyoming.  This bond provides coverage for operations conducted by or on behalf of the company.  The bond will be retained until all conditions of the bond have been fulfilled or until a satisfactory replacement bond has been accepted.

6.  Accrued Expenses

Accrued expenses consist of the following at:

	December 31,
	2006	2005
Committed drilling and completion costs	$ 469,302	$ 1,369,749
Refundable deposit on sale of Bakken land and wells	280,000	-
Other accrued expenses	241,182	290,899
	$ 990,484	$ 1,660,648

7.   Share Capital

a) Authorized, issued and outstanding

The Company has authorized 25,000,000 common shares, par value $.001, and 10,000,000 preferred shares, par value $.001. As of December 31, 2006 there were 5,188,409 common shares issued and outstanding. Preferred shares were converted into common shares of the Company subsequent to Company’s initial public offering on August 3, 2005.  No preferred shares are currently outstanding.

b) Initial Public Offering

On August 3, 2005, the Company’s registration statement was declared effective by the Securities and Exchange Commission to register 2,185,000 units offered at $5.10 per unit to the stockholders of record of JED Oil Inc. as of February 1, 2005, and thereafter, to the extent not fully subscribed by the shareholders of JED, to the public.  Each unit consisted of one share of common stock and one common stock purchase warrant to acquire one share of common stock for $5.00 per share for a period of one year from the date of the prospectus. The units did not trade separately. Accordingly, the Company registered 4,370,000 shares of common stock underlying the 2,185,000 units of common stock, including 570,000 shares of common stock underlying the 285,000 units subject to the underwriter’s over allotment. The Company also registered 2,185,000 warrants underlying the units.  Upon the closing of the initial public offering on August 3, 2005, the Company issued 2,185,000 shares of common stock at a price of $5.00 and 2,185,000 warrants at a price of $0.10 for gross proceeds of $11,143,500. The common stock and warrants underlying the units were listed and are trading separately.

The registration statement also registered the resale by the preferred stockholders of 1,950,000 shares of common stock. In August 2005 all holders of preferred stock converted their preferred stock into common stock and warrants to acquire common stock. The Company has also registered these 1,950,000 warrants to acquire common stock at $4.25 per share; and 487,500 warrants to acquire common stock for $6 per share.

c) Stock options

The Company has a stock option plan under which employees; directors and consultants are eligible to receive grants.  As of December 31, 2006, 925,176 shares were reserved for issuance under the plan. Options granted under the plan generally have a term of five years to expiry and vest immediately when issued to directors and generally vest as to one-third on each of the first, second and third anniversaries of the grant date for employees and consultants.  The exercise price of each option equals the market value of the Company’s common stock on the date of grant. The following summarizes information concerning outstanding and exercisable stock options as of December 31, 2006:

	Number of options	Weighted average exercise price
Outstanding as at December 31, 2004	260,000	$ 4.00
Granted – April 5, 2005	387,750	$ 5.00
Granted – July 21, 2005	79,500	$ 5.00
Granted – August 19,2005	1,500	$15.25
Granted – August 29,2005	5,000	$14.74
Granted – November 1, 2005	10,000	$12.25
Cancelled	(260,000)	$ 4.00
Cancelled	(4,500)	$ 5.00
Options outstanding as at December 31, 2005	479,250	$ 5.24
Granted – July 1, 2006	380,000	$10.75
Granted – December 1, 2006	315,000	$ 2.00
Exercised	(66,002)	$ 5.00
Cancelled	(160,582)	$ 5.00
Cancelled	(1,000)	$15.25
Cancelled	(10,000)	$12.25
Cancelled	(37,500)	$10.75
Exercisable as at December 31, 2006	899,166	$ 6.38

Pro forma disclosure

Effective January 1, 2006, the Company adopted the fair value recognition provisions of FASB Statement No. 123(R), Share-Based Payment, using the modified-prospective-transition method.  Under that transition method, compensation cost recognized effective January 1, 2006 includes:  (a) compensation cost for share-based options granted to employees and directors prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of Statement 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of  Statement 123(R).  Results for prior periods have not been restated.

Prior to January 1, 2006, the Company accounted for the stock options granted to employees and directors under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations, as permitted by FASB Statement No. 123, Accounting for Stock-Based Compensation and for the stock options granted to consultants under the recognition and measurement provisions of FASB Statement No. 123.  No stock-based employee and directors compensation cost was recognized in the Statement of Operations and Deficit for the year ended December 31, 2005 nor for the period from the date of incorporation on July 16, 2004 to December 31, 2004, as all options granted to employees and directors under that plan had an exercise price equal to the market value of the Company’s common stock on the date of grant.

The following table illustrates the effect on net loss per common share for the years ended December 31, 2005 and the period from the date of incorporation to December 31, 2004 as if the Company had applied the fair value recognition provisions of Statement 123 to options granted to employees and directors under the Company’s stock option plan in all periods presented.  For purposes of this pro forma disclosure, the value of the options is estimated using the Black-Scholes option-pricing model and amortized to expense over the options’ vesting period on a straight-line basis.

	For the year ended December 31, 2005	Period from the date of incorporation on July 16, 2004 to December 31, 2004
Net loss, as reported	$(7,554,452)	$ (701,132)
Add: Total stock-based employees and directors compensation expenses determined under fair value based method for all awards, net of related tax effects	(213,634)	(198,900)
Pro forma net loss	$(7,768,086)	$ (900,032)
Net loss per common share:
Basic and diluted – as reported	$ (3.80)	$ (4.10)
Basic and diluted – pro forma	$ (3.68)	$ (3.60)

The weighted average fair value of stock option grants during 2006 was estimated using the Black-Scholes option-pricing model with the following assumptions:

$10.75 option grant:

Risk-free interest rate (%)	4.3
Expected life (years)	5.0
Expected volatility (%)	50%
Expected dividend yield (%)	Nil
Vesting period (years)	0 to 3

$2.00 option grant:

Risk-free interest rate (%)	4.3
Expected life (years)	5.0
Expected volatility (%)	121%
Expected dividend yield (%)	Nil
Vesting period (years)	0

Volatility was determined based on the actual trading history on the Arca Exchange for the 12 months immediately preceding the grant date. The risk-free interest rate represents an average of the market yield on U.S. Treasury securities at 1-year constant maturity, quoted on investment basis for the preceding year.

The weighted average fair value of stock option grants during 2005 was estimated using the Black-Scholes option-pricing model with the following assumptions:

$5.00 option grant:

Risk-free interest rate (%)	4.3
Expected life (years)	5.0
Expected volatility (%)	10 to 50
Expected dividend yield (%)	Nil
Vesting period (years)	0 to 3

Prior to August 3, 2005 the Company was private. Accordingly the expected volatility of the Company’s stock options granted during the period prior to August 3, 2005 had been set at a rate of 10%. The 13,000 stock options granted after the Company became public were set with an expected volatility of 50%.

d) Extension of warrants

On February 24, 2006 the Company extended the expiration dates of its outstanding warrants to January 15, 2007. A total of 375,187 $6.00 warrants and 1,739,500 $4.25 warrants were to expire on December 31, 2006, and 1,854,235 $5.00 warrants were to expire on August 24, 2006. The deemed dividend of $552,846 for this extension of the warrant expiration dates was calculated using the Black-Scholes option-pricing model.

On December 4, 2006 the Company extended the expiration dates of its outstanding warrants to January 15, 2008. A total of 369,249 $6.00 warrants, 1,739,500 $4.25 warrants, and 1,025,790 $5.00 warrants were to expire on January 15, 2007. The deemed dividend of $1,891,382 for this extension of the warrant expiration dates was calculated using the Black-Scholes option-pricing model.

e) Loss per share

For the twelve-month period ended December 31, 2006 the weighted average number of common shares outstanding were 5,122,245. (December 31, 2004 weighted average number of common shares outstanding were 2,111,351). All of the Company’s outstanding stock options and warrants currently have an anitdilutive effect on per common share amounts.  These stock options and warrants could be dilutive in future periods.

8.   Income Taxes

The Company provides deferred income taxes for differences between the tax reporting bases and the financial reporting bases of assets and liabilities. The Company follows the accounting procedures established by SFAS No. 109, “Accounting for Income Taxes.” The Company did not pay any income taxes in the period ended December 31, 2006 and December 31, 2005.

(a)

Income tax expense (recovery)

The provision for income taxes recorded in the financial statements differs from the amount which would be obtained by applying the statutory income tax rate to the loss before tax as follows:

	2006	2005	2004
Loss for the period before income taxes	$ (10,636,250)	$ (7,554,452)	$ (701,132)
Effective tax rate	39%	39%	39%
Expected income tax recovery	(4,148,138)	(2,946,236)	(273,442)
Deferred tax asset valuation allowance	4,148,138	2,946,236	273,442
Income tax benefit	$ -	$ -	$ -

(b)

Deferred income taxes

The Company does not recognize the deferred income tax asset at this time because the realization of the asset is less likely than not. The components of the Company’s deferred income tax asset are as follows:

Deferred Tax Assets

	2006	2005	2004
Non-capital loss carry forward	$ 1,344,120	$ 1,303,797	$ 340,805
Property Impairments	1,973,851	1,611,789	-
Stock Based Compensation & Other G&A	830,167	30,650
Total	4,148,138	2,946,236	340,805
Expense of Intangibles	-	-	(67,363)
Total	$ (4,148,138)	$ (2,946,236)	$ (273,442)

The Company has non-capital losses for income tax purposes of approximately $7,400,000 which are available for application against future taxable income and which expire in 20 years. The non-capital loss carry forward was generated by intangible drilling costs that are deductible for U.S. income tax purposes creating a temporary difference for financial reporting purposes.  The benefit associated with the non-capital loss carry forward will more likely than not go unrealized unless future exploration in the U.S. is successful.  The deferred tax assets were generated by asset impairments, which will be realized, when the property is sold of otherwise disposed.  Since the success of future exploration is indeterminable, the potential benefits resulting from these non-capital losses have not been recorded in the financial statements.

9.   Related Party Transactions

On August 1, 2004 the Company entered into a technical services agreement with JED Oil Inc. (“JED”).  Under the Agreement, JED provides all required personnel, office space and equipment, at standard industry rates for similar services.  This agreement was terminated on January 1, 2006 and was replaced by a joint services agreement, which operates to provide the above services on an as needed basis.  JED is considered an affiliate because of its ownership interest in us and because two of our directors are directors of JED. All transactions are recorded at the exchange amount.

During the year ended December 31, 2006, the Company entered into the following transactions with JED:

JED paid on behalf of the Company a total of $391,494 for the twelve month period ended December 31, 2006 for general and administrative services and capital related expenditures.

JED also paid on behalf of the Company at total of $119,553 for the twelve month period ended December 31, 2006 for operator’s overhead recovery based on capital expenditures made.

In consideration for the assignment of JED’s interests in certain oil and gas properties, JED, as the operator, charged the Company for drilling and other costs related to those properties in the amount of $5,187,286 and $116,833 in operating costs for the twelve month periods ending December 31, 2006.

In consideration for the assignment of JED’s interest in certain oil and gas properties, the Company, as the operator, charged JED for drilling and other costs related to those properties in the amount of $5,857,320 and $64,403 in operating costs for the twelve month periods ending December 31, 2006.

All amounts are due and payable on receipt, and do not earn interest. At December 31, 2006 and 2005, $1,426,449 and $286,956 was outstanding, respectively.  The balance outstanding at December 31, 2006 is net of $1,032,039 due from JED for production revenues collected by them.

On February 27, 2006, the Company and JED Oil, Inc. announced they had signed a letter of intent for JED to acquire JMG. The proposal would offer two-thirds of a share of common stock of JED for each share of common stock of JMG. Completion of the proposed transaction was subject to the receipt of independent third party opinions that the transaction is fair to both the shareholders of JMG and JED. In addition, completion of the transaction was subject to receipt of all regulatory and stock exchange approvals in the United States and Canada and the approval of the shareholders of both JMG and JED. On November 20, 2006 the Special Independent Committee of JMG gave notice to JED that it had decided not to pursue the proposed transaction citing material changes to both companies and general market conditions.

10.  Asset Retirement Obligations

As of December 31, 2006, the estimated present value of the Company’s asset retirement obligation was $111,096 based on estimated future cash requirements of $168,635, determined using a credit adjusted risk free interest rate of 8.5% over the economic life of the properties, an inflation rate of 2.0%, and an estimated life until repayment of 5-10 years. Accretion of $8,384 was recorded for the twelve months ending December 31, 2006.

Asset retirement obligation at December 31, 2005	$ 78,642
Liabilities incurred	24,070
Liabilities settled	-
Accretion expense	8,384
Asset retirement obligations at December 31, 2006	$111,096

11.   Financial Instruments

a) Fair value of financial assets and liabilities

 The company’s financial instruments consist of cash and cash equivalents, accounts receivable, due from related parties, loan receivable and accounts payable. As at December 31, 2006 and 2005 there were no significant difference between the carrying amounts of these financial instruments and their estimated fair value.

b) Concentration of credit risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents, accounts receivable, and loan receivable. At December 31, 2006, the Company had all of its cash and cash equivalents with two banking institutions. The company mitigates the concentration risk associated with cash deposits by only depositing material amounts of funds with major banking institutions. Concentrations of credit risk with respect to accounts receivables are the result of joint venture operations with industry partners and are subject to normal industry credit risks.  The Company routinely assesses the credit of joint venture partners to minimize the risk of non-payment.

c) Interest rate risk

At December 31, 2006 the Company had an unsecured promissory note payable for $1,500,000 with interest at 12% per annum. At December 31, 2005, the Company had no outstanding indebtedness that bears interest.

d) Foreign currency risk

Foreign currency risk is the risk that a variation in exchange rates between the United States dollar and the foreign currencies will affect the Company’s operating and financial results.  The Company is exposed to foreign currency risk as the Company holds cash and cash equivalents on hand that are denominated in Canadian currency.

12.    Supplemental Oil and Gas Reserve Information (Unaudited)

The following reserve quantity and future net cash flow information for the Company was prepared by McDaniel & Associates Consultants Ltd. and by DeGolyer and MacNaughton Canada Limited, independent petroleum engineers.

The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries and undeveloped locations are more imprecise than estimates of established proved producing oil and gas properties. Accordingly, these estimates are expected to change as future information becomes available.

Proved oil and gas reserves are the estimated quantities of crude oil, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed oil and gas reserves are those expected to be recovered through existing wells with existing equipment and operating methods. All of the Company’s proved reserves are located in the Continental United States.

As of December 31, 2006 and 2005, the Company’s reserves were all proved developed.  Presented below is a summary of the changes in estimated reserves of the Company:

	For the Years Ended December 31,
	2006		2005
	Oil or Condensate	Gas	Oil or Condensate	Gas
	(Bbl)	(Mcf)	(Bbl)	(Mcf)
Developed and undeveloped:
Beginning of year	61,656	—	—	—
Revisions of previous estimates	(4,515)		—	—
Discoveries and extensions	48,207	183,111	72,995	—
Production	(40,632)	(17,311)	(11,339)	—
End of year	64,716	165,800	61,656	—

Standardized Measure of Discounted Future Net Cash Flows (Unaudited):

SFAS No. 69, “Disclosures about Oil and Gas Producing Activities,” prescribes guidelines for computing a standardized measure of future net cash flows and changes therein relating to estimated proved reserves. The Company has followed these guidelines, which are briefly discussed below.

Future cash inflows and future production and development costs are determined by applying benchmark prices and costs, including transportation, quality and basis differentials, in effect at year-end to the year-end estimated quantities of oil and gas to be produced in the future. Each property the Company operates is also charged with field-level overhead in the estimated reserve calculation. Estimated future income taxes are computed using current statutory income tax rates, including consideration for estimated future statutory depletion. The resulting future net cash flows are reduced to present value amounts by applying a 10% annual discount factor.

Future operating costs are determined based on estimates of expenditures to be incurred in developing and producing the proved oil and gas reserves in place at the end of the period, using year-end costs and assuming continuation of existing economic conditions, plus Company overhead incurred attributable to operating activities.

The assumptions used to compute the standardized measure are those prescribed by the FASB and the Securities and Exchange Commission. These assumptions do not necessarily reflect the Company’s expectations of actual revenues to be derived from those reserves, nor their present value. The limitations inherent in the reserve quantity estimation process, as discussed previously, are equally applicable to the standardized measure computations since these estimates are basis for the valuation process. The following prices, as adjusted for transportation, quality and basis differentials, were used in the calculation of the standardized measure: Gas (per Mcf) $5.53; Oil (per Bbl) $58.72.

The following summary sets forth the Company’s future net cash flows relating to proved oil and gas reserves based on the standardized measure prescribed in SFAS No. 69:

	Year ended December 31,
	2006	2005
Future cash inflows	$4,448,000)	$2,970,000
Future production costs	(1,672,000)	(1,233,000)
Future development costs	(219,000)	(173,000)
Future income taxes	—	—
Future net cash flows	2,558,000	1,574,000
10% annual discount	(411,000)	(238,000)
Standardized measure of discounted
future net cash flows	$2,147,000	$1,336,000

The principle sources of change in the standardized measure of discounted future net cash flows are:

	Year Ended December 31,
	2006	2005
Balance at beginning of period	$ 1,336,000	$ —
Sales of oil and gas, net	(1,244,000)	(181,000)
Net change in prices and production costs	(51,000)	—
Net change in future development costs	(63,000)	(150,000)
Extensions and discoveries	2,039,000	1,787,000
Revisions of previous quantity estimates	(96,000)	—
Previously estimated development costs incurred	—	—
Net change in income taxes	—	—
Accretion of discount	230,000	—
Other	(4,000)	(120,000)
Balance at end of period	$ 2,147,000	$ 1,336,000

14. Subsequent Events

On November 3, 2006, JMG signed an Offer Letter to sell its working interests in the Bakken lands and wells in North Dakota to an arms length party for approximately $5,078,500, subject to adjustment. The transaction is effective October 1, 2006 and closing of the transaction, following normal title and environmental due diligence, occurred January 30, 2007. The properties included in this sale are classified as “Oil and gas properties held for resale” on the balance sheet as of December 31, 2006.

On April 27, 2007, JMG entered into a non-binding Letter of Intent with Iris Computers Ltd., a distributor of computer hardware and software in India, regarding a potential business combination. The transaction is subject to a 60 day due diligence period and provides for a No-Shop Period until June 26, 2007, during which period the parties have agreed not to enter into an agreement or consummate a transaction with any other party, which would preclude the consummation of the transaction. Although no assurance can be given that the parties can reach agreement and proceed to a closing, if the proposed business combination is completed, the current JMG shareholders, immediately post-closing, would own approximately 25% of the combined entities, without giving effect to JMG's outstanding options and warrants. JMG's oil and gas assets will not be included in this transaction and will be sold or merged separately for the benefit of shareholders of a future record date.

15.  New Accounting Pronouncements

The Company adopted SFAS No. 123R on January 1, 2006 (see Notes 3 and 7).

On December 16, 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, An Amendment of APB Opinion No. 29, Accounting For Nonmonetary Transactions. SFAS No. 153 addresses the measurement of exchanges of nonmonetary assets and redefines the scope of transactions that should be measured based on the fair value of the assets exchanged. SFAS No. 153 became effective for nonmonetary asset exchanges beginning in the second quarter of 2006. Our adoption of SFAS No. 153 has not had a material effect on our consolidated financial position, results of operations or cash flows.

On June 7, 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections, A Replacement of APB Opinion No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes In Interim Financial Statements. SFAS No. 154 changes the requirements for the accounting for and reporting of a change in accounting principle. Previously, most voluntary changes in accounting principles required recognition of a cumulative effect adjustment within net income of the period of the change. SFAS No. 154 requires retrospective application to prior periods' financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 became effective for accounting changes made in fiscal years beginning after December 15, 2005. However, SFAS No. 154 does not change the transition provisions of any existing accounting pronouncements. Our adoption of SFAS No. 154 has not had a material effect on our consolidated financial position, results of operations or cash flows.

On June 29, 2005, the FASB ratified Emerging Issues Task Force ("EITF") Issue No. 05-06, Determining the Amortization Period For Leasehold Improvements. Issue No. 05-06 provides that the amortization period used for leasehold improvements acquired in a business combination or purchased after the inception of a lease shall be the shorter of (a) the useful life of the assets or (b) a term that includes required lease periods and renewals that are reasonably assured upon the acquisition or the purchase. The provisions of EITF Issue No. 05-06 became effective on a prospective basis for leasehold improvements purchased or acquired beginning in the second quarter of 2006. The adoption of EITF Issue No. 05-06 has not had a material effect on our consolidated financial position, results of operations or cash flows.

In February 2006, the FASB issued SFAS No. 155, Accounting For Certain Hybrid Financial Instruments, which amends SFAS No. 133, Accounting For Derivative Instruments And Hedging Activities and SFAS No. 140, Accounting For The Impairment Or Disposal Of Long-Lived Assets. Specifically, SFAS No. 155 amends SFAS No. 133 to permit fair value remeasurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided the whole instrument is accounted for on a fair value basis. Additionally, SFAS No. 155 amends SFAS No. 140 to allow a qualifying special purpose entity to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006, with early application allowed. We do not expect that the adoption of SFAS No. 155 will have a material effect on our results of operations or financial position.

In June 2006, the FASB issued Financial Interpretation No. 48, Accounting For Uncertainty in Income Taxes--An Interpretation of FASB Statement No. 109. This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation contains a two-step approach to recognizing and measuring uncertain tax positions accounted for in accordance with SFAS No. 109. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon ultimate settlement. The interpretation also provides guidance on derecognition, classification, interest and penalties, and other matters. These provisions are effective for us beginning in the first quarter of 2007. We currently are assessing the effect of this statement and currently do not believe that adoption will have a material effect on our consolidated financial statements.

In September 2006, the Securities and Exchange Commission ("Commission") issued Staff Accounting Bulletin ("SAB") No. 108, Topic 1N, Financial Statements - Considering The Effects Of Prior Year Misstatements When Quantifying Misstatements In The Current Year Financial Statements. SAB No. 108 addresses how to quantify the effect of an error on the financial statements and requires a dual approach to compute the materiality of the misstatement. Specifically, the amount of the misstatement is to be computed using both the "rollover" (that is, the current year income statement perspective) and the "iron curtain" (that is, the year-end balance sheet perspective). SAB No. 108 is effective for all fiscal years ending after November 15, 2006. Accordingly, we adopted SAB No. 108 in the fourth quarter of 2006. The adoption of SAB No. 108 did not have a material effect on our financial condition or results of operations.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This new statement provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosure about the use of fair value to measure assets and liabilities. SFAS No. 157 also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active markets. The required effective date of SFAS No. 157 is the first quarter of 2008. We currently are evaluating the effect this statement may have on our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option For Financial Assets and Financial Liabilities. SFAS No. 159 permits an entity to irrevocably elect fair value on a contract-by-contract basis as the initial and subsequent measurement attribute for many financial assets and liabilities and certain other items including insurance contracts. Entities electing the fair value option would be required to recognize changes in fair value in earnings and to expense up front cost and fees associated with the item for which the fair value option is elected. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS No. 157, Fair Value Measurements. We currently are evaluating the effect that adoption of SFAS No. 159 would have on our financial condition or results of operations.

JMG Exploration, Inc.

Interim Consolidated Financial Statements

As of and for the nine month period ended September 30, 2007

JMG Exploration, Inc.

CONSOLIDATED BALANCE SHEETS

	September 30, 2007	December 31 2006
ASSETS	(unaudited)
Current
Cash and cash equivalents	$ 236,908	$ 567,426
Accounts receivable	135,418	1,331,667
Prepaid expenses	35,882	48,062
Total current assets	408,208	1,947,155

Other assets	73,136	30,000
Loan Receivable	3,000,000	-
Oil and gas properties (accounted for under the successful efforts method of accounting), net of depreciation, depletion and amortization	1,514,464	4,928,393
Oil and gas properties held for resale (accounted for under the successful efforts method of accounting), net of depreciation, depletion and amortization	-	3,107,876
Other property and equipment, net of depreciation	11,842	102,179
	$ 5,007,650	$ 10,115,603
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current
Accounts payable	$ 107,863	$ 715,751
Accrued liabilities	579,998	990,484
Due to JED Oil Inc.	-	1,426,449
Promissory note payable	-	1,500,000
Total current liabilities	687,861	4,632,684
Asset retirement obligations	26,166	111,096
	714,027	4,743,780
Stockholders’ equity
Share capital
Common stock - $.001 par value; 25,000,000 shares authorized; 5,188,409 shares issued and outstanding	5,188	5,188
Preferred stock - $.001 par value; 10,000,000 shares authorized; no shares issued and outstanding at September 30, 2007 and 2006.	-	-
Additional paid-in capital	24,900,234	24,765,383
Share purchase warrants	2,184,452	2,184,452
Accumulated deficit	(22,770,264)	(21,564,715)
Accumulated other comprehensive earnings	(25,987)	(18,485)
Total stockholders’ equity	4,293,623	5,371,823
	$ 5,007,650	$ 10,115,603

The accompanying notes are an integral part of these consolidated financial statements.

JMG Exploration, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	For the three month period ended September 30,		For the nine month period ended September 30,
	2007	2006	2007	2006
Revenue
Gross Revenue	$ 54,262	$ 527,554	$ 430,799	$ 1,810,475
Less royalties	(13,900)	(145,910)	(91,167)	(500,577)
Net revenue	40,362	381,644	339,632	1,309,898

Expenses
General and administrative	279,310	794,867	973,887	1,426,724
Production expenses	(20,146)	67,466	118,252	259,114
Geophysical and geological expense	-	-	-	-
Depletion, depreciation and impairment	53,196	2,235,998	2,301,669	4,059,608
Accretion on asset retirement obligation	281	2,714	4,978	30,162
Total expenses	312,641	3,101,045	3,398,786	5,775,608
Net loss from operations	(272,279)	(2,719,401)	(3,059,154)	(4,465,710)

Other Income and Expense
Gain (loss) on sale of oil and gas properties	(498,260)	-	1,872,286	-
Interest income	37,837	-	85,816	-
Interest expense	-	(42,559)	(19,444)	(156,431)
Other	(98,422)	-	(85,053)	-
Total other income and expense	(558,845)	(42,559)	1,853,605	(156,431)
Net loss	$ (831,124)	$ (2,761,960)	$ (1,205,549)	$ (4,622,141)
Less: Deemed Dividend on warrant extension	-	-	-	552,846
Net loss applicable to Common Shareholders	$ (831,124)	$ (2,761,960)	$ (1,205,549)	$ (5,174,987)
Basic and diluted weighted average shares outstanding	5,188,409	5,157,969	5,188,409	5,118,939

Net loss for the period per share, basic and diluted	$ (0.16)	$ (0.54)	$ (0.23)	$ (1.01)

         The accompanying notes are an integral part of these consolidated financial statements.

JMG Exploration, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the nine month period ended September 30,
	2007	2006
OPERATIONS
Net income (loss) for the period	$ (1,205,549)	$ (4,622,141)
Adjustments to reconcile net income (loss) to cash flows from operating activities:
Stock-based compensation	134,851	674,874
Depletion, depreciation, impairment and accretion	2,306,647	4,089,768
Gain on sale of property and equipment	(1,872,286)	-
Other changes:
Decrease (increase) in accounts receivable	1,196,249	670,175
Decrease (increase) in prepaid expenses	12,180	(237,375)
Increase (decrease) in accounts payable and accrued liabilities	(1,018,374)	231,568
Increase (decrease) in due to JED Oil Inc.	(1,426,449)	(2,217,616)
Increase (decrease) in asset retirement obligation	(89,908)	-
Cash used in operating activities	(1,962,639)	(1,410,747)
INVESTING
Repayment (advance) of loan receivable	(3,000,000)	-
Proceeds on disposition of property	6,248,087	-
Purchase of property and equipment	(155,236)	(1,945,715)
Decrease in Other Property & Equipment	89,908	-
(Increase) in other assets	(43,136)	(1,100)
Cash provided by (used in) investing activities	3,139,623	(1,946,815)
FINANCING
Borrowing under Promissory Note	-	1,500,000
Payment on Promissory Note	(1,500,000)	-
Issue of common shares, net of issue costs	-	769,260
Cash provided (used in) by financing activities	(1,500,000)	2,269,260
Effect of foreign exchange on cash and cash equivalents	(7,502)	(16,683)
Net increase (decrease) in cash and cash equivalents	(330,518)	(1,104,985)
Cash and cash equivalents, beginning of period	567,426	1,150,965
Cash and cash equivalents, end of period	$ 236,908	$ 45,980

   The accompanying notes are an integral part of these consolidated financial statements.

JMG Exploration, Inc.

STATEMENTS OF CONSOLIDATED STOCKHOLDERS’ EQUITY

(unaudited)

	Common Stock		Preferred Stock	Additional Paid-in Capital	Share Purchase Warrants	Accumu-lated Deficit	Accumu-lated Other Compre-hensive Loss	Total
	No. Shares	Amt
	#	$	$	$	$	$	$	$
Balance at December 31, 2005	4,997,578	4,997	-	19,947,103	2,248,663	(9,037,083)	(2,697)	13,160,983
Warrants exercised for common stock	137,371	137	-	731,367	(64,211)	-	-	667,293
Exercise of stock options	53,460	54	-	201,902	-	-	-	201,956
Stock based compensation	-	-	-	1,993,629	-	-	-	1,993,629
Extension of Warrant Expiration Dates to January 15, 2007	-	-	-	552,846	-	(552,846)	-	-
Extension of Warrant Expiration Dates to January 15, 2008	-	-	-	1,338,536	-	(1,338,536)	-	-
Net loss for the year ended December 31, 2006	-	-	-	-	-	(10,636,250)	-	(10,636,250)
Foreign exchange translation	-	-	-	-	-	-	(15,788)	(15,788)
Balance at December 31, 2006	5,188,409	5,188	-	24,765,383	2,184,452	(21,564,715)	(18,485)	5,371,823
Stock based compensation	-	-	-	134,851	-	-	-	134,851
Net loss for the nine months ended September 30, 2007	-	-	-	-	-	(1,205,549)	-	(1,205,549)
Foreign exchange translation	-	-	-	-	-		(7,502)	(7,502)
Balance at September 30, 2007 (unaudited)	5,188,409	5,188	-	24,900,234	2,184,452	(22,770,264)	(25,987)	4,293,623

The accompanying notes are an integral part of these consolidated financial statements.

JMG Exploration, Inc.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

 (unaudited)

	Three month period ended September 30,	Nine month period ended September 30,
	2007	2006	2007	2006

Net loss for the period	$ (831,124)	$(2,761,960)	$(1,205,549)	$(4,622,141)

Other comprehensive income:
Foreign exchange translation adjustment	30,388	(1,659)	(7,502)	(16,683)
Comprehensive loss for the period	$ (800,736)	$(2,763,619)	$(1,213,051)	$(4,638,824)

    The accompanying notes are an integral part of these consolidated financial statements.

JMG Exploration, Inc.

Notes to Consolidated Financial Statements

1.    INCORPORATION, NATURE OF OPERATIONS, AND GOING CONCERN

JMG Exploration, Inc. (“JMG” or the “Company”) is an independent energy company that explores for, develops and produces natural gas, crude oil and natural gas liquids in Canada and the United States. Currently, all of the Company’s proved reserves are located in the United States.

JMG was incorporated with nominal share capital under the laws of the State of Nevada on July 16, 2004 and commenced operations in August 2004.

The Company’s future financial condition and results of operations will depend upon prices received for its oil and natural gas production and the costs of finding, acquiring, developing and producing reserves.  Prices for oil and natural gas are subject to fluctuations in response to change in supply, market uncertainty and a variety of other factors beyond the Company’s control. These factors include worldwide political instability, the foreign supply of oil and natural gas, the price of foreign imports, the level of consumer demand, and the price and availability of alternative fuels.

In the event sufficient capital is not available to fund development and exploratory drilling opportunities the Company will explore a range of strategic alternatives, including a possible sale of the Company or a merger with another party.

JMG has not realized a profit from operations since its incorporation on July 16, 2004.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The recovery of the Company’s assets and its ability to continue operations is dependent on successful production of economic quantities of hydrocarbons, or obtaining additional financing to fund its exploration activity.  The sale of certain properties on January 30, 2007 provided additional cash flow towards the Company’s ongoing operations, however, as of September 30, 2007, we had an accumulated deficit of $22,770,264, and have insufficient working capital to fund development and exploratory drilling opportunities.  These financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classification of liabilities that may be necessary should the Company be unable to continue as a going concern.

2.    NEWCO GROUP LIMITED SHARE EXCHANGE AGREEMENT

On September 5, 2007 JMG signed a Share Exchange Agreement  with the shareholders of Newco Group Limited, a limited liability company organized under the laws of the British Virgin Islands (“Newco”), providing for the delivery to JMG of 100% of the outstanding stock of Newco in exchange for the delivery by JMG of 9,569,570 shares of JMG common stock representing approximately 65% of JMG’s capital stock post closing and assuming no exercise of 533,333 outstanding stock options and 4,062,551 outstanding warrants. After the share exchange, existing JMG shareholders will retain approximately a 35% equity interest in JMG on a partially diluted basis. JMG Exploration’s Board of Directors has approved the Share Exchange Agreement and is recommending shareholder approval of the transaction.

Newco previously owned approximately 14.5% of the outstanding ordinary shares of Iris Computers Ltd., a corporation organized under the laws of India and one of the leading distributors of IT products in India (“Iris”). Newco has an outstanding agreement with Iris and Iris shareholders to become a majority shareholder in Iris.

In conjunction with the Share Exchange Agreement JMG plans to place all remaining oil and gas assets and liabilities in a wholly owned subsidiary, JMG Energy, Inc., a Delaware corporation (the “Spin-off”.) JMG shareholders of record as of a date to be established are entitled to receive one share of JMG Energy for each share of JMG owned as of that date. The shares in JMG Energy are to be distributed to the shareholders of JMG concurrent with the closing of the Share Exchange Agreement.

JMG has not yet set the shareholder of record date for a proxy requesting their approval of the Share Exchange Agreement, the Spin-off and other matters. There can be no assurance that the shareholders will approve these transactions. The Share exchange agreement was cancelled effective January 4, 2008 (see “Subsequent Events”).

3. SIGNIFICANT ACCOUNTING POLICIES

These interim consolidated financial statements have been prepared by the Company without audit pursuant to the rules and regulations of the Securities and Exchange Commission, and reflect all adjustments which, in the opinion of management, are necessary for a fair statement of the results for the interim periods, on a basis that is consistent with the annual audited financial statements. All such adjustments are of a normal recurring nature. Certain information, accounting policies, and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. These financial statements should be read in conjunction with the audited financial statements and the summary of significant accounting policies and notes thereto included in the Company’s annual report on Form 10-K for the year ended December 31, 2006.

Income (loss) per Common Share

Income (loss) per share (“EPS”) is computed based on weighted average number of common shares outstanding and excludes any potential dilution. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock, which would then share in the earnings of the Company. The shares issuable upon the exercise of stock options and warrants are excluded from the calculation of net loss per share for the three and nine months ended September 30, 2007 and 2006 because their effect would be antidilutive in 2006 and 2007. The following shares were accordingly excluded from the net income/loss per share calculation.

	Three month period ended September 30,		Nine month period ended September 30,
	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Stock warrants	4,062,551	4,102,068	4,062,551	4,102,068
Stock options	553,333	392,500	553,333	392,500
Total share excluded	4,615,884	4,494,568	4,615,884	4,494,568

Income Taxes. The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007. No adjustments were required as a result of the adoption of FIN 48.

The Company files income tax returns in the U.S. federal jurisdiction and various states. There are currently no income tax examinations underway for these jurisdictions, although the tax years ended December 31, 2006, 2005 and 2004 are all still open for examination.

The Company provides for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (“SFAS 109”).  SFAS 109 requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of the assets and liabilities.  Where it is more likely than not that a tax benefit will not be realized, a valuation allowance is recorded to reduce the deferred tax asset to its realizable value.

A valuation allowance has been provided against the Company’s net deferred tax assets as the Company believes that it is more likely than not that the net deferred tax assets will not be realized.  As a result of this valuation allowance, the effective tax rate for the three and nine months ended September 30, 2007 and for the year ended December 31, 2006 is zero percent.

New Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48). It became effective for the Company on January 1, 2007. FIN 48 clarifies the accounting for income taxes by prescribing a minimum recognition threshold that a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on measurement, classification, interim accounting and disclosure. We adopted FIN 48 effective January 1, 2007.

In September 2006, FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosure requirements regarding fair value measurement. Where applicable, this statement simplifies and codifies fair value related guidance previously issued within GAAP. Although this statement does not require any new fair value measurements, its application may, for some entities, change current practice. SFAS No. 157 will be effective for the Company beginning January 1, 2008. The adoption of SFAS No. 157 is not expected to have a material impact on our financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS No. 159 applies to all entities and is effective for fiscal years beginning after November 15, 2007. Adoption of SFAS No. 159 is not required for these financial statements, and we are currently determining the impact, if any, that SFAS No. 159 will have on our future financial statements.

4.  PROPERTY AND EQUIPMENT

Depletion and depreciation expense was $53,196 and $2,235,998 for the three months ended September 30, 2007 and 2006, and $2,301,669 and $4,059,608 for the nine months ended September 30, 2007 and 2006. Undeveloped land and other assets not related to petroleum and natural gas properties were excluded from the depletion calculation.

Oil and gas properties (accounted for under the successful efforts method of accounting)

	September 30, 2007	December 31, 2006
	(unaudited)
Petroleum and natural gas properties	$ 2,595,430	$ 5,961,987
Undeveloped Properties	1,246,511	4,086,722
Accumulated depletion, depreciation and amortization	(2,327,477)	(5,120,316)
	$ 1,514,464	$ 4,928,393

Oil and gas properties held for resale (accounted for under the successful efforts method of accounting)

	September 30, 2007	December 31, 2006
	(unaudited)
Petroleum and natural gas properties	$ -	$ 10,231,212
Undeveloped Properties		2,174,170
Accumulated depletion, depreciation and amortization		(9,297,506)
	$ -	$ 3,107,876

Other property and equipment

	September 30, 2007	December 31, 2006
(unaudited)
Property and Equipment	$ 29,319	$ 119,227
Accumulated depreciation	(17,477)	(17,048)
	$ 11,842	$ 102,179

5.  LOAN RECEIVEABLE

In conjunction with the September 5, 2007 Share Exchange Agreement with the shareholders of Newco Group Limited, JMG provided Newco a $3,000,000 loan by to enable Newco to purchase additional shares in Iris representing approximately a 39% equity interest in Iris (excluding the 14.5% equity interest already owned by Newco).  As security for the loan, JMG received a security interest in the ordinary shares of Iris purchased by Newco with the proceeds of the JMG loan. As further security for the loan, JMG received an irrevocable proxy from ESAPI Ltd., a company organized under the laws of the Commonwealth of the Bahamas (“ESAPI”), granting to JMG the right to vote the shares of Iris currently owned by Newco that have been pledged to ESAPI by Newco as security for a loan by ESAPI to Newco. Newco has been determined to be a variable interest entity, however as JMG is not the primary beneficiary, the financial position and results of operations for Newco are not consolidated with JMG as of September 30, 2007.

The Newco loan was in default as of December 31, 2007 (see “Subsequent Events”).

On February 8, 2006 a promissory note was issued to an unrelated third party, for a total of $1,500,000. The terms of the agreement call for interest calculated at 12% per annum payable on a monthly basis.  The promissory note was repayable on March 30, 2006, however, repayment was extended to December 31, 2006.  All other terms of the original agreement remain the same.  The note was paid in full in February 2007.

6.  RELATED PARTY TRANSACTIONS

JED Oil Inc.

On August 1, 2004 the Company entered into a technical services agreement with JED Oil Inc. (“JED”). Under the Agreement, JED provides all required personnel, office space and equipment, at standard industry rates for similar services. JED is considered an affiliate, because of its ownership interest in us and because two of our directors are directors of JED. This agreement was terminated on January 1, 2006; it was replaced by a joint services agreement, which operates to provide the above services on an as needed basis.

Pursuant to this agreement, the Company entered into the following transactions with JED:

JED paid on behalf of the Company a total of $16,852 for the three month period ended June 30, 2007 for capital related expenditures and production expenses.

During the three and nine months ended September 30, 2007, the Company entered into the following transactions with JED:

•

JED paid on behalf of the Company a total of nil for the three month period ended September 30, 2007 and 2006 for operating costs and capital related expenditures.  In consideration for the assignment of JED’s interest in certain oil and gas properties, JED charged the Company for drilling and other costs related to those properties for the three month period ended September 30, 2007 and 2006, in the amount of nil and $1,249,917.

•

JED paid on behalf of the Company a total of $221,660 and nil for the nine month period ended September 30, 2007 and 2006 for operating costs and capital related expenditures. JED also charged the Company $217,109 for payments to JMG’s partners paid by JED, and $4,333 in miscellaneous costs.  In consideration for the assignment of JED’s interest in certain oil and gas properties, JED charged the Company for drilling and other costs related to those properties for the nine month period ended September 30, 2007 and 2006, in the amount of $53,682 and $1,249,917.

The remaining North Dakota lands were sold to JED Oil Inc. in September 2007 in conjunction with the settlement of JMG’s outstanding balance due to JED Oil. The sale involved the following oil and gas properties:

•

Oil and gas properties in Niobara County, Wyoming,

•

Oil and gas properties in Candak County, North Dakota,

•

Undeveloped land in Divide County, North Dakota, and

•

Undeveloped land in Candak County, North Dakota.

An independent engineering report was obtained to support the valuation of the transaction which resulted on a loss on sale of $498,260. In conjunction with the transaction JMG settled its outstanding balance due to JED Oil of approximately $2.1 million by remitting the above properties, assigning accounts receivable and a cash payment to fund the difference.

Skeehan & Company

Joseph Skeehan, the Chief Executive Officer, President and a director of JMG is also the owner of Skeehan & Company, a professional service corporation that engages in accounting, finance and consulting services to small to mid-sized companies and organizations primarily in Southern California since 1980. In conjunction with the maintenance of accounting records and the preparation of financial statements and regulatory filings, Skeehan & Company was paid a total of $25,208 and $117,028 during the three and nine month periods ended September 30, 2007.

7. ASSET RETIREMENT OBLIGATION

As of September 30, 2007, the estimated present value of the Company’s asset retirement obligation was $26,166 based on estimated future cash requirements of $20,443, determined using a credit adjusted risk free interest rate of 8.5% over the economic life of the properties, an inflation rate of 2.0%, and an estimated life until repayment of 5-10 years. Accretion of $281 and $4,978 was recorded for the three and nine month periods ending September 30, 2007.

Asset retirement obligations as of December 31, 2006	$111,096
Liabilities incurred	-
Liabilities settled	(89,908)
Accretion expense	4,978
Asset retirement obligations as of September 30, 2007	$ 26,166

8.  SUBSEQUENT EVENTS

The Fellows project was sold effective January 31, 2008 at approximately book value for $385,000.

On January 4, 2008, JMG announced that the Share Exchange Agreement by and among JMG, Newco Group Ltd., ESAPI Ltd., and certain other parties, dated September 5, 2007, failed to close as of December 31st, 2007, and that JMG elected to exercise its right under the Share Exchange Agreement to terminate such agreement, effective immediately.

On January 3, 2008, JMG sent Newco notice that Newco is in default under the Loan Agreement and that JMG intends on exercising its remedies as a secured creditor if the default is not cured within 15 days of the notice, which remedies would include transferring the Iris shares that secure the loan into the name of JMG.

On January 4, 2008, JMG’s Board of Directors elected to extend its three classes of warrants (1,729,500 warrants at $4.25, 1,025,790 warrants at $5.00 and 369,249 warrants at $6.00) for an additional year with an expiration in January 15th, 2009.  The strike prices of $4.25, $5.00 and $6.25 on the warrants will remain in place.

On February  8, 2008 JMG and Newco entered into an extension agreement allowing Newco until April 30, 2008 to repay the $3 million loan and accrued interest. In the event the note is not paid by that time, Newco agreed to have the 1,427,684 shares of Iris which secure the loan immediately transferred to JMG as payment in full of the outstanding obligations. Both parties also released the other from any liability resulting from the failure of the Share Exchange Agreement to be consummated.

JMG Exploration, Inc.

3,124,539 Shares of Common Stock

PROSPECTUS

February 13, 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Other expenses of issuance and distribution

The following is a list of estimated expenses in connection with the issuance and distribution of the securities being registered, with the exception of underwriting discounts and commissions:

Legal fees and expenses	5,000
Accounting fees and expenses	25,000
Miscellaneous	1,500
$ 31,500

All of the above expenses are estimates. All of the above expenses will be borne by the registrant.

Indemnification of directors and officers

The Nevada Revised Statutes provide that a corporation may indemnify its officers and directors against expenses actually and reasonably incurred in the event an officer or director is made a party or threatened to be made a party to an action (other than an action brought by or on behalf of the corporation as discussed below) by reason of his or her official position with the corporation provided the director or officer (1) is not liable for the breach of any fiduciary duties as a director or officer involving intentional misconduct, fraud or a knowing violation of the law or (2) acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and, with respect to any criminal actions, had no reasonable cause to believe his or her conduct was unlawful.  The Nevada Revised Statutes further provide that a corporation generally may not indemnify an officer or director if it is determined by a court that such officer or director is liable to the corporation or responsible for any amounts paid to the corporation as a settlement, unless a court also determines that the officer or director is entitled to indemnification in light of all of the relevant facts and circumstances. The Nevada Revised Statutes require a corporation to indemnify an officer or director to the extent he or she is successful on the merits or otherwise successfully defends the action.

Our bylaws provide that we will indemnify our directors and officers to the maximum extent permitted by Nevada law, including in circumstances in which indemnification is otherwise discretionary under Nevada law.  These indemnification provisions may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, which we refer to as the Securities Act. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification of directors or officers for liabilities arising under the Securities Act is against public policy and, therefore, such indemnification provisions may be unenforceable.

The Underwriting Agreement, attached as Exhibit 1.1 hereto, provides for indemnification of the registrant’s Underwriter and its officers and directors for certain liabilities, including matters arising under the Securities Act, in connection with the initial public offering.

Recent sales of unregistered securities

The following information relates to all sales of securities by the registrant since its formation on July 16, 2004 which were not registered under the Securities Act of 1933, as amended.  All purchasers of the registrant’s securities were friends or business associates of the registrant’s officers, directors, or principal stockholders.  The registrant paid no commissions or finders’ fees in connection with any offering.  All of the purchasers were accredited investors within the meaning of Regulation D and that each of the purchasers:

•  has sufficient experience to analyze the merits and risks of an investment in the securities;

• has experience in making investments which involve a high degree of risk;

•  is economically capable of losing the entire investment; and

•  if a natural person, is an individual whose individual net worth, or joint net worth with his or her spouse, at the time of purchase exceeded $1,000,000, or

•  if a natural person, is an individual who had income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year, or

•  if a grantor trust, at least the grantor is an accredited investor, or

•  if a non-grantor trust, it was not formed for the specific purpose of acquiring the securities offered, total assets exceeded $5,000,000 at the time of purchase, and is directed by an accredited investor or a sophisticated person possessing such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the investment, or

•  if not a natural person or a trust, is an entity in which all of the equity owners are accredited investors.

All investors purchased the securities as a long-term investment and without intent to resell the securities. All of the certificates evidencing the securities were issued bearing a restrictive legend thereon.

Common stock

In August 2004, JED Oil Inc., an Alberta, Canada corporation, purchased 250,000 shares of common stock for $4.00 per share. The registrant received total proceeds of $1,000,000.

Series A preferred stock

In August 2004, the registrant sold 1,950,000 units in a private placement consisting of one share of   preferred stock and one quarter (1/4) common stock purchase warrant, for $4.00 per unit, for aggregate gross proceeds of $7,800,000.  Such shares of preferred stock are convertible into one share of common stock and one warrant to purchase an additional share at $4.25 per share within 30 days of the date of this prospectus.  For every four units purchased, the purchaser also received one common stock purchase warrant to purchase one share of common stock for $6.00 per share.  The warrants expire the earlier of two years from an initial public offering or December 31, 2006.  The registrant issued the preferred stock to 46 investors each of whom had a pre-existing personal or business relationship with the registrant, its Chief Executive Officer, its principal stockholders or its directors. The registrant believes each of the purchasers to be an accredited investor based upon (a) representations received from each such investor in subscription agreements and (b) the personal knowledge of the registrant’s Chief Executive Officer or directors.

Exhibits

(a)

Exhibits

Number	Exhibit
2.1	Purchase and Sale Agreement between JED Oil (USA) Inc., JMG Exploration, Inc. and Samson Resources Company (4)
2.2	Share Exchange Agreement among JMG Exploration, Inc, Nils Ollquist, Alessandro Parenti, ESAPI Ltd., and Newco Group Ltd. As of September 5, 2007 (5)
3.1	Amended and Restated Articles of Incorporation of the registrant * (1)
3.2	By-laws of the registrant * (1)
3.3	Certificate of Designation of the Rights and Preferences of the Series A Convertible Preferred Stock
4.1	Specimen of Common stock Certificate * (1)
4.1	Form of Lockup Agreement – Officers and Directors * (1)
4.3	Form of $4.25 Warrant * (1)
4.4	Form of $6.00 Warrant * (1)
4.5	Form of $5.00 Warrant * (1)
4.6	Form of Underwriter’s Warrant Agreement (1)
10	Equity compensation plan * (1)
10.2	Hooligan Draw Farm-in Agreement* (1)
10.3	Cut Bank Farm-in Agreement* (1)
10.4	Fiddler Creek Farm-in Agreement * (1)
10.5	JED Oil Technical Services Agreement, as amended * (1)
10.6	2nd Amended and Restated Agreement of Business Principles with Enterra Energy Trust, JED Oil Inc. and JMG Exploration, Inc. * (1)
10.7	Fellows Energy Ltd. Exploration and Development and Conveyance Agreement * (1)
10.8	Fellows Energy Ltd. Promissory Note * (1)
10.9	Fellows Energy Ltd. General Security Agreement * (1)
10.10	Candak Farm-in Agreement * (1)
10.11	Myrtle Beach Farm-in Agreement * (1)
10.12	Bluffton Farm-in Agreement * (1)
10.13	Pinedale – Jonah Farm-in Agreement * (1)
10.14	Pinedale – Desert Mining, Inc. Agreement * (1)
10.15	Termination Agreement dated January 1, 2006 relating to JED Oil Technical Services Agreement, as amended (1)
10.16	Joint Services Agreement between JMG Exploration Inc. and JED Oil Inc. dated January 1, 2006 (2)
14.1	Code of Business Conduct* (2)
23.1	Consent of Hein & Associates LLP, Independent Registered Public Accounting Firm
23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.3	Consent of DeGolyer and MacNaughton Canada Limited.

23.4	Consent of McDaniel & Associates Consultants Ltd.
* Management contract

(1)

Incorporated by reference to the Company’s registration statement on Form SB-2 (333-120082)

(2)

Incorporated by reference to the Company’s Form 10-K for December 31, 2005.

(3)

Incorporated by reference to the Company’s Form 8-k filed February 5, 2007.

(4)

Incorporated by reference to the Company’s Form 10-K for December 31, 2006.

(5)

Incorporated by reference to the Company’s Form 8-k filed September 6, 2007.

(b)

Financial Statement Schedules - schedules have been omitted because they are not required, they are not applicable or the information is already included in the financial statements or notes thereto.

Undertakings

The undersigned registrant hereby undertakes:

1.

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.

To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

4.

 For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to the purchaser:

i.

in any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

ii.

any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

iii.

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

iv.

any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

5.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Signatures

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it authorized this amendment no. 3 to the Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, in the city of Pasadena, California on this 13th day of February 2008.

JMG Exploration, Inc.
By:	/s/ Joseph Skeehan
Joseph Skeehan
Chief Executive and Financial Officer

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints Joseph W. Skeehan as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and registration statements filed pursuant to Rule 429 under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant, in the capacities and on the dates indicated below.

Signature	Title
/s/ Joseph Skeehan	Chief Executive Officer, Chief Financial Officer, President and Director	February 13, 2008
Joseph W. Skeehan
/s/ Reginald Greenslade	Chairman and Director	February 13, 2008
Reginald Greenslade
/s/ Reuben Sandler, Ph.D.	Director	February 13, 2008
Reuben Sandler, Ph.D.
/s/ Thomas J. Jacobsen	Director	February 13, 2008
Thomas J. Jacobsen
/s/ Justin W. Yorke		February 13, 2008
Justin W. Yorke	Director

EXHIBIT INDEX

 Number    Exhibit

2.1	Purchase and Sale Agreement between JED Oil (USA) Inc., JMG Exploration, Inc. and Samson Resources Company
2.2	Share Exchange Agreement among JMG Exploration, Inc, Nils Ollquist, Alessandro Parenti, ESAPI Ltd., and Newco Group Ltd. As of September 5, 2007
3.1	Amended and Restated Articles of Incorporation of the registrant
3.2	By-laws of the registrant
3.3	Certificate of Designation of the Rights and Preferences of the Series A Convertible Preferred Stock
4.1	Specimen of Common stock Certificate
4.1	Form of Lockup Agreement – Officers and Directors
4.3	Form of $4.25 Warrant
4.4	Form of $6.00 Warrant
4.5	Form of $5.00 Warrant
4.6	Form of Underwriter’s Warrant Agreement
10	Equity compensation plan
10.2	Hooligan Draw Farm-in Agreement
10.3	Cut Bank Farm-in Agreement
10.4	Fiddler Creek Farm-in Agreement
10.5	JED Oil Technical Services Agreement, as amended
10.6	2nd Amended and Restated Agreement of Business Principles with Enterra Energy Trust, JED Oil Inc. and JMG Exploration, Inc.
10.7	Fellows Energy Ltd. Exploration and Development and Conveyance Agreement
10.8	Fellows Energy Ltd. Promissory Note
10.9	Fellows Energy Ltd. General Security Agreement
10.10	Candak Farm-in Agreement
10.11	Myrtle Beach Farm-in Agreement
10.12	Bluffton Farm-in Agreement
10.13	Pinedale – Jonah Farm-in Agreement
10.14	Pinedale – Desert Mining, Inc. Agreement
10.15	Termination Agreement dated January 1, 2006 relating to JED Oil Technical Services Agreement, as amended
10.16	Joint Services Agreement between JMG Exploration Inc. and JED Oil Inc. dated January 1, 2006
14.1	Code of Business Conduct
23.1	Consent of Hein & Associates LLP, Independent Registered Public Accounting Firm
23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.3	Consent of DeGolyer and MacNaughton Canada Limited.